As filed with the Securities and Exchange Commission on May 19, 2016

Registration No. 333-210549

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FormFactor, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3285	13-3711155
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7005 Southfront Road

Livermore, California 94551

(925) 290-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jason Cohen

Vice President and General Counsel

FormFactor, Inc.

7005 Southfront Road

Livermore, California 94551

(925) 290-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Sarah K. Solum Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000	Roy Tucker David Matheson Perkins Coie LLP 1120 N.W. Couch Street, Tenth Floor Portland, Oregon 97209 (503) 727-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the consummation of the merger of Cardinal Merger Subsidiary, Inc. (“Merger Sub”), a wholly owned subsidiary of FormFactor, Inc. (“FormFactor”), with and into Cascade Microtech, Inc. (“Cascade Microtech”), as described in the Agreement and Plan of Merger dated as of February 3, 2016 among Cascade Microtech, FormFactor and Merger Sub.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 19, 2016

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS OF CASCADE MICROTECH, INC.

and

PROSPECTUS OF FORMFACTOR, INC.

[●], 2016

Dear Cascade Microtech, Inc. Shareholder:

You are cordially invited to attend a special meeting of shareholders of Cascade Microtech, to be held on June 23, 2016, at the offices of Perkins Coie LLP, located at 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209, at 10:00 a.m., local time. At the Cascade Microtech special meeting, you will be asked to approve and adopt the Agreement and Plan of Merger, dated as of February 3, 2016, the merger pursuant to that agreement in which Cascade Microtech will become a wholly owned subsidiary of FormFactor, Inc. and the related transactions contemplated by that agreement. Cascade Microtech’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable for, fair to, and in the best interests of Cascade Microtech and its shareholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

If the merger is consummated, you will have the right to receive, subject to the terms of the merger agreement and in exchange for each share of Cascade Microtech common stock you own immediately prior to the merger, $16.00 in cash, without interest, and 0.6534 of a share of FormFactor common stock. The value of the per share cash consideration is fixed at $16.00, except that, if the number of shares of FormFactor common stock issuable as a result of the merger would, in the aggregate, exceed 19.9% of the issued and outstanding shares of FormFactor common stock immediately prior to the consummation of the merger, the exchange ratio will be reduced to the minimum extent necessary such that the aggregate number of shares of FormFactor common stock issuable in the merger would equal 19.9% of the issued and outstanding shares of FormFactor common stock immediately prior to the consummation of the merger. If this adjustment occurs, you will receive an increase in the amount of cash you receive as part of the merger consideration per share equal to the decrease in value of the stock portion of the merger consideration that results from the reduction of the exchange ratio. Additionally, the value of the stock portion of the merger consideration will fluctuate as the market price of FormFactor common stock fluctuates, because the amount of FormFactor common stock that Cascade Microtech’s shareholders are entitled to receive will be adjusted only in the circumstances described in this proxy statement/prospectus and will not be adjusted to preserve the value of the stock portion of the merger consideration in the face of changes in the market price of FormFactor common stock. Based on the closing stock price of a share of FormFactor common stock of $6.70 on the NASDAQ Global Market on May 17, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the value of the merger consideration was $20.38 per share of Cascade Microtech common stock, which includes the value of the stock portion of the merger consideration of $4.38 per share and the cash portion of the merger consideration of $16.00 per share of Cascade Microtech common stock. As a result, the value of the merger consideration that Cascade Microtech stockholders will receive upon completion of the merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the Cascade Microtech special meeting. Shares of Cascade Microtech common stock and FormFactor common stock are traded on the NASDAQ Global Market under the symbols “CSCD” and “FORM,” respectively.

We cannot consummate the merger unless Cascade Microtech shareholders approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Cascade Microtech special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Cascade Microtech special meeting.

In addition, at the Cascade Microtech special meeting you also will be asked to approve the adjournment of the Cascade Microtech special meeting under certain circumstances and to approve, on an advisory (non-binding) basis, the merger-related compensation that will or may be paid to Cascade Microtech’s named executive officers in connection with the merger.

The Cascade Microtech board of directors unanimously recommends that Cascade Microtech shareholders vote “FOR” the approval and adoption of the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement, “FOR” the adjournment of the Cascade Microtech special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement, the merger pursuant to the merger agreement and the related transactions contemplated by the merger agreement at the time of the Cascade Microtech special meeting and “FOR” the named executive officer merger-related compensation proposal.

The accompanying proxy statement/prospectus provides important information regarding the Cascade Microtech special meeting and a detailed description of the merger agreement, the merger, the related transactions contemplated by the merger agreement, the adjournment proposal and the named executive officer merger-related compensation proposal. We urge you to read carefully the accompanying proxy statement/prospectus (and any documents incorporated by reference in the accompanying proxy statement/prospectus). Please pay particular attention to the section entitled “Risk Factors” beginning on page 47. You can also obtain information about Cascade Microtech and FormFactor from documents that Cascade Microtech and FormFactor previously have filed, or subsequently file, with the Securities and Exchange Commission.

If you have any questions about the merger or about how to vote your shares, please contact Cascade Microtech Investor Relations at (503) 601-1000 or write to Cascade Microtech, Inc., 9100 S.W. Gemini Drive, Beaverton, Oregon 97008, Attention: Investor Relations.

We hope to see you at the Cascade Microtech special meeting and look forward to the successful consummation of the merger.

Sincerely,

Michael D. Burger

Director, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [●], 2016 and is first being mailed to the shareholders of Cascade Microtech on or about [●], 2016.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Cascade Microtech, Inc. for its special meeting of shareholders and the prospectus of FormFactor, Inc. for the shares of FormFactor common stock to be issued as consideration for the merger. The accompanying proxy statement/prospectus incorporates important business and financial information about FormFactor, Inc. and Cascade Microtech, Inc. from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon request. You can obtain documents incorporated by reference in the accompanying proxy statement/prospectus by requesting them in writing or by telephone from FormFactor, Inc. or Cascade Microtech, Inc. at the following addresses and telephone numbers:

FormFactor, Inc.	Cascade Microtech, Inc.
7005 Southfront Road	9100 S.W. Gemini Drive
Livermore, California 94551	Beaverton, Oregon 97008
Attn: Investor Relations	Attention: Investor Relations
Telephone: (925) 290-4000	Telephone: (503) 601-1000

In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Georgeson LLC, the proxy solicitor for Cascade Microtech at (866) 413-5899. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so by June 16, 2016 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 136 of the accompanying proxy statement/prospectus for further information.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Cascade Microtech, Inc.:

A special meeting of shareholders of Cascade Microtech, Inc. will be held on June 23, 2016, at the offices of Perkins Coie LLP, located at 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209, at 10:00 a.m., local time, for the following purposes:

•	to consider and vote on a proposal to approve and adopt (a) the Agreement and Plan of Merger, dated as of February 3, 2016, by and among Cascade Microtech, FormFactor, Inc., a Delaware corporation, and Cardinal Merger Subsidiary, Inc., an Oregon corporation, (b) the merger pursuant to that merger agreement in which Cascade Microtech will become a wholly owned subsidiary of FormFactor, Inc. and (c) the related transactions contemplated by the merger agreement (a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice);

•	to consider and vote on a proposal to approve the adjournment of the Cascade Microtech special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement at the time of the Cascade Microtech special meeting; and

•	to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the merger-related compensation that will or may be paid to Cascade Microtech’s named executive officers in connection with the merger.

The Cascade Microtech board of directors has fixed the close of business on May 5, 2016, as the record date for determination of the shareholders entitled to vote at the Cascade Microtech special meeting or any adjournment or postponement of the Cascade Microtech special meeting. Only shareholders of record at the record date are entitled to notice of, and to vote at, the Cascade Microtech special meeting or any adjournment or postponement of the Cascade Microtech special meeting.

If you hold shares in your name at the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Cascade Microtech special meeting.

If you are a beneficial owner of Cascade Microtech common stock held in “street name,” meaning that your shares are held by a broker, bank or other holder of record, at the record date, in addition to proper identification, you will also need to provide proof of ownership at the record date to be admitted to the Cascade Microtech special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Cascade Microtech common stock held in “street name” in person at the Cascade Microtech special meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Approval and adoption of the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement requires the affirmative vote of holders of a majority of the shares of Cascade Microtech common stock outstanding and entitled to vote on the proposal. The adjournment proposal requires the approval of a majority of the shares of Cascade Microtech common stock present at the special meeting, in person or by proxy, whether or not a quorum. The named executive officer merger-related compensation proposal will be approved, on an advisory (non-binding) basis, if a quorum exists and the votes cast in favor of the proposal exceed the votes cast against it. After careful consideration, the Cascade Microtech board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Cascade Microtech and its shareholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that Cascade Microtech shareholders vote “FOR” the approval and adoption of the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement, “FOR” the adjournment of the Cascade Microtech special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement at the time of the Cascade Microtech special meeting and “FOR” the named executive officer merger-related compensation proposal.

By order of the Board of Directors,

Beaverton, Oregon	Michael D. Burger Director, President and Chief Executive Officer
[●], 2016

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE CASCADE MICROTECH SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the Cascade Microtech special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read carefully the accompanying proxy statement/prospectus, including all documents incorporated by reference in the accompanying proxy statement/prospectus, and its annexes in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Cascade Microtech common stock, please contact:

Georgeson LLC

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

Telephone: (866) 413-5899

or

Cascade Microtech, Inc.

9100 S.W. Gemini Drive

Beaverton, Oregon 97008

Attention: Investor Relations

Telephone: (503) 601-1000

i

Opinion of Cascade Microtech’s Financial Advisor	77
Regulatory Approvals Required for the Merger	88
No Dissenter’s or Appraisal Rights	89
Material U.S. Federal Income Tax Consequences	89
Accounting Treatment	91
Listing of FormFactor Common Stock and Delisting and Deregistration of Cascade Microtech Common Stock	91
Litigation Relating to the Merger	91
Description of Debt Financing	92
THE MERGER AGREEMENT	94
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures	94
Structure of the Merger	94
Completion and Effectiveness of the Merger	95
Merger Consideration	95
Exchange Ratio Adjustment	95
Fractional Shares	97
Procedures for Surrendering Cascade Microtech Stock Certificates	97
Treatment of Cascade Microtech Equity Awards	98
Listing of FormFactor Common Stock	99
Conditions to the Merger	100
Representations and Warranties	101
Definition of “Company Material Adverse Effect”	102
Definition of “Parent Material Adverse Effect”	103
Conduct of Business Pending the Merger	104
Obligation of the Cascade Microtech Board of Directors to Recommend the Merger Agreement and Call a Shareholders’ Meeting	106
No Solicitation by Cascade Microtech	106
Reasonable Best Efforts Covenant	108
Financing	109
Appointment of Director	111
Proxy Statement and Registration Statement Covenant	111
Indemnification and Insurance	112
Employee Matters	113
Tax Matters	115
Other Agreements	115
Termination of the Merger Agreement	115
Termination Fees and Expenses	117
Specific Performance; Remedies	119
Third-Party Beneficiaries	119
Amendments; Waivers	119
INTERESTS OF CERTAIN PERSONS IN THE MERGER	120
Equity Interests of Cascade Microtech’s Directors and Executive Officers	120
Retention Programs	121
Employment and Change in Control Agreements	121
Restrictive Covenants	122
Director and Officer Indemnification	122
Quantification of Potential Payments to Cascade Microtech Named Executive Officers in Connection with the Merger	122
PROPOSAL II: ADJOURNMENT OF THE CASCADE MICROTECH SPECIAL MEETING	125

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a shareholder of Cascade Microtech, may have regarding the merger and the special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q.	Why am I receiving these proxy materials?

A.	On February 3, 2016, Cascade Microtech entered into the merger agreement providing for the merger of Merger Sub with and into Cascade Microtech, pursuant to which Cascade Microtech will survive the merger as a wholly owned subsidiary of FormFactor. You are receiving this proxy statement/prospectus in connection with the solicitation by the Cascade Microtech board of director of proxies of Cascade Microtech shareholders in favor of (1) approving and adopting the merger agreement, the merger pursuant to the merger agreement and the related transactions contemplated by the merger agreement, which proposal is referred to in this section of this proxy statement/prospectus as the merger proposal, and (2) the other matters to be voted on at the special meeting.

Q.	What is the proposed transaction?

A.	If the merger proposal is approved by Cascade Microtech’s shareholders and the other conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, Merger Sub will merge with and into Cascade Microtech. Cascade Microtech will be the surviving corporation in the merger and will be privately held as a wholly owned subsidiary of FormFactor.

Q.	What will I receive in the merger?

A.	Under the terms of the merger agreement, if the merger is consummated, you will be entitled to receive, with respect to each share of Cascade Microtech common stock you own immediately prior to the merger, $16.00 in cash, without interest, and 0.6534 of a share of FormFactor common stock (as each component may be adjusted as described below under “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus), with cash payable in lieu of any fractional shares of FormFactor common stock as described below under “The Merger Agreement—Fractional Shares” beginning on page 97 of this proxy statement/prospectus. For example, assuming no adjustment to the exchange ratio, if you own 100 shares of Cascade Microtech common stock, you will be entitled to receive $1,600 in cash and 65 shares of FormFactor common stock (plus an amount in cash for the market value of 0.34 of a share of FormFactor common stock at the FormFactor closing VWAP) in exchange for your shares, without interest and less any applicable withholding taxes.

Based on the closing stock price of a share of FormFactor common stock of $6.70 on the NASDAQ Global Market on May 17, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the value of the merger consideration was $20.38 per share of Cascade Microtech common stock, which includes the value of the stock portion of the merger consideration of $4.38 per share and the cash portion of the merger consideration of $16.00 per share of Cascade Microtech common stock.

Q.	Where and when is the special meeting, and who may attend?

A.	The special meeting will be held at the offices of Perkins Coie LLP, located at 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209 on June 23, 2016, at 10:00 a.m., local time. Shareholders who are entitled to vote may attend the meeting. Beneficial owners of shares held in “street name” should bring a copy of an account statement reflecting their ownership of Cascade Microtech common stock as of the record date, which is the close of business on May 5, 2016. All shareholders should bring photo identification.

Q.	Who can vote at the Special Meeting?

A.	All Cascade Microtech shareholders of record as of the record date for the Cascade Microtech special meeting are entitled to receive notice of, attend and vote at the Cascade Microtech special meeting, or any adjournment or postponement thereof. Each share of Cascade Microtech common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, there were 15,949,492 shares of Cascade Microtech common stock issued and outstanding.

Q.	What matters will be voted on at the special meeting?

A.	At the special meeting, you will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the named executive officer merger-related compensation proposal;

•	if applicable, the special meeting adjournment proposal; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q.	How does the Cascade Microtech board of directors recommend that I vote on the proposals?

A.	The Cascade Microtech board of directors unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the named executive officer merger-related compensation proposal; and

•	“FOR” the adjournment proposal.

Q.	What vote is required to approve the merger proposal?

A.	The merger proposal will be approved if shareholders holding at least a majority of the shares of Cascade Microtech common stock outstanding and entitled to vote at the close of business on the record date vote “FOR” the proposal.

Q.	What vote is required to approve the other proposals?

A.	The adjournment proposal will be approved if a majority of the votes cast at the special meeting vote “FOR” the proposal, even if a quorum is not present. The named executive officer merger-related compensation proposal will be approved, on an advisory (non-binding) basis, if a quorum exists and the votes cast “FOR” the proposal exceed the votes cast against it.

Q.	Do you expect the merger to be taxable to Cascade Microtech shareholders?

A.	The exchange of Cascade Microtech common stock for cash and shares of FormFactor common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. For a discussion of the U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” beginning on page 89 of this proxy statement/prospectus. You are also encouraged to consult your own tax advisors regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the merger have on Cascade Microtech?

A.

If the merger is consummated, Cascade Microtech common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Cascade Microtech will no longer be required to file periodic reports with the U.S. Securities and Exchange Commission, which is referred to in this proxy statement/

prospectus as the SEC, with respect to Cascade Microtech common stock, in each case in accordance with applicable law, rules and regulations. Following the consummation of the merger, Cascade Microtech common stock will no longer be publicly traded and you will no longer have any interest in Cascade Microtech’s future earnings or growth; each share of Cascade Microtech common stock you hold will represent only the right to receive the merger consideration, as described above under “What will I receive in the merger?,” without interest and less any applicable withholding taxes.

Q.	When is the merger expected to be consummated?

A.	The parties to the merger agreement expect to consummate the merger in mid-2016. However, consummation of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the various conditions to consummation of the merger. There can be no assurances as to when, or if, the merger will occur.

Q.	What happens if the merger is not consummated?

A.	If the merger is not consummated, either because the merger proposal is not approved by Cascade Microtech shareholders or for any other reason, Cascade Microtech shareholders will not receive any payment for their shares of Cascade Microtech common stock in connection with the merger. Instead, Cascade Microtech will remain an independent public company and Cascade Microtech’s common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Market. If the merger agreement is terminated under specified circumstances, Cascade Microtech may be required to pay FormFactor a termination fee of $10,830,000. For a discussion of the circumstances under which either party will be required to pay a termination fee, see “The Merger Agreement—Termination Fees and Expenses” beginning on page 117 of this proxy statement/prospectus.

Q.	Why am I being asked to consider and vote on the named executive officer merger-related compensation proposal?

A.	SEC rules require Cascade Microtech to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to Cascade Microtech’s named executive officers in connection with the merger. Approval of the named executive officer merger-related compensation proposal is not required to consummate the merger.

Q.	What do I need to do now?

A.	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including the attached annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q.	How do I vote if my shares are registered directly in my name?

A.	If your shares are registered directly in your name with our transfer agent, you are considered a “shareholder of record” and there are four methods by which you may vote your shares at the special meeting:

•	Internet: To vote over the internet, go to http://www.envisionreports.com/CSCD and follow the steps outlined on the secured website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote over the internet. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call toll-free 1-800-652-VOTE (8683) any time on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote by telephone. If you vote by telephone, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card and return it promptly to the address indicated on the proxy card in the postage paid envelope provided. If you return your signed proxy card to Cascade Microtech before the special meeting and do not subsequently revoke your proxy, your shares will be voted as you direct.

•	In Person: You may attend the special meeting and vote your shares in person, rather than voting your shares by mail, over the internet or by telephone. You may request a ballot when you arrive at the special meeting.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q.	How do I vote if my shares are held in the name of my broker, bank or other nominee?

A.	If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Q.	Can I change or revoke my proxy after it has been submitted?

A.	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy by:

•	voting again over the internet or by telephone prior to 11:59 p.m., Eastern Time, on June 22, 2016;

•	timely sending a written notice that you are revoking your proxy to Cascade Microtech’s Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

Q.	How many shares of Cascade Microtech common stock must be present to constitute a quorum for the meeting?

A.	The presence at the special meeting, in person or by proxy, of a majority of the shares of Cascade Microtech common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, the holders of a majority of the shares of Cascade Microtech common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting to another place, date or time. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject Cascade Microtech to additional expense. As of the record date, there were 15,949,492 shares of Cascade Microtech common stock outstanding. Accordingly, 7,974,747 shares of Cascade Microtech common stock must be present or represented by proxy at the special meeting to constitute a quorum.

Q.	What if I abstain from voting on any proposal?

A.	If you attend the special meeting or submit a proxy card, but abstain from voting on any proposal, your shares will still be counted for the purpose of determining whether a quorum exists, but will not be voted on any proposal. Applicable law provides that your abstention from voting will have the same effect as a vote “AGAINST” the merger proposal and the adjournment proposal, but will have no effect on the outcome of the named executive officer merger-related compensation proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person at the special meeting?

A.	If you are a shareholder of record and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. The vote to approve the merger proposal is based on the total number of shares of Cascade Microtech common stock outstanding on the record date, not just the votes cast at the special meeting. As a result, if you fail to return your proxy card or otherwise vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal. If a quorum exists at the special meeting, the failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal.

You will have the right to receive the merger consideration if the merger proposal is approved and the merger is consummated even if your shares are not voted at the special meeting. However, as discussed above, if your shares are not voted at the special meeting, it will have the same effect as a vote “AGAINST” the merger proposal.

Q.	My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A.	No. A “broker non-vote” occurs when (i) your shares are held in “street name” by brokers, banks or other nominees and (ii) the broker, bank or other nominee submits a proxy card for your shares of Cascade Microtech common stock held in “street name” but does not vote on a particular proposal because you have not instructed the broker, bank or other nominee regarding how to vote on such proposal and your broker does not have discretionary authority to vote. In the case of a broker non-vote on a particular proposal, your shares will not be voted on that proposal. Because, under applicable rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement/prospectus, broker non-votes, if any, (x) will not be counted as present in person or by proxy at the special meeting for purposes of determining the presence or absence of a quorum unless the broker has been instructed to vote on at least one of the proposals presented in this proxy statement/prospectus and (y) those shares will not be voted on any proposal for which a broker non-vote occurs. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the named executive officer merger-related compensation proposal. However, the vote to approve the merger proposal is based on the total number of shares of Cascade Microtech common stock outstanding on the record date, not just the votes cast at the special meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal. Additionally, the vote on the adjournment proposal is based on the number of votes represented at a meeting of shareholders, not just the votes cast at the special meeting. As a result, if your shares are represented at the meeting and you do not give voting instructions to your broker, bank or other nominee on the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive a separate proxy card for those shares and need to vote them separately because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares of Cascade Microtech common stock?

A.	No. In accordance with Section 60.554(3) of the Oregon Business Corporation Act, no dissenters’ rights will be available to the holders of Cascade Microtech common stock in connection with the merger or the other transactions contemplated by the merger agreement. See “Proposal I: The Merger—No Dissenter’s or Appraisal Rights” beginning on page 89 of this proxy statement/prospectus.

Q.	What happens if I sell my shares of Cascade Microtech common stock before the consummation of the merger?

A.	If you transfer your shares of Cascade Microtech common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Cascade Microtech common stock through the consummation of the merger.

Q.	Should I send in my stock certificates or other evidence of ownership now?

A.	No. After the merger is consummated, you will receive a letter of transmittal from the exchange agent for the merger with detailed written instructions for exchanging your shares of Cascade Microtech common stock for the consideration to be paid to former Cascade Microtech shareholders in connection with the merger. See “The Merger Agreement—Procedure for Surrendering Cascade Microtech Stock Certificates” beginning on page 97 of this proxy statement/prospectus. Do not send in your stock certificates now. If you are the beneficial owner of shares of Cascade Microtech common stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the internet or by telephone) to ensure that all of your shares are voted.

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/

prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials.

Q.	When will Cascade Microtech announce the voting results of the special meeting, and where can I find the voting results?

A.	Cascade Microtech intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC. All reports that Cascade Microtech files with the SEC are publicly available on Cascade Microtech’s page on the SEC’s EDGAR site when filed.

Q:	Who can help answer my other questions?

A:	If you have questions about the merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Georgeson LLC, which is acting as the proxy solicitation agent for Cascade Microtech in connection with the merger.

Georgeson LLC

480 Washington Blvd., 26th Floor

Jersey City, New Jersey 07310

Telephone: (866) 413-5899

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety in order to fully understand the merger agreement and the proposed merger. See “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about FormFactor, Cascade Microtech and Cardinal Merger Subsidiary, Inc. (See Page 55)

FormFactor, Inc.

FormFactor, Inc., which is referred to in this proxy statement/prospectus as FormFactor, was incorporated in the State of Delaware in 1993. FormFactor helps semiconductor manufacturers test the integrated circuits that power consumer mobile devices, as well as computing, automotive and other applications. FormFactor is one of the world’s leading providers of essential wafer test technologies and expertise, with an extensive portfolio of high-performance probe cards for DRAM, Flash and System on Chip devices. Customers use FormFactor’s products and services to lower overall production costs, improve their yields and enable complex next-generation integrated circuits. Headquartered in Livermore, California, FormFactor services its customers from a network of facilities in Europe, Asia and North America.

The principal trading market for FormFactor’s common stock (NASDAQ: FORM) is the NASDAQ Global Market. The principal executive offices of FormFactor are located at 7005 Southfront Road, Livermore, California 94551; its telephone number is (925) 290-4000; and its website is www.FormFactor.com. The information and other content contained on its website is not incorporated by reference in this proxy statement/prospectus.

Cascade Microtech, Inc.

Cascade Microtech, Inc., which is referred to in this proxy statement/prospectus as Cascade Microtech, was incorporated in the State of Oregon in 1984. Cascade Microtech is a worldwide leader in precision contact, electrical measurement and test of integrated circuits, optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits, integrated circuit packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe cards, advanced thermal subsystems and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips.

The principal trading market for Cascade Microtech’s common stock (NASDAQ: CSCD) is the NASDAQ Global Market. The principal executive offices of Cascade Microtech are located at 9100 S.W. Gemini Drive, Beaverton, Oregon 97008; its telephone number is (503) 601-1000; and its website is www.cascademicrotech.com. The information and other content contained on its website is not incorporated by reference in this proxy statement/prospectus.

Cardinal Merger Subsidiary, Inc.

Cardinal Merger Subsidiary, Inc., which is referred to in this proxy statement/prospectus as Merger Sub, is an Oregon corporation and a wholly owned subsidiary of FormFactor. Merger Sub was incorporated on February 1, 2016 solely for the purpose of consummating a merger with Cascade Microtech. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 7005 Southfront Road, Livermore, California 94551 and its telephone number is (925) 290-4000.

The Merger (See Page 61).

FormFactor, Merger Sub and Cascade Microtech have entered into the Agreement and Plan of Merger, dated as of February 3, 2016, which, as it may be amended from time to time, is referred to in this proxy statement/prospectus as the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Oregon law, Merger Sub will be merged with and into Cascade Microtech, with Cascade Microtech continuing as the surviving corporation. Upon completion of this transaction, which is referred to in this proxy statement/prospectus as the merger, Cascade Microtech will be a wholly owned subsidiary of FormFactor, and Cascade Microtech common stock will no longer be publicly traded.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Special Meeting of Cascade Microtech’s Shareholders (See Page 56).

Meeting. The special meeting will be held at the offices of Perkins Coie LLP, located at 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209 on June 23, 2016 at 10:00 a.m., local time. At the special meeting, Cascade Microtech shareholders will be asked to vote on the following proposals:

•	to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement;

•	to approve the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement at the time of the special meeting; and

•	to approve, on an advisory (non-binding) basis, the merger-related compensation that will or may be paid to Cascade Microtech’s named executive officers in connection with the merger.

Record Date. Only Cascade Microtech shareholders of record at the close of business on May 5, 2016 will be entitled to receive notice of and to vote at the special meeting or any adjournment of the special meeting. As of the close of business on the record date of May 5, 2016, there were 15,949,492 shares of Cascade Microtech common stock outstanding and entitled to vote at the special meeting. Each holder of Cascade Microtech common stock is entitled to one vote for each share of Cascade Microtech common stock owned as of the record date.

Quorum. A quorum of shareholders is necessary to have a valid meeting of Cascade Microtech shareholders. A majority of the shares of Cascade Microtech common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Cascade Microtech special meeting in order for a quorum to be established. Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker may not vote on any of the Cascade Microtech proposals without instructions from the beneficial owner of the shares, and without such instructions a broker “non-vote” will occur.

Required Vote. Approval and adoption of the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement, requires the affirmative vote of holders of at least a majority of the outstanding shares of Cascade Microtech common stock entitled to vote thereon.

Approval of the adjournment of the special meeting requires the affirmative vote of holders of a majority of the shares of Cascade Microtech common stock present at the special meeting, in person or by proxy, whether or not a quorum.

Approval, on an advisory (non-binding) basis, of the merger-related compensation that will or may be paid to Cascade Microtech’s named executive officers in connection with the merger will occur if the votes cast in favor of the proposal exceed the votes cast against it.

Stock Ownership of and Voting by Cascade Microtech’s Directors and Executive Officers. At the close of business on the record date for the special meeting, Cascade Microtech’s directors and executive officers and their affiliates beneficially owned and had the right to vote an aggregate of 2,120,616 shares of Cascade Microtech common stock at the special meeting, which represents approximately 13.3% of the shares of Cascade Microtech common stock then outstanding and entitled to vote at the special meeting.

It is expected that Cascade Microtech’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

What Cascade Microtech’s Shareholders Will Receive in the Merger (See Page 95).

If the merger is consummated, Cascade Microtech’s shareholders will be entitled to receive in the merger, for each share of Cascade Microtech common stock that they own, a combination of $16.00 in cash, without interest (which is referred to in this proxy statement/prospectus as the per share cash consideration), and 0.6534 of a share of FormFactor common stock (which, as adjusted, is referred to in this proxy statement/prospectus as the exchange ratio), in each case subject to adjustment in certain circumstances as described below under the heading “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus, which together with cash payable in lieu of any fractional shares as described below are collectively referred to in this proxy statement/prospectus as the merger consideration.

FormFactor will not issue any fractional shares of its common stock in the merger. Instead, the total number of shares of FormFactor common stock that each Cascade Microtech shareholder will receive in the merger will be rounded down to the nearest whole number, and each Cascade Microtech shareholder will receive cash, without interest, for any fractional shares of FormFactor common stock that he or she would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of FormFactor common stock that the Cascade Microtech shareholder would otherwise be entitled to receive in the merger by the volume weighted average price for a share of FormFactor common stock on the NASDAQ Global Market for the ten consecutive trading days ending on the trading day immediately preceding the consummation of the merger, which average is referred to in this proxy statement/prospectus as the FormFactor closing VWAP.

Example: Assuming there has been no adjustment to the exchange ratio, if you currently own 100 shares of Cascade Microtech common stock, you will be entitled to receive $1,600.00 in cash and 65 shares of FormFactor common stock (plus an amount in cash for the market value of 0.34 of a share of FormFactor common stock at the FormFactor closing VWAP) in exchange for your shares, without interest and less any applicable withholding taxes.

The exchange ratio, initially set at 0.6534 of a share of FormFactor common stock for each share of Cascade Microtech common stock, and the related per share cash consideration are only subject to adjustment in the circumstances described below and in “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus. Such adjustments, if any, are not designed to preserve the value of the stock portion of the merger consideration if the market price of FormFactor common stock or Cascade Microtech common stock changes between the signing of the merger agreement and the consummation of the merger. The value of the stock portion of the merger consideration will depend on the market price of FormFactor common stock at the time Cascade Microtech’s shareholders receive FormFactor common stock in the merger. Based on the closing stock price of a share of FormFactor common stock of $6.70 on the NASDAQ Global Market on May 17, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the value of the merger consideration was $20.38 per share of Cascade Microtech common stock, which includes the value of the stock portion of the merger consideration of $4.38 per share and the cash portion of the merger consideration of $16.00 per share of Cascade Microtech common stock. The market price of

FormFactor common stock will fluctuate prior to the merger, and, when received by Cascade Microtech’s shareholders after the merger is consummated, could be greater, less than or the same as the current market price of FormFactor common stock or the market price at the time of the Cascade Microtech special meeting.

Exchange Ratio Adjustment (See Page 95).

The exchange ratio, initially set at 0.6534 shares of FormFactor common stock for each share of Cascade Microtech common stock, is subject to adjustment if the number of shares of FormFactor common stock that would be issued to Cascade Microtech common shareholders as part of the merger consideration plus the number of shares that would be subject to assumed equity awards upon consummation of the merger would, in the aggregate, exceed 19.9% of the issued and outstanding shares of FormFactor common stock immediately prior to the consummation of the merger. In such event, the exchange ratio will be reduced to the minimum extent necessary such that the aggregate number of shares issued in the merger or made subject to assumed equity awards using the adjusted exchange ratio would equal 19.9% of the issued and outstanding shares of FormFactor common stock immediately prior to the consummation of the merger. If this adjustment occurs, shareholders of Cascade Microtech common stock will receive an increase in the amount of cash they receive as part of the merger consideration per share equal to the amount by which the exchange ratio is reduced multiplied by the FormFactor closing VWAP. In no event will the exchange ratio be increased above 0.6534 shares of FormFactor common stock, nor will the per share cash consideration be reduced below $16.00, in connection with an adjustment described in this paragraph. See “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus for a discussion of the factors that influence whether there will be an adjustment to the exchange ratio and the degree of any such adjustment, and the impact under certain illustrative scenarios of various changes to those factors.

The exchange ratio and per share cash consideration are also subject to customary adjustments in the event of a recapitalization, stock split or combination, stock dividend or similar change to the capital stock of FormFactor or Cascade Microtech between the date of the merger agreement and the consummation of the merger.

Treatment of Equity Awards (See Page 98).

Upon consummation of the merger:

•	each option to purchase shares of Cascade Microtech common stock, which is outstanding and vested immediately prior to the consummation of the merger or that vests as a result of the consummation of the merger, will be cancelled and converted into the right to receive an amount in cash, without interest, with respect to each share of Cascade Microtech common stock underlying such option, equal to the excess, if any, of (a) the sum of (i) the per share cash consideration plus (ii) the product of the exchange ratio multiplied by the FormFactor closing VWAP (which sum is referred to in this proxy statement/prospectus as the closing date merger consideration value) over (b) the applicable per share exercise price of such option;

•	each Cascade Microtech restricted stock unit which is outstanding and vested immediately prior to the consummation of the merger will be cancelled and converted into the right to receive an amount of cash, without interest and with respect to each share of Cascade Microtech common stock underlying such restricted stock unit, equal to the closing date merger consideration value that would be due to each underlying share; and

•

each option to purchase Cascade Microtech common stock and each Cascade Microtech restricted stock unit which is outstanding and unvested immediately prior to the Merger and that is held by a person who will continue to provide services to the surviving corporation or FormFactor after the consummation of the merger will be assumed by FormFactor on substantially the same terms, including the vesting schedule, except that the number of shares of FormFactor common stock subject to such assumed awards and the exercise price of any assumed stock options will be determined pursuant to a formula set forth in the merger agreement intended to preserve the intrinsic value of the original award (see “The Merger Agreement—Treatment of Cascade Microtech Equity Awards—Assumed Options” and “The Merger Agreement—Treatment of Cascade Microtech Equity Awards—Assumed RSU” beginning on page 99 of this proxy statement/prospectus).

Recommendation of the Cascade Microtech Board of Directors (See Page 69).

Cascade Microtech’s board of directors unanimously determined that the merger agreement, the merger and the related transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Cascade Microtech and its shareholders and unanimously approved the merger agreement, the merger and the transactions contemplated thereby. The Cascade Microtech board of directors unanimously recommends that Cascade Microtech’s shareholders vote “FOR” approval and adoption of the merger agreement, the merger and the related transactions contemplated by the merger agreement. For a description of factors considered by the Cascade Microtech board of directors in reaching its decision to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement, see “Proposal I: The Merger—Cascade Microtech Reasons for the Merger; Recommendation of Cascade Microtech’s Board of Directors” beginning on page 69 of this proxy statement/prospectus.

The Cascade Microtech board of directors unanimously recommends that Cascade Microtech’s shareholders vote “FOR” the Cascade Microtech proposal to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement at the time of the special meeting. See “Proposal II: Adjournment of the Cascade Microtech Special Meeting” beginning on page 125 of this proxy statement/prospectus.

The Cascade Microtech board of directors unanimously recommends that Cascade Microtech shareholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the named executive officer merger-related compensation payments that will or may be paid by Cascade Microtech to its named executive officers in connection with the merger. See “Proposal III: Advisory Vote On Named Executive Officer Merger-Related Compensation” beginning on page  126 of this proxy statement/prospectus.

Opinion of Cascade Microtech’s Financial Advisor (See Page 77).

On February 3, 2016, Stifel, Nicolaus & Company, Incorporated, which is referred to in this proxy statement/prospectus as Stifel, Cascade Microtech’s financial advisor, rendered an opinion to Cascade Microtech’s board of directors that, based upon and subject to the procedures followed, assumptions made, qualifications, and limitations on the review undertaken and other matters contained in such opinion, the merger consideration of (i) $16.00 in cash, and (ii) 0.6534 shares of FormFactor’s common stock, subject to adjustment and on terms and conditions more fully set forth in the merger agreement, to be received by Cascade Microtech’s shareholders in the merger pursuant to the terms of the merger agreement was fair, from a financial point of view, to such holders of Cascade Microtech common stock, as of such date. The full text of Stifel’s written opinion is attached as Annex B to this proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Stifel in rendering its opinion. Stifel provided its opinion to Cascade Microtech’s board of directors (in its capacity as such) for the information and assistance of Cascade Microtech’s board of directors in connection with its consideration of the financial terms of the merger. Stifel’s opinion does not constitute a recommendation to Cascade Microtech’s board of directors as to how the board should vote on the merger agreement, the merger or the related transactions contemplated by the merger agreement or to any shareholder of Cascade Microtech as to how any such shareholder should vote at Cascade Microtech’s special meeting of shareholders or any other shareholders’ meeting at which the merger is considered. In addition, Stifel’s opinion does not compare the relative merits of the merger with any other alternative transactions or business strategies which may have been available to Cascade Microtech and does not address the underlying business decision of Cascade Microtech’s board of directors or Cascade Microtech to proceed with or effect the merger. See “Proposal I: The Merger—Opinion of Cascade Microtech’s Financial Advisor” beginning on page 77 for additional information.

Ownership of FormFactor After the Merger (See Page 61).

Based on the number of shares of Cascade Microtech common stock outstanding as of May 17, 2016, FormFactor expects to issue approximately 10,438,799 shares of its common stock to Cascade Microtech’s shareholders pursuant to the merger. The actual number of shares of FormFactor common stock to be issued and reserved for issuance pursuant to the merger will be determined at the consummation of the merger based on the exchange ratio of 0.6534, subject to adjustment in certain circumstances as described below under the heading “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus, and the number of shares of Cascade Microtech common stock outstanding at such time. Immediately after consummation of the merger, it is expected that former Cascade Microtech’s shareholders will own approximately 14.9% of the outstanding FormFactor common stock, based on the number of shares of Cascade Microtech and FormFactor common stock outstanding, as of May 17, 2016.

FormFactor Shareholder Approval Is Not Required.

FormFactor shareholders are not required to approve and adopt the merger agreement, the merger pursuant to merger agreement or the related transactions contemplated by the merger agreement or approve the issuance of the shares of FormFactor common stock in connection with the merger.

Interests of Certain Persons in the Merger (See Page 120).

In considering the recommendation of the Cascade Microtech board of directors with respect to the merger agreement, Cascade Microtech’s shareholders should be aware that Cascade Microtech’s directors and executive officers have interests in the merger that may be different from, or in addition to, Cascade Microtech’s shareholders generally. The Cascade Microtech board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to Cascade Microtech’s shareholders that the merger agreement be approved.

These interests and arrangements include:

•	each executive officer, and one director, of Cascade Microtech currently holds equity awards relating to shares of Cascade Microtech common stock and will receive payment for such equity awards that are vested immediately prior to the merger (or that vest as a result of the consummation of the merger), as described below under the headings “Proposal I: The Merger—Interests of Certain Persons in the Merger” and “The Merger Agreement—Treatment of Cascade Microtech Equity Awards” beginning on pages 120 and 98, respectively, of this proxy statement/prospectus; and

•	cash payments to the executive officers of Cascade Microtech pursuant to short-term cash incentive and retention awards that will be payable in connection with the consummation of the merger;

•	restrictive covenants to which each executive officer is subject, which will survive the consummation of the merger; and

•	rights to continuing indemnification, exculpation and directors’ and officers’ liability insurance.

Listing of FormFactor Common Stock and Delisting and Deregistration of Cascade Microtech Common Stock (See Page 91).

FormFactor will apply to have the shares of its common stock to be issued in the merger approved for listing on the NASDAQ Global Market, where FormFactor common stock currently is traded. If the merger is consummated, Cascade Microtech shares will no longer be listed on the NASDAQ Global Market, and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act.

No Dissenters’ or Appraisal Rights (See Page 89)

Under Oregon law, Cascade Microtech shareholders are not entitled to dissenters’ or appraisal rights in connection with any matters to be considered at the Cascade Microtech special meeting. See “Proposal I: The Merger—No Dissenters’ or Appraisal Rights” beginning on page 89 of this proxy statement/prospectus.

Consummation of the Merger Is Subject to Certain Conditions (See Page 100).

The obligations of each of FormFactor, Cascade Microtech and Merger Sub to consummate the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Cascade Microtech common stock;

•	absence of any applicable law or governmental injunction being in effect that prohibits consummation of the merger;

•	the expiration or termination of any applicable waiting period relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which is referred to in this proxy statement/prospectus as the HSR Act, relating to the merger (which waiting period expired on March 21, 2016);

•	effectiveness of, and absence of any stop order with respect to, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and

•	approval for the listing on the NASDAQ Global Market of the shares of FormFactor common stock to be issued in the merger.

In addition, the obligations of FormFactor and Merger Sub to consummate the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	performance in all material respects by Cascade Microtech of all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	the truth and accuracy of the representations and warranties of Cascade Microtech made in the merger agreement, subject to certain materiality thresholds;

•	FormFactor’s receipt of a certificate of an executive officer of Cascade Microtech certifying as to the two preceding bullets;

•	no restraining order, preliminary or permanent injunction or other similar order by any governmental authority being in effect and no action or proceeding by any governmental authority being instituted or pending, in any such case:

•	prohibiting, challenging or seeking to make illegal or otherwise directly or indirectly seeking to restrain or prohibit the consummation of the merger;

•	seeking to restrain or prohibit FormFactor’s ability effectively to exercise full rights of ownership of the stock of the surviving corporation following the consummation of the merger;

•	seeking to restrain or prohibit FormFactor’s ownership or operation of any material portion of the business or assets of FormFactor and its subsidiaries, taken as a whole, or of Cascade Microtech and its subsidiaries, taken as a whole; or

•	seeking to compel FormFactor or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of FormFactor and its subsidiaries, taken as a whole, or of Cascade Microtech and its subsidiaries, taken as a whole; and

•	no company material adverse effect having occurred. (See “The Merger Agreement—Definition of Company Material Adverse Effect” beginning on page 102 of this proxy statement/prospectus for a definition of “company material adverse effect”).

In addition, the obligations of Cascade Microtech to consummate the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	performance in all material respects by each of FormFactor and Merger Sub of all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger;

•	the truth and accuracy of the representations and warranties of FormFactor and Merger Sub made in the merger agreement, subject to certain materiality thresholds;

•	Cascade Microtech’s receipt of a certificate of an executive officer of FormFactor certifying as to the two preceding bullets; and

•	no parent material adverse effect having occurred. (See “The Merger Agreement—Definition of Parent Material Adverse Effect” beginning on page 103 of this proxy statement/prospectus for a definition of “parent material adverse effect”).

FormFactor and Cascade Microtech cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be consummated.

The Merger May Not Be Consummated Without All Required Regulatory Approvals (See Page 88).

As mentioned above, consummation of the merger is conditioned upon the expiration or early termination of the waiting period relating to the merger under the HSR Act. FormFactor and Cascade Microtech each filed its required HSR notification and report form with respect to the merger on February 18, 2016. The waiting period relating to the merger under the HSR Act expired on March 21, 2016. FormFactor and Cascade Microtech have agreed to use their respective reasonable best efforts to take all actions required to consummate the merger, including effecting all necessary filings, notices, petitions and other documents and obtaining and maintaining all approvals, consents, authorizations and other confirmations required to be obtained from any governmental authority or other third party, except that neither party is required under the merger agreement to enter into a settlement, consent decree or other agreement with a governmental authority in connection with the merger or divest, hold separate or take any other action with respect to any of its or the surviving corporation’s subsidiaries or any portion of their respective affiliate’s businesses, assets or properties.

Financing (See Page 92).

The merger agreement is not subject to a financing condition. On February 3, 2016, FormFactor entered into a debt commitment letter pursuant to which HSBC Bank USA, National Association, MUFG Union Bank, N.A., Comerica Bank, and Silicon Valley Bank, which are referred to in this proxy statement/prospectus as the lenders, have committed to provide a senior secured term loan facility in an aggregate amount of $150 million, which is referred to in this proxy statement/prospectus as the term loan facility, to finance in part, the cash consideration for the merger, which is referred to in this proxy statement/prospectus as the financing. The lenders’ commitment to provide the term loan facility is subject to certain conditions, including, among others, the execution of definitive financing documentation, the consummation of the merger in accordance with the merger agreement substantially simultaneously with the initial funding of the term loan facility, the absence of a company material adverse effect (see “The Merger Agreement— Definition of Company Material Adverse Effect” beginning on page 102 of this proxy statement/prospectus for a definition of “company material adverse effect”), a minimum liquidity condition, the delivery to the lenders of certain financial statements and forecasts, perfection of security interests and other customary closing conditions as fully set forth in the commitment letter. For a more complete description of FormFactor’s debt financing for the merger, see “Proposal I: The Merger—Description of Debt Financing” beginning on page 92 of this proxy statement/prospectus.

The Merger Is Expected to Occur in Mid-2016 (See Page 95).

The merger will occur within two business days after the conditions to its completion have been satisfied or, to the extent legally permissible, waived, unless otherwise mutually agreed upon by the parties. As of the date of this proxy statement/prospectus, the merger is expected to occur in mid-2016. However, there can be no assurance as to when, or if, the merger will occur.

No Solicitation by Cascade Microtech (See Page 106).

The merger agreement provides that neither Cascade Microtech nor any of its subsidiaries will, and Cascade Microtech and its subsidiaries’ will not permit or authorize their officers, directors, employees and other representatives to, (i) solicit, initiate or take any action to facilitate or encourage the submission of any competing acquisition proposal from any third party relating to an acquisition of Cascade Microtech (see “The Merger Agreement—No Solicitation by Cascade Microtech” beginning on page 106 of this proxy statement/prospectus for a definition of “acquisition proposal”), (ii) enter into or participate in any discussions or negotiations regarding any such proposal or furnish any information relating to Cascade Microtech or its subsidiaries to any third party that has made or is seeking to make any such proposal, (iii) fail to make, withdraw or modify in a manner adverse to FormFactor the recommendation of the Cascade Microtech board of directors in favor of the adoption of the merger agreement, recommend for or fail to recommend against any competing acquisition proposal from any third party relating to an acquisition of Cascade Microtech within five business days after such competing acquisition proposal is made public, make any public statement inconsistent with the board recommendation, or publicly propose to do any of the foregoing (any of these activities in this clause (iii) are referred to in this proxy statement/prospectus as an adverse recommendation change ), (iv) fail to enforce or grant any waiver or release under a standstill or similar agreement with respect to any equity securities of Cascade Microtech or its subsidiaries, (v) approve any transaction, or any person becoming an “interested shareholder” under, the Oregon Revised Statutes, Sections 60.825 to 60.845 or cause the Oregon Control Share Act to become applicable to the merger or the transactions contemplated by the merger agreement or (vi) enter into an agreement, letter of intent or similar instrument relating to a competing acquisition proposal. However, the merger agreement provides that, notwithstanding these restrictions and under specified circumstances at any time prior to the adoption of the merger agreement by Cascade Microtech’s shareholders:

•

Cascade Microtech may (i) engage in negotiations or discussions with any third party that has made a superior proposal or a bona fide written acquisition proposal that Cascade Microtech’s board of directors reasonably believes will lead to a superior proposal (see “The Merger Agreement—No Solicitation by Cascade Microtech” beginning on page 106 of this proxy statement/prospectus for the definitions of “acquisition proposal” and “superior proposal”), (ii) furnish non-public information to such third party pursuant to a confidentiality agreement containing terms no less favorable to Cascade Microtech than the confidentiality agreement between FormFactor and Cascade Microtech (provided that all such information has been or will be provided or made available to FormFactor prior to or substantially concurrently with the time it is provided to any such third party) and (iii) take any nonappealable, final action that any court of competent jurisdiction orders Cascade Microtech to take, in each case only if, after consultation with legal counsel, Cascade Microtech’s board of directors determines in good faith that failure to take such action would constitute a breach of its fiduciary duties under Oregon law.

•	Cascade Microtech’s board of directors may make an adverse recommendation change either (i) following receipt of a superior proposal or (ii) in response to a material event, change, effect, development or occurrence not related to a competing acquisition proposal and that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to Cascade Microtech’s board of directors (assuming reasonable consultation with the executive officers of Cascade Microtech) on the date of the merger agreement, which is referred to in this proxy statement/prospectus as an intervening event, in each case only if, after consultation with legal counsel, Cascade Microtech’s board of directors determines in good faith that failure to take such action would constitute a breach of its fiduciary duties to Cascade Microtech’s shareholders under Oregon law. However, the Cascade Microtech board of directors may not change its recommendation (or terminate the merger agreement to enter into a superior proposal) unless Cascade Microtech notifies FormFactor of its intention to do so at least five business days prior to taking such action, including with such notice (i) in the case of a change in recommendation following receipt of a superior proposal, the most current version of the proposal and the identity of the third party or (ii) in the case of a change in recommendation following an intervening event, a reasonably detailed description of the reasons for making such change in recommendation, and FormFactor does not, within five business days, make an offer that (x) in the case of a change in recommendation following receipt of a superior proposal, is at least as favorable to Cascade Microtech’s shareholders as the superior proposal or (y) in the case of a change in recommendation following an intervening event, obviates the need for such recommendation change.

Prior to taking the actions described in the above bullets Cascade Microtech is required by the merger agreement to deliver a written notice to FormFactor and, after taking such actions, must continue to advise FormFactor on a current basis of the status and material terms of any discussions with a third party or, after a competing acquisition proposal is made, the status and material details of such competing acquisition proposal.

Termination of the Merger Agreement (See Page 115).

The merger agreement may be terminated at any time before the consummation of the merger by mutual written consent of FormFactor and Cascade Microtech.

The merger agreement may also be terminated by either FormFactor or Cascade Microtech prior to the consummation of the merger if:

•	the merger has not been consummated on or before August 4, 2016, subject to extension for up to 90 days as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 115 of this proxy statement/prospectus, which is referred to in this proxy statement/prospectus as the end date;

•	there is in effect any applicable law, including any final and non-appealable order of a governmental authority, making consummation of the merger illegal or prohibited or enjoining FormFactor or Cascade Microtech from consummating the merger; or

•	Cascade Microtech’s shareholders fail to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement at the special meeting (or at any adjournment or postponement thereof).

The merger agreement may also be terminated by FormFactor prior to the consummation of the merger if:

•	prior to the special meeting, the Cascade Microtech board of directors makes an adverse recommendation change (see “The Merger Agreement—No Solicitation by Cascade Microtech” beginning on page 106 of this proxy statement/prospectus);

•	at any time after receipt or public announcement of a competing acquisition proposal, the Cascade Microtech board of directors fails to publicly confirm its recommendation in favor of the adoption of the merger agreement within five business days after receipt of a written request to do so from FormFactor;

•	Cascade Microtech breaches any representation or warranty or fails to perform its obligation under any covenant or agreement in the merger agreement which would cause (i) any of the representations and warranties of Cascade Microtech made in the merger agreement to be incapable of being true and accurate as of the end date as if made on such date (or, in the case of representations and warranties which by their terms address matters only as of another specified time, incapable of being true and accurate as of such time), subject in some cases to certain materiality thresholds or (ii) any such covenants or agreements to be incapable of being performed in all material respects as of the end date; or

•	Cascade Microtech intentionally and materially breaches its obligation to call and hold a special meeting of its shareholders or its obligation not to solicit competing acquisition proposals or to comply with its obligations to FormFactor with respect to any such proposals.

The merger agreement may also be terminated prior to the consummation of the merger by Cascade Microtech if:

•	the Cascade Microtech board of directors makes an adverse recommendation change in response to a third party’s competing acquisition proposal that it determines constitutes a superior proposal in order to enter into a definitive agreement with respect to such superior proposal, after complying with the notice and other conditions specified in the merger agreement and after payment to FormFactor of the termination fee specified in the merger agreement; or

•	FormFactor breaches any representation or warranty or fails to perform its obligation under any covenant or agreement in the merger agreement which would cause (i) any of the representations and warranties of FormFactor made in the merger agreement to be incapable of being true and accurate as of the end date as if made on such date (or, in the case of representations and warranties which by their terms address matters only as of another specified time, incapable of being true and accurate as of such time), subject in some cases to certain materiality thresholds or (ii) any such covenants or agreements to be incapable of being performed in all material respects as of the end date.

Under the merger agreement, the making of an adverse recommendation change by the Cascade Microtech board of directors in response to any event other than a superior proposal will not give Cascade Microtech the right to terminate the merger agreement, and, in such case, unless FormFactor terminates the merger agreement or Cascade Microtech has the right to terminate the merger agreement on other grounds, Cascade Microtech would remain obligated to call and hold a special meeting of its shareholders for purposes of voting on a proposal to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement.

Termination Fees and Expenses (See Page 117).

Cascade Microtech has agreed to pay a fee of $10,830,000 to FormFactor if the merger agreement is terminated:

•	by FormFactor, if prior to the special meeting of Cascade Microtech’s shareholders, the Cascade Microtech board of directors makes an adverse recommendation change (see “The Merger Agreement—No Solicitation by Cascade Microtech” beginning on page 106 of this proxy statement/prospectus);

•	by FormFactor, if Cascade Microtech intentionally and materially breaches its obligation to call and hold a special meeting of its shareholders or its obligation not to solicit competing acquisition proposals or to comply with its obligations to FormFactor with respect to any such proposals;

•	by Cascade Microtech, if, after complying with the notice and other conditions specified in the merger agreement and after payment to FormFactor of the termination fee, the Cascade Microtech board of directors makes an adverse recommendation change in response to a third party’s competing acquisition proposal that it determines constitutes a superior proposal and the merger agreement is terminated in order to enter into a definitive agreement with respect to such superior proposal; or

•	by FormFactor or Cascade, in certain circumstances if the merger has not been consummated on or before the end date, a competing acquisition proposal meeting certain requirements has been publicly announced or otherwise communicated to Cascade Microtech’s board of directors or shareholders and within 12 months following the date of termination Cascade Microtech enters into a definitive agreement with respect to or recommends to its shareholders the acquisition proposal.

FormFactor has agreed to pay a fee of $16,245,000 to Cascade Microtech if the merger agreement is terminated by either FormFactor or Cascade Microtech due to the failure of the merger to be consummated prior to the end date and all conditions to closing have been satisfied or waived other than one or more of the “regulatory conditions” relating to the absence of clearance of the merger under the HSR Act (which clearance was obtained through the expiration of the HSR Act waiting period on March 21, 2016) and as defined in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 115 of this proxy statement/prospectus, except in the case where (x) the failure of any of these regulatory conditions was caused by an intentional and material breach by Cascade Microtech of its obligations with respect to such matters or (y) FormFactor has provided Cascade Microtech with a notice of its intention to extend the end date beyond August 4, 2016 and Cascade Microtech fails to provide its written consent accepting the extension by the second business day after receiving the notice. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 115 of this proxy statement/prospectus. Because the waiting period under the HSR Act relating to the merger expired on March 21, 2016, FormFactor will not be required to pay a termination fee to Cascade Microtech.

If either party pays the termination fee as described above, then, except in the case of fraud, the termination fee will constitute the other party’s sole and exclusive remedy against the paying party and its affiliates, other than any injunctive relief otherwise provided for in the merger agreement.

See “The Merger Agreement—Termination Fee and Expenses” beginning on page 117 of this proxy statement/prospectus for a more complete description of the circumstances under which FormFactor or Cascade Microtech will be required to pay a termination fee.

Specific Performance; Remedies (See Page 119).

Under the merger agreement, each of FormFactor and Cascade Microtech is entitled to seek an injunction to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which that party may be entitled to at law or in equity.

Material U.S. Federal Income Tax Consequences (See Page 89).

In general, U.S. Holders (as defined under “Proposal I: The Merger—Material U.S. Federal Income Tax Consequences”) will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of their Cascade Microtech common stock for shares of FormFactor common stock and cash in an amount equal to the difference, if any, between (i) the sum of the fair market value of the FormFactor common stock on the date of the exchange and the amount of cash received (including cash received in lieu of a fractional share of FormFactor common stock) and (ii) the U.S. Holder’s adjusted tax basis in the Cascade Microtech common stock surrendered in the exchange.

The U.S. federal income tax consequences described above may not apply to all holders of Cascade Microtech common stock, including certain holders specifically referred to on page 89 of this proxy statement/prospectus. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment (See Page 91).

In accordance with accounting principles generally accepted in the United States, which are referred to in this proxy statement/prospectus as GAAP, FormFactor will account for the merger as an acquisition of a business.

Rights of Cascade Microtech’s Shareholders Will Change as a Result of the Merger (See Page 130).

Cascade Microtech’s shareholders will have different rights once they become FormFactor stockholders due to differences in applicable law and differences between the organizational documents of FormFactor and Cascade Microtech. These differences are described in more detail under “Comparison of Shareholder Rights” beginning on page 130 of this proxy statement/prospectus.

Litigation Relating to the Merger (See Page 91).

Two putative class actions have been filed against Cascade Microtech, its directors, FormFactor, and Merger Sub in connection with Cascade Microtech entering into the merger agreement. See “Proposal I: The Merger—Litigation Relating to the Merger” beginning on page 91 of this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FORMFACTOR

The following consolidated statement of operations data of FormFactor for each of the years ended December 26, 2015, December 27, 2014 and December 28, 2013 and consolidated balance sheet data of FormFactor as of December 26, 2015 and December 27, 2014 has been derived from FormFactor’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 26, 2015, which is incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data of FormFactor for each of the years ended December 29, 2012 and December 31, 2011 and consolidated balance sheet data of FormFactor as of December 28, 2013, December 29, 2012 and December 31, 2011 have been derived from FormFactor’s audited consolidated financial statements for such years, which have not been incorporated in this proxy statement/prospectus by reference. The unaudited consolidated statement of operations data of FormFactor for the three months ended March 26, 2016 and March 28, 2015 and unaudited consolidated balance sheet data as of March 26, 2016 and March 28, 2015 are derived from FormFactor’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended March 26, 2016, which is incorporated by reference into this proxy statement/prospectus. FormFactor’s management believes that its unaudited condensed consolidated financial data have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period. Results for past periods are not necessarily indicative of results that may be expected for fiscal year 2016 or for any other period.

	Three Months Ended
	March 26, 2016	March 28, 2015(8)	Fiscal 2015(1)(3)	Fiscal 2014(1)(2)	Fiscal 2013(1)(2)(4)	Fiscal 2012(1)(2)(5)(7)	Fiscal 2011(1)(2)(5)(6)
	(unaudited)		(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$53,611	$70,829	$282,358	$268,530	$231,533	$178,535	$169,325
Gross profit	9,792	22,789	85,738	77,439	42,284	25,331	20,958
Net income (loss)	(13,800)	783	(1,523)	(19,185)	(57,683)	(35,546)	(65,981)
Basic net income (loss) per share	$(0.24)	$0.01	$(0.03)	$(0.34)	$(1.06)	$(0.70)	$(1.31)
Diluted net income (loss) per share	$(0.24)	$0.01	$(0.03)	$(0.34)	$(1.06)	$(0.70)	$(1.31)
Consolidated Balance Sheets Data:
Cash, cash equivalents and marketable securities	$187,183	$171,653	$187,589	$163,837	$151,091	$165,788	$296,691
Working capital	208,689	206,168	214,437	196,412	173,881	194,125	308,380
Total assets	340,528	341,519	342,723	344,243	340,708	395,682	383,071
Capital leases, net of current portion	—	—	—	—	—	340	—
Total stockholders’ equity	$286,211	$295,369	$294,681	$289,436	$294,086	$339,258	$346,652
Number of employees	965	915	958	907	961	1,021	709

(1)	Fiscal 2015, 2014, 2013, 2012 and 2011 net losses include restructuring charges, net of $0.6 million, $2.7 million, $4.7 million, $2.9 million and $0.5 million, respectively, relating to FormFactor’s global restructuring and reorganization actions. See Note 4—Restructuring Charges of the Notes to the Consolidated Financial Statements contained in FormFactor’s Annual Report on Form 10-K for the year ended December 26, 2015.

(2)	Fiscal 2014, 2013, 2012 and 2011 net losses include impairment charges of $1.2 million, $0.8 million, $0.4 million and $0.5 million, respectively. See Note 6—Impairment of Long-lived Assets of the Notes to the Consolidated Financial Statements contained in FormFactor’s Annual Report on Form 10-K for the year ended December 26, 2015.
(3)	Fiscal 2015 includes the following: a) a $1.5 million gain from a business interruption insurance claim relating to a factory fire at a customer. See Note-16, Business Interruption Insurance Claim Recovery of the Notes to the Consolidated Financial Statements contained in FormFactor’s Annual Report on Form 10-K for the year ended December 26, 2015, and b) a $1.0 million net gain from the sale of intellectual property. See Note 9-Commitments and contingencies of the Notes to Consolidated Financial Statements contained in FormFactor’s Annual Report on Form 10-K for the year ended December 26, 2015.
(4)	Fiscal 2013 net loss includes $0.3 million attributable to loss on sale of a subsidiary.
(5)	Fiscal 2012 includes a $25.5 million tax benefit from the release of deferred tax asset valuation allowances due to deferred tax liabilities established on the acquired identifiable intangible assets from FormFactor’s acquisition of Astria Semiconductor Holdings, Inc., including its subsidiary Micro-Probe Incorporated, which we refer to in this proxy statement/prospectus as the MicroProbe acquisition. Additionally, fiscal 2011 includes a $2.5 million tax benefit from the release of the deferred tax asset valuation allowance for a non-U.S. jurisdiction.
(6)	Fiscal 2011 includes a $0.3 million net benefit from collections on amounts previously reserved as bad debts.
(7)	Fiscal 2012 includes the following as a result of the MicroProbe acquisition: $19.8 million in revenue, $5.4 million in the amortization of intangibles expense, $2.6 million release of pre-existing backlog, $0.2 million charge for step-up depreciation on the fair value of fixed assets, resulting in a $6.4 million net loss. As part of the MicroProbe acquisition, a patent lawsuit was settled with a benefit of $3.3 million.
(8)	The three months ended March 28, 2015 includes restructuring charges, net of $0.5 million relating to the modification of an equity-based award. See Note 4—Restructuring Charges of the Notes to the Condensed Consolidated Financial Statements (Unaudited) contained in FormFactor’s Quarterly Report on Form 10-Q for the quarterly period ended March 26, 2016.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CASCADE MICROTECH

The following consolidated statement of operations data of Cascade Microtech for each of the years ended December 31, 2015, 2014 and 2013 and consolidated balance sheet data of Cascade Microtech as of December 31, 2015 and 2014 has been derived from Cascade Microtech’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data of Cascade Microtech for each of the years ended December 31, 2012 and 2011 and consolidated balance sheet data of Cascade Microtech as of December 31, 2013, 2012 and 2011 have been derived from Cascade Microtech’s audited consolidated financial statements for such years, which have not been incorporated in this proxy statement/prospectus by reference. The unaudited consolidated statement of operations data of Cascade Microtech for the three months ended, March 31, 2016 and 2015 and unaudited consolidated balance sheet data as of March 31, 2016 and 2015, are derived from Cascade Microtech’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which is incorporated by reference into this proxy statement/prospectus. Cascade Microtech’s management believes that its unaudited condensed consolidated financial data have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period. Results for past periods are not necessarily indicative of results that may be expected for fiscal year 2016 or for any other period.

	Three Months Ended March 31,		For the Year Ended December 31,
(In thousands, except per share amounts)	2016(6)	2015(7)	2015(1)	2014(1)(2)	2013(1)(3)(4)	2012	2011(5)
	(Unaudited)
Statement of Operations Data
Revenue	$34,803	$31,742	$143,978	$136,022	$120,010	$112,963	$104,610
Cost of sales	14,122	14,720	63,892	65,708	65,286	63,012	63,194

Gross profit	20,681	17,022	80,086	70,314	54,724	49,951	41,416
Operating expenses:
Research and development	5,144	3,676	16,965	13,821	10,961	11,017	11,807
Selling, general and administrative	12,660	10,547	45,230	43,209	36,430	31,377	33,799

Total operating expenses	17,804	14,223	62,195	57,030	47,391	42,394	45,606

Income (loss) from operations	2,877	2,799	17,891	13,284	7,333	7,557	(4,190)
Other income (expense), net	(76)	217	(1)	(620)	(252)	(749)	572

Income (loss) from continuing operations before income taxes	2,801	3,016	17,890	12,664	7,081	6,808	(3,618)
Provision for (benefit from) income taxes	809	843	5,540	2,734	(6,337)	709	180

Income (loss) from continuing operations	1,992	2,173	12,350	9,930	13,418	6,099	(3,798)
Loss from discontinued operations, net of tax	—	—	—	—	—	—	(2,004)

Net income (loss)	$1,992	$2,173	$12,350	$9,930	$13,418	$6,099	$(5,802)

Basic income (loss) per share from continuing operations	$—	$—	$0.75	$0.61	$0.91	$0.43	$(0.26)
Basic loss per share from discontinued operations	—	—	—	—	—	—	(0.14)

Basic net income (loss) per share	$0.13	$0.13	$0.75	$0.61	$0.91	$0.43	$(0.40)

Diluted income (loss) per share from continuing operations	$0.12	$0.13	$0.73	$0.59	$0.89	$0.42	$(0.26)
Diluted loss per share from discontinued operations	—	—	—	—	—	—	(0.14)

Diluted net income (loss) per share	$0.12	$0.13	$0.73	$0.59	$0.89	$0.42	$(0.40)

Shares used in basic per share calculations	15,893	16,523	16,396	16,323	14,792	14,182	14,583

Shares used in diluted per share calculations	16,516	17,037	16,957	16,828	15,150	14,390	14,583

	March 31,		December 31,
Balance Sheet Data	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)	(Unaudited)
Cash and cash equivalents, short-term marketable securities and restricted cash	$38,476	$40,987	$35,775	$39,794	$22,532	$24,318	$14,782
Working capital	76,461	76,066	74,378	70,573	59,708	56,119	47,063
Total assets	135,473	128,278	132,311	130,976	118,511	85,280	83,064
Long-term liabilities	3,894	1,920	3,976	4,435	2,667	3,296	4,473
Shareholders’ equity	112,924	107,920	109,396	107,461	97,201	65,918	59,297

(1)	Fiscal 2015, 2014 and 2013 operating income includes restructuring charges of $0.3 million, $1.2 million and $0.2 million, respectively.
(2)	Fiscal 2014 operating income includes credits related to 2013 acquisitions of $0.6 million.
(3)	Fiscal 2013 operating income includes acquisition-related costs of $1.4 million.
(4)	Fiscal 2013 benefit for income taxes is related to a release of the valuation allowance against deferred tax assets.
(5)	Fiscal 2011 loss from operations includes restructuring charges of $3.4 million, and factory relocation-related costs of $1.2 million.
(6)	First quarter 2016 operating income includes acquisition-related costs of $1.5 million.
(7)	First quarter 2015 operating income includes restructuring charges of $0.1 million.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information for FormFactor and Cascade Microtech.

Historical Per Share Information of FormFactor and Cascade Microtech. The historical per share information of each of FormFactor and Cascade Microtech below is derived from the audited consolidated financial statements of FormFactor as of and for the year ended, December 26, 2015 and Cascade Microtech as of and for the year ended, December 31, 2015 and the unaudited condensed consolidated financial statements of FormFactor as of and for the three months ended March 26, 2016 and Cascade Microtech as of and for the three months ended March 31, 2016.

Unaudited Pro Forma Combined FormFactor Common Share Data. The unaudited pro forma combined FormFactor common share data set forth below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on December 28, 2014, the first day of FormFactor’s fiscal year ended December 26, 2015, in the case of income (loss) from operations and cash dividends data and at March 26, 2016, in the case of book value per share data, and assuming that each outstanding share of Cascade Microtech common stock had been converted into shares of FormFactor common stock based on the exchange ratio (0.6534 of a share of FormFactor common stock for each share of Cascade Microtech common stock, assuming no adjustments). The exchange ratio does not include the cash portion of the merger consideration.

The unaudited pro forma combined FormFactor common share data is derived from the audited consolidated financial statements of FormFactor as of and for the year ended, December 26, 2015 and Cascade Microtech as of and for the year ended December 31, 2015 and the unaudited condensed consolidated financial statements of FormFactor as of and for the three months ended March 26, 2016 and Cascade Microtech as of and for the three months ended March 31, 2016.

The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification (which is referred to in this proxy statement/prospectus as ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, which FormFactor has adopted as required. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The acquisition accounting is dependent upon certain valuations of Cascade Microtech’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Cascade Microtech at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur, and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma combined FormFactor common share data does not purport to represent the actual results of operations that FormFactor would have achieved had the companies been combined during the given period or to project the future results of operations that FormFactor may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following consummation of the merger and also does not reflect any related restructuring and integration charges to achieve those cost savings.

Unaudited Pro Forma Combined Cascade Microtech Equivalent Share Data. The unaudited pro forma combined Cascade Microtech equivalent share data set forth below shows the effect of the merger from the perspective of an owner of Cascade Microtech common stock. The information was calculated by multiplying the unaudited pro forma combined FormFactor common share amounts by the exchange ratio of 0.6534 (assuming no adjustments).

You should read the below information in conjunction with the selected historical consolidated financial information included elsewhere in this proxy statement/prospectus and the historical consolidated financial statements of FormFactor and Cascade Microtech and related notes that have been filed with the SEC certain of which are incorporated by reference into this proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of FormFactor,” “Selected Historical Consolidated Financial Data of Cascade Microtech” and “Where You Can Find More Information” beginning on pages 21, 23 and 136, respectively, of this proxy statement/prospectus. The unaudited pro forma combined FormFactor common share data and the unaudited pro forma combined Cascade Microtech equivalent share data is derived from, and should be read in conjunction with, the FormFactor and Cascade Microtech unaudited pro forma condensed combined financial statements and related notes included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 29 of this proxy statement/prospectus.

	As of/For the First Quarter of Fiscal 2016	Fiscal
		2015	2014	2013
	(Unaudited)
FormFactor Historical Per Common Share Data:
Net income (loss)	$(0.24)	$(0.03)	$(0.34)	$(1.06)
Net income (loss)—assuming dilution	$(0.24)	$(0.03)	$(0.34)	$(1.06)
Cash dividends	—	—	—	—
Book value	$4.90	$5.09	$5.18	$5.43

Pro Forma Combined Per FormFactor Common Share Data:
Net income (loss)	$(0.22)	$(0.21)	$(0.55)	$(1.31)
Net income (loss)—assuming dilution	$(0.22)	$(0.21)	$(0.55)	$(1.31)
Cash dividends	—	—	—	—
Book value	$5.95	$6.14	$6.24	$6.57

Cascade Microtech Historical Per Common Share Data:
Net income (loss)	$0.13	$0.75	$0.61	$0.91
Net income (loss)—assuming dilution	$0.12	$0.73	$0.59	$0.89
Cash dividends	—	—	—	—
Book value	$7.11	$6.67	$6.58	$6.57

Pro Forma Combined Per Cascade Microtech Equivalent Common Share Data:
Net income (loss)	$(0.15)	$(0.14)	$(0.36)	$(0.85)
Net income (loss)—assuming dilution	$(0.15)	$(0.14)	$(0.36)	$(0.85)
Cash dividends	—	—	—	—
Book value	$3.89	$4.02	$4.08	$4.30

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share for FormFactor common stock and Cascade Microtech common stock as reported on the NASDAQ Global Market, which is the principal trading market for both FormFactor common stock, which is listed under the symbol “FORM,” and Cascade Microtech common stock, which is listed under the symbol “CSCD.”

	FormFactor Common Stock		Cascade Microtech Common Stock
	High	Low	High	Low
2013:
First Fiscal Quarter	$5.15	4.56	$8.00	$5.62
Second Fiscal Quarter	6.96	4.39	7.20	6.26
Third Fiscal Quarter	7.66	6.00	9.18	6.50
Fourth Fiscal Quarter	6.86	5.00	11.20	8.88

2014:
First Fiscal Quarter	$7.19	$6.01	$11.39	$8.71
Second Fiscal Quarter	8.09	5.41	13.95	9.00
Third Fiscal Quarter	8.41	6.61	13.91	9.77
Fourth Fiscal Quarter	8.93	6.18	14.89	9.37

2015:
First Fiscal Quarter	$10.26	$7.55	$14.79	$12.12
Second Fiscal Quarter	9.51	7.97	16.38	12.98
Third Fiscal Quarter	9.20	5.93	16.09	12.27
Fourth Fiscal Quarter	9.13	6.49	17.09	13.60

2016:
First Fiscal Quarter	$9.37	$6.15	$21.19	$14.06
Second Fiscal Quarter (through May 17, 2016)	$8.52	$6.67	$21.47	$19.20

The following table sets forth the closing sale price per share of FormFactor and Cascade Microtech common stock as reported on the NASDAQ Global Market as of February 3, 2016, the last trading day before the public announcement of the merger agreement, and as of May 17, 2016, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of Cascade Microtech common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of FormFactor common stock on the relevant date by the exchange ratio of 0.6534 (assuming no adjustments) and adding the cash portion of the merger consideration, or $16.00 (assuming no adjustments).

	FormFactor Common Stock	Cascade Microtech Common Stock	Implied Per Share Value of Merger Consideration
February 3, 2016	$7.85	$15.28	$21.13
May 17, 2016	$6.70	$20.24	$20.38

The market prices of FormFactor and Cascade Microtech common stock may fluctuate between the date of this proxy statement/prospectus and the consummation of the merger. No assurance can be given concerning the market prices of FormFactor or Cascade Microtech common stock before the consummation of the merger or

FormFactor common stock after the consummation of the merger. Because the exchange ratio is only subject to adjustment in circumstances which are not designed to preserve the value of the stock portion of the merger consideration if the market price of FormFactor common stock or Cascade Microtech common stock changes between the signing of the merger agreement and the completion of the merger, the market value of the FormFactor common stock that Cascade Microtech’s shareholders will receive in connection with the merger may vary significantly from the prices shown in the table above. See “Unaudited Pro Forma Condensed Combined Financial Statements—Note 2. Estimated Cascade Microtech Purchase Consideration and Preliminary Purchase Price Allocation” beginning on page 36 of this proxy statement/prospectus and “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus. Accordingly, Cascade Microtech’s shareholders are advised to obtain current market quotations for FormFactor and Cascade Microtech common stock in deciding whether to vote for adoption of the merger agreement.

Dividends

Neither FormFactor nor Cascade Microtech have ever declared or paid cash dividends on its common stock and each expects to retain all available funds and any future earnings for use in the operation and development of its respective business. Accordingly, neither FormFactor nor Cascade Microtech anticipate declaring or paying cash dividends on its common stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the pending merger of Merger Sub with and into Cascade Microtech, with Cascade Microtech continuing as the surviving corporation and as a wholly owned subsidiary of FormFactor and the related financing transactions, which were announced on February 4, 2016.

The merger has not yet closed. Under the terms of the merger agreement, FormFactor is offering to acquire each outstanding share of common stock of Cascade Microtech common stock (other than any shares held by any subsidiary of Cascade Microtech or FormFactor, which will be converted into shares of the surviving corporation) in exchange for $16.00 in cash and 0.6534 of a share of FormFactor common stock, which is referred to in this proxy statement/prospectus as the merger consideration.

Pro Forma Information

The unaudited pro forma condensed combined statements of operations for the three months ended March 26, 2016 and year ended December 26, 2015 combine the historical consolidated statements of operations of FormFactor for the quarter ended March 26, 2016 and for the fiscal year ended December 26, 2015 respectively, and Cascade Microtech for the quarter ended March 31, 2016 and for the fiscal year ended December 31, 2015. The unaudited pro forma condensed combined balance sheet as of March 26, 2016 combines the historical consolidated balance sheet of FormFactor as of March 26, 2016 with Cascade Microtech as of March 31, 2016, giving effect to the merger as if it had occurred on March 26, 2016. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information has been prepared by FormFactor using the acquisition method of accounting in accordance with GAAP.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, which are incorporated by reference in this proxy statement/prospectus:

•	separate historical financial statements of FormFactor as of and for the three months ended March 26, 2016 and as of and for the year ended December 26, 2015, and the related notes included in FormFactor’s Quarterly Report for the quarter ended March 26, 2016 on Form 10-Q, and the related notes included in FormFactor’s Annual Report for the year ended December 26, 2015 on Form 10-K and

•	separate historical financial statements of Cascade Microtech’s as of and for the three months ended March 31, 2016 and as of and for the year ended December 31, 2015, and the related notes included in Cascade Microtech’s Quarterly Report for the quarter ended March 31, 2016 on Form 10-Q, and the related notes included in Cascade Microtech’s Annual Report for the year ended December 31, 2015 on Form 10-K.

The unaudited pro forma condensed combined financial information reflects the estimated aggregate consideration of approximately $350.8 million for the acquisition, as calculated below (in thousands, except number of shares and price per share):

Number of shares of Cascade Microtech common stock issued and outstanding as of May 2, 2016	15,949,492
Multiplied by exchange ratio per the merger agreement	0.6534

Number of shares of FormFactor common stock to be issued*	10,421,398
Multiplied by price of FormFactor common stock*	$7.33

Fair value of shares of common stock to be issued to Cascade Microtech stockholders	$76,389
Cash consideration to be paid to Cascade Microtech shareholders and equity award holders	$269,737
Estimated replacement equity awards attributable to pre-acquisition service	$4,714

Estimated merger consideration	$350,840

*	The estimated merger consideration has been determined based on the closing price of FormFactor common stock on May 2, 2016. Pursuant to business combination accounting rules, the final consideration will be based on the number of shares of Cascade Microtech common stock outstanding and the price of FormFactor common stock as of the closing date. The exchange ratio and cash consideration to be paid to Cascade Microtech shareholders and equity award holders assumes no adjustment to the exchange ratio. See “the Merger Agreement – Exchange Ratio Adjustment” beginning as page 95 of this proxy statement/prospectus.

In accordance with the acquisition method of accounting, the actual consolidated financial statements of FormFactor will reflect the Cascade Microtech acquisition only from and after the date of the completion of the acquisition. FormFactor has performed a preliminary valuation analysis of the fair value of Cascade Microtech’s assets to be acquired and liabilities to be assumed. The assets and liabilities of Cascade Microtech have been measured based on various preliminary estimates using assumptions that FormFactor believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

FormFactor intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon consummation of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with Accounting Standards Codification (“ASC”) Topic 805, but in no event later than one year following consummation of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that FormFactor and Cascade Microtech would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following consummation of the merger and also does not reflect any related restructuring and integration charges to achieve those cost savings.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 26, 2016

(in thousands)

	Historical		Reclassification Adjustments	Financing, Tax and Other Adjustments		Pro Forma Adjustments		As of 3/26/2016
	As of 3/26/2016	As of 3/31/2016
	FormFactor	Cascade Microtech						Pro Forma Consolidated
			(Note 1)
Current assets
Cash and cash equivalents	$151,913	$34,905	$—	$145,950	(a)	$(275,438	)(a)	$57,330
Marketable securities	35,270	3,560	—	—		—		38,830
Restricted cash	—	11	(11)	—		—		—
Accounts receivable, net	35,743	25,392	—	—		—		61,135
Inventories, net	30,993	25,402	—	—		3,988	(b)	60,383
Prepaid expenses and other current assets	4,417	5,846	11	—		—		10,274

Total current assets	258,336	95,116	—	145,950		(271,450)		227,952

Restricted cash	435	—	—	—		—		435
Property and equipment, net	23,707	13,326	—	—		3,383	(c)	40,416
Goodwill	30,731	12,069	—	—		145,817	(d)	188,617
Intangibles, net	22,823	8,920	—	—		144,803	(e)	176,546
Deferred tax assets	3,339	5,345	—	—		(5,070	)(f)	3,614
Other assets	1,157	697	—	—		—		1,854

TOTAL ASSETS	340,528	135,473	—	145,950		17,483		639,434

Current liabilities
Accounts payable	28,611	7,480	—	—		—		36,091
Accrued liabilities	17,477	8,418	—	—		906	(g)	26,801
Income taxes payable	153	—	—	—		684	(f)	837
Deferred revenue	3,406	2,757	—	—		(983	)(h)	5,180
Current portion of long-term debt	—	—	—	7,425	(i)	—		7,425

Total current liabilities	49,647	18,655	—	7,425		607		76,334
				—		—
Long-term debt	—	—	—	142,200	(i)	—		142,200
Deferred revenue	—	519	(519)	—		—		—
Long-term income taxes payable	1,026	—	—	—		—		1,026
Deferred tax liabilities	—	1,920	—	(45,978	)(f)	49,737	(f)	5,679
Deferred rent and other liabilities	3,644	1,455	519	—		(1,040	)(j)	4,578

TOTAL LIABILITIES	54,317	22,549	—	103,647		49,304		229,817

Commitments and contingencies	—	—	—	—		—		—
Stockholders’ equity:
Preferred stock	—	—	—	—		—		—
Common stock	59	159	—	—		(148	)(k)	70
Additional paid-in capital	723,592	103,616	—	—		(22,524	)(l)	804,684
Accumulated other comprehensive loss	(1,581)	(4,136)	—	—		4,136	(m)	(1,581)
Retained earnings (accumulated deficit)	(435,859)	13,285	—	42,303	(n)	(13,285	)(n)	(393,556)

Total stockholders’ equity	286,211	112,924	—	42,303		(31,821)		409,617

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$340,528	$135,473	$—	$145,950		$17,483		$639,434

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 26, 2016

(in thousands, except per share amounts)

	Historical		Reclassification Adjustments	Financing Adjustments		Pro Forma Adjustments		Pro Forma Consolidated
	Three Months Ended 3/26/2016	Three Months Ended 3/31/2016

	FormFactor	Cascade Microtech
			(Note 1)
Revenues	$53,611	$34,803	$—	$—		$—		$88,414
Cost of revenues	43,819	14,122	412	—		5,113	(o)	63,466

Gross profit	9,792	20,681	(412)	—		(5,113)		24,948
Research and development	10,849	5,144	—	—		(128	)(p)	15,865
Selling, general and administrative	12,516	12,660	(412)	(2,127	)(q)	(579	)(q)	22,058
Restructuring charges, net	—	—	—	—		—		—
Impairment of long-lived assets	—	—	—	—		—		—

Total operating expenses	23,365	17,804	(412)	(2,127)		(707)		37,923

Operating income (loss)	(13,573)	2,877	—	2,127		(4,406)		(12,975)
Interest income (expense), net	117	11	—	(938	)(r)	(36	)(r)	(846)
Other income (expense), net	(314)	(87)	—	—		—		(401)

Income (loss) before income taxes	(13,770)	2,801	—	1,189		(4,442)		(14,222)

Benefit (expense) from income taxes	(30)	(809)	—	—		(404	)(s)	(1,243)

Net income (loss)	$(13,800)	$1,992	$—	$1,189		$(4,846)		$(15,465)

Per share information:
Income (loss) from continuing operations - Basic/diluted	$(0.24)							$(0.22)
Weighted average shares outstanding:
Basic/diluted	58,431							68,852 (t)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 26, 2015

(in thousands, except per share amounts)

	Historical		Reclassification Adjustments	Financing Adjustments		Pro Forma Adjustments		Fiscal Year Ended 12/26/2015
	Fiscal Year Ended 12/26/2015	Fiscal Year Ended 12/31/2015
	FormFactor	Cascade Microtech						Pro Forma Consolidated
			(Note 1)
Revenues	$282,358	$143,978	$—	$—		$—		$426,336
Cost of revenues	196,620	63,892	1,901	—		20,351	(o)	282,764

Gross profit	85,738	80,086	(1,901)	—		(20,351)		143,572
Research and development	44,184	16,965	—	—		124	(p)	61,273
Selling, general and administrative	45,090	45,230	(1,901)	(33	)(q)	4,971	(q)	93,357
Restructuring charges, net	559	—	—	—		—		559
Impairment of long-lived assets	8	—	—	—		—		8

Total operating expenses	89,841	62,195	(1,901)	(33)		5,095		155,197

Operating income (loss)	(4,103)	17,891	—	33		(25,446)		(11,625)
Interest income (expense), net	285	15	—	(3,876	)(r)	(144	)(r)	(3,720)
Other income (expense), net	2,547	(16)	—	—		—		2,531

Income (loss) before income taxes	(1,271)	17,890	—	(3,843)		(25,590)		(12,814)

Benefit (expense) from income taxes	(252)	(5,540)	—	—		4,433	(s)	(1,359)

Net income (loss)	$(1,523)	$12,350	$—	$(3,843)		$(21,157)		$(14,173)

Per share information:
Income (loss) from continuing operations - Basic/diluted	$(0.03)							$(0.21)
Weighted average shares outstanding:
Basic/diluted	57,850							68,271 (t)

FormFactor, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is based on FormFactor’s and Cascade Microtech’s historical consolidated financial statements as adjusted to give effect to the acquisition of Cascade Microtech and the debt issuance necessary to finance the acquisition. The unaudited pro forma condensed combined statements of operations for the three months ended March 26, 2016 and for the year ended December 26, 2015 give effect to the Cascade Microtech acquisition as if it had occurred on December 28, 2014. The unaudited condensed combined pro forma balance sheet as of March 26, 2016 gives effect to the Cascade Microtech acquisition as if it had occurred on March 26, 2016.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The historical information of FormFactor and Cascade Microtech is presented in accordance with GAAP. FormFactor is not currently aware of any significant accounting policy differences between FormFactor and Cascade Microtech, other than the pro forma reclassification of the amortization expense for acquired intangible assets from the selling, general and administrative to the cost of revenues as detailed in the reclassification schedule below. The pro forma reclassification of (1) short-term restricted cash to prepaid expenses and other current assets and (2) long term deferred revenues to long-term deferred rent and other liabilities have been made to conform Cascade Microtech’s presentation of financial information to FormFactor’s presentation. Following the acquisition and during the ASC Topic 805 measurement period, management will conduct a final review of Cascade Microtech’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Cascade Microtech’s results of operations or reclassification of assets or liabilities to conform to FormFactor’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

The acquisition method of accounting is based on ASC Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of FormFactor issued after completion of the Cascade Microtech acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in this unaudited pro forma condensed combined financial information. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the Cascade Microtech acquisition at the then-current fair value, which will likely result in acquisition consideration that is different from the amount assumed in this unaudited pro forma condensed combined financial information.

ASC Topic 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to FormFactor in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, FormFactor may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect FormFactor’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC Topic 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are not included as a component of acquisition consideration and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the periods incurred. FormFactor expects to incur total acquisition-related transaction costs of approximately $5.8 million and Cascade Microtech expects to incur total acquisition-related transaction costs of approximately $7.5 million.

The unaudited pro forma condensed combined financial information are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is the unaudited pro forma condensed combined financial information necessarily indicative of the future results of the combined company.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from future operating synergies or integration activities, or any revenue, tax, or other synergies that could result from the acquisition.

Certain reclassification adjustments presented below have been made to Cascade Microtech’s historical balance sheet as of March 31, 2016 and consolidated results of operations for the three months ended March 31, 2016 and for the year ended December 31, 2015 to conform to FormFactor’s presentation (in thousands):

Balance Sheet as of March 31, 2016

	Before Reclassification	Reclassification		After Reclassification
Prepaid expenses and other current assets	—	11	(i)	11
Restricted cash	11	(11	)(i)	—
Deferred rent and other liabilities	—	519	(ii)	519
Deferred revenue	519	(519	)(ii)	—

(i)	Represents the reclassification of “Restricted cash” to the “Prepaid expenses and other current assets” line item in the table set forth above.
(ii)	Represents the reclassification of “Deferred revenue” to the “Deferred rent and other liabilities” line item in the table set forth above.

Statement of Operations for the three months ended March 31, 2016

	Before Reclassification	Reclassification		After Reclassification
Cost of revenues	14,122	412	(iii)	14,534
Selling, general and administrative	12,660	(412	)(iii)	12,248

Statement of Operations for the year ended December 31, 2015

	Before Reclassification	Reclassification		After Reclassification
Cost of revenues	63,892	1,901	(iii)	65,793
Selling, general and administrative	45,230	(1,901	)(iii)	43,329

(iii)	FormFactor allocates the amortization of acquired intangible assets to both cost of revenue and selling, general and administrative expense, while Cascade Microtech recognizes these costs in selling, general and administrative expense. Therefore, this adjustment conforms the presentation of amortization of acquired intangible assets to FormFactor’s presentation.

Note 2. Estimated Cascade Microtech Purchase Consideration and Preliminary Purchase Price Allocation

The following summarizes the preliminary allocation of the purchase price for Cascade Microtech based on the terms of the merger agreement and FormFactor’s preliminary estimates of fair value of assets and liabilities as if the acquisition had occurred on May 2, 2016. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual merger date (in thousands):

Purchase price allocation
Cash and cash equivalents	$29,204
Marketable securities	3,560
Accounts receivable	25,392
Inventories	29,390
Prepaid expenses and other current assets	5,857
Property and equipment	16,709
Intangibles	153,723
Deferred tax assets	275
Other assets	697

Total assets	264,807
Accounts payable	7,480
Accrued liabilities	9,324
Income tax payable	684
Deferred revenue	1,774
Deferred tax liabilities	51,657
Deferred rent and other liabilities	934

Total liabilities	71,853

Net assets acquired(a)	192,954

Estimated purchase consideration(b)	350,840

Estimated goodwill(b)-(a)	$157,886

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations. The final purchase price allocation will be determined when FormFactor has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as technology and customer relationships as well as goodwill, and (3) other changes to assets and liabilities.

Estimated goodwill represents the excess of the preliminary estimated purchase price over the estimated fair value of the underlying net assets acquired. Estimated goodwill is not amortized but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill recognized in the merger is not expected to be deductible for tax purposes.

Estimated Purchase Consideration Sensitivity. The table below illustrates the potential impact to the total estimated purchase price for Cascade Microtech resulting from a 10% increase or decrease in the price of

FormFactor common stock of $7.33 on May 2, 2016. For the purpose of this calculation, the total number of shares and equity awards (vested and unvested) has been assumed to be the same as in the table above (in thousands):

	Stock Price	Purchase Price	Goodwill
10% increase in FormFactor’s share price
Stock Consideration	$8.06	84,028
Cash Consideration(a)		270,206
Replacement Award Consideration		4,784

		$359,018	$166,064

10% decrease in FormFactor’ s share price
Stock Consideration	$6.60	68,750
Cash Consideration(a)		269,269
Replacement Award Consideration		4,650

		$342,669	$149,715

(a) For pro forma purposes, FormFactor has assumed the cash portion of the transaction will be funded with a combination of available cash as well as a borrowing of approximately $150.0 million under the term loan facility that FormFactor intends to enter into in connection with the merger pursuant to the debt commitment letter. Borrowing on the term loan facility will fluctuate depending on the timing of the closing of the merger and the available cash at that time. For a more complete description of FormFactor’s debt financing for the merger, see “Proposal I: The Merger—Description of Debt Financing.”

Note 3. Pro Forma Adjustments

Balance Sheet Adjustments. The unaudited pro forma adjustments related to Cascade Microtech included in the unaudited pro forma condensed combined balance sheet are as follows (in thousands):

(a) Cash and cash equivalents

March 26, 2016
Cash consideration paid for shares and vested equity awards	$(269,737)
Cash provided from borrowing	150,000
Cash paid for debt financing costs	(375)
Estimated Cascade Microtech transaction costs anticipated to be paid concurrent with the closing of the merger	(5,701)
Estimated FormFactor transaction costs anticipated to be paid concurrent with the closing of the merger	(3,675)

Total adjustments to Cash and cash equivalents	$(129,488)

(b) Inventory

This adjustment represents the estimated adjustment to step up Cascade Microtech inventory to a fair value of approximately $29.4 million, an increase of approximately $4.0 million from the carrying value. The fair value estimate is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the acquisition, the step-up in inventory fair value of approximately $4.0 million will increase cost of sales over approximately two months as the inventory is sold. This increase is not reflected in the pro forma condensed combined statement of operations because it does not have a continuing impact.

(c) Property and equipment

This adjustment represents the estimated adjustment to step up Cascade Microtech property and equipment to a fair value of approximately $16.7 million, an increase of approximately $3.4 million from the carrying value. The fair value estimate is preliminary and subject to change.

(d) Goodwill

March 26, 2016
To eliminate the historical goodwill of Cascade Microtech	$(12,069)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Cascade Microtech acquisition	157,886

Total adjustments to Goodwill	$145,817

(e) Intangibles

	March 26, 2016	Estimated Useful Life (in years)
To eliminate the historical net book value of Cascade Microtech’s intangible assets	$(8,920)
Developed technology	69,070	4-6
In-process research and development	20,700	n/a
Customer contracts and related relationships	32,845	7
Trade names / trademarks / domain names	16,300	7
Order backlog	14,808	1

Total adjustments to Intangibles	$144,803

Identifiable intangible assets and liabilities acquired include developed technology, customer relationships, trade names, backlog and in-process research and development. In-process research and development will be accounted for as an indefinite-lived intangible asset until the underlying projects are completed or abandoned. The fair value of intangible assets is based on FormFactor’s preliminary valuation as of the deemed acquisition date of May 2, 2016. Estimated useful lives (where relevant for the purposes of these unaudited pro forma financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows.

(f) Deferred tax asset /liabilities and income tax payable

Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma fair value adjustments for the assets and liabilities to be acquired and the release of deferred income tax asset valuation allowance of FormFactor as a result of the U.S.-based acquired taxable temporary differences. This estimate of deferred taxes was determined based on the excess of the estimated fair values of the acquired assets and liabilities over the tax basis of the assets and liabilities to be acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon FormFactor’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

Adjustments to non-current deferred tax asset:

March 26, 2016
Reversal of historical United States deferred tax assets of Cascade Microtech against deferred tax liabilities arising as a result of the acquisition	$(5,070)

Adjustments to non-current deferred tax liabilities:

March 26, 2016
Fair value adjustments on identifiable intangible assets (see note (e))	$52,164
Fair value adjustments on property, plant and equipment (see note (c))	1,165
Fair value adjustments on inventory (see note (b))	1,379
Fair value adjustments on unfavorable leases and deferred rent (see note (j))	362
Fair value adjustments on deferred revenue (see notes (h) & (j))	413
Fair value of awards assumed attributable to the pre-acquisition periods	(676)

Reversal of historical United States deferred tax assets of Cascade Microtech against deferred tax liabilities arising as a result of the acquisition	(5,070)

Total adjustments to non-current deferred tax liability	$49,737

Release of FormFactor’s valuation allowance:

March 26, 2016
Reversal of valuation allowance related to FormFactor’s deferred tax assets due to acquired taxable temporary differences. The deferred tax assets have been reflected as an off-set to the deferred tax liabilities due to the fact both have arisen on account of the Cascade Microtech acquisition and relate to the same tax jurisdiction. Due to the lack of continuing nature of this adjustment, this adjustment has not been reflected in the condensed combined consolidated pro forma statement of operations.	$(45,978)

Adjustment to income tax payable:

March 26, 2016
To record the effect of changes in estimated taxes for the first quarter of fiscal 2016 as a result of the acquisition.	$684

(g) Accrued liabilities

March 26, 2016
To eliminate the historical current deferred rent of Cascade Microtech	$(207)
To record fair value of Cascade Microtech payroll tax liability	1,113

Total adjustments to Accrued liabilities	$906

(h) Deferred revenue, current

March 26, 2016
To eliminate the historical current deferred revenue of Cascade Microtech	$(2,757)
To record preliminary fair value of current deferred revenue	1,774

Total adjustments to Deferred revenue	$(983)

After the acquisition, this adjustment will not have a continuing impact as the service contracts, extended warranties, and customer deposits are primarily provided over 12 months and, accordingly, have been excluded from the unaudited pro forma condensed combined statement of operations.

(i) Debt

March 26, 2016
New debt financing	$150,000
Debt issuance cost	(375)

Total adjustments to Long-term debt	$149,625

Current portion of new debt financing	7,425
Long-term portion of new debt financing	142,200

(j) Deferred rent and other liabilities

March 26, 2016
To eliminate the historical non-current deferred rent of Cascade Microtech	$(827)
To eliminate the historical non-current deferred revenue of Cascade Microtech	(519)
To record preliminary fair value adjustment of non-current deferred revenue	385
To record preliminary fair value adjustment of unfavorable leases	(79)

Total adjustments to Deferred rent and other liabilities	$(1,040)

(k) Common stock

March 26, 2016
To eliminate the historical common stock of Cascade Microtech	(159)
To record the par value of common stock issued by FormFactor in connection with the transaction	10
To record the par value of common stock issued by FormFactor in connection with replacement awards	1

Total adjustment to common stock	(148)

(l) Additional paid-in-capital

March 26, 2016
To eliminate the historical additional paid-in-capital of Cascade Microtech	$(103,616)
To record the additional paid-in-capital for estimated common stock issued by FormFactor in connection with the transaction	76,379
To record the replacement options and restricted stock awards attributable to pre-acquisition services	4,713

Total adjustment to Additional paid-in-capital	$(22,524)

(m) Accumulated other comprehensive loss

To eliminate $4 million of historical accumulated other comprehensive loss of Cascade Microtech.

(n) Retained earnings (accumulated deficit)

March 26, 2016
To eliminate the historical retained earnings of Cascade Microtech	$(13,285)
To record FormFactor estimated transaction costs	(3,675)
To record the tax valuation allowance release	45,978

Total adjustment to retained earnings (accumulated deficit)	$29,018

Statement of Operations Adjustments. The unaudited pro forma adjustments related to Cascade Microtech included in the unaudited pro forma condensed combined statements of operations for the three months ended March 26, 2016 and for the year ended December 26, 2015 are as follows (in thousands):

(o) Cost of revenues

	Pro Forma Three Months Ended March 26, 2016	Pro Forma Fiscal Year Ended December 26, 2015
To record the net impact of eliminating the historical depreciation and amortization expense related to PP&E and intangible assets included within the operating results of Cascade Microtech as well as adjusting for depreciation and amortization expense related to the fair value adjustments of PP&E and intangible assets as part of purchase accounting	$5,152	$20,393
To record the net decrease to stock based compensation for the difference in the historical stock based expense recorded by Cascade Microtech as compared to the stock based compensation expense for the replacements awards issued by FormFactor	(39)	(42)

Total adjustments to Cost of revenue	$5,113	$20,351

(p) Research and development

	Pro Forma Three Months Ended March 26, 2016	Pro Forma Fiscal Year Ended December 26, 2015
To record the net impact of eliminating the historical depreciation expense related to PP&E assets included within the operating results of Cascade Microtech as well as adjusting for depreciation expense related to the fair value adjustments of PP&E assets as part of purchase accounting	$(42)	$224
To record the net decrease to stock based compensation for the difference in the historical stock based expense recorded by Cascade Microtech as compared to the stock based compensation expense for the replacements awards issued by FormFactor	(86)	(100)

Total adjustments to Research and development	$(128)	$124

(q) Selling, general and administrative

	Pro Forma Three Months Ended March 26, 2016	Pro Forma Fiscal Year Ended December 26, 2015
To record the net impact of eliminating the historical depreciation and amortization expense related to PP&E and intangible assets included within the operating results of Cascade Microtech as well as adjusting for depreciation and amortization expense related to the fair value adjustments of PP&E and intangible assets as part of purchase accounting	$1,432	$5,834
To record the net decrease to stock based compensation for the difference in the historical stock based expense recorded by Cascade Microtech as compared to the stock based compensation expense for the replacements awards issued by FormFactor	(478)	(628)
To eliminate Cascade Microtech’s incurred transaction costs recorded in selling, general and administrative expenses	(1,533)	(235)
To eliminate FormFactor’s incurred transaction costs recorded in selling, general and administrative expenses	(2,127)	(33)

Total adjustments to Selling, general and administrative	$(2,706)	$4,938

(r) Interest income (expense), net

	Pro Forma Three Months Ended March 26, 2016	Pro Forma Fiscal Year Ended December 26, 2015
To adjust interest income related to the cash paid in connection with the acquisition	$(36)	$(144)
Debt financing interest expense	(938)	(3,876)

Total adjustments to Interest income (expense), net	$(974)	$(4,020)

A sensitivity analysis on interest expense for the three months ended March 26, 2016 and for the year ended December 26, 2015 has been performed to assess the effect that a change of 12.5 basis points in the hypothetical interest rate would have on the debt financing. The stated interest rate of 2.63% was based on the three month LIBOR rate as of May 2, 2016 plus 2%.

The following table shows the change in interest expense for the debt financing:

Change in interest expense assuming	Pro Forma Three Months Ended March 26, 2016	Pro Forma Fiscal Year Ended December 26, 2015
	(in thousands)	(in thousands)
Increase of 0.125%	$46	$184
Decrease of 0.125%	$(46)	$(184)

(s) Benefit (expense) from income taxes

The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. Although not reflected in the pro forma financial statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors. Estimated income tax (benefit) expense included in the pro forma statements of earnings is as follows:

	Pro Forma Three Months Ended March 26, 2016	Pro Forma Fiscal Year Ended December 26, 2015
Benefit from Income taxes
Reversal of income tax expense recorded in Cascade Microtech due to the availability of net losses from operations of FormFactor	$—	$3,807
Adjustment on account of step-up in amortization of foreign intangible assets (see note (e))	280	626
To record the effect of changes in estimated taxes for the first quarter of fiscal 2016 as a result of the acquisition.	(684)	—

Total adjustments to Benefit (expense) from income taxes	$(404)	$4,433

(t) Earnings per share

Pro forma earnings per common share are based on historical FormFactor weighted average shares outstanding, adjusted to assume the shares estimated to be issued by FormFactor for the Cascade Microtech acquisition were outstanding for the entire periods presented.

	Pro Forma Three Months Ended March 26, 2016	Pro Forma Fiscal Year Ended December 26, 2015
FormFactor weighted average shares outstanding -basic/diluted	58,431	57,850
FormFactor shares estimated to be issued for Cascade Microtech acquisition	10,421	10,421

Pro forma combined weighted average shares outstanding	68,852	68,271

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

FormFactor and Cascade Microtech have included in this proxy statement/prospectus and from time to time may make in their public filings, press releases or other public statements, certain statements that constitute “forward-looking statements” (as that term is defined under Section 21E of the Exchange Act and/or the U.S. Private Securities Litigation Reform Act of 1995). In addition, the management of FormFactor or Cascade Microtech may make forward-looking statements to analysts, investors, representatives of the media and others. In some cases these forward-looking statements can be identified by forward-looking words such as “may,” “might,” “should,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “potential,” “continue,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Forward looking statements include, among others, statements concerning the impact of the merger on FormFactor’s or Cascade Microtech’s business, operations, results or financial condition; business strategy; plans or objectives for future operations; the estimates and assumptions underlying the pro forma financial information contained in this proxy statement/prospectus; expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger and related transactions; approval of the merger and related transactions by Cascade Microtech’s shareholders; the satisfaction of the closing conditions to the merger; the timing of the consummation of the merger; the terms and availability of the proposed financing of the merger; the number of shares of FormFactor common stock to be issued or reserved in connection with the merger; and other statements contained in this proxy statement/prospectus or public documents of FormFactor and Cascade Microtech that are not historical facts.

Forward-looking statements are not guarantees of performance, are based upon the current expectations and assessments of the respective management of FormFactor and Cascade Microtech and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of FormFactor and Cascade Microtech. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from the results discussed in forward-looking statements. In addition to the risks described under “Risk Factors” beginning on page 47 of this proxy statement/prospectus and those risks described in documents that are incorporated by reference in this proxy statement/prospectus, the following factors, among others, could cause such differences:

•	the timing to consummate the merger;

•	the risk that a condition to consummation of the merger may not be satisfied;

•	the risk that a regulatory approval that may be required for the merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated;

•	the availability and terms of the proposed financing arrangements for the merger;

•	the possibility that the anticipated benefits and synergies from the merger cannot be fully realized or take longer to realize than expected;

•	FormFactor’s ability to promptly and effectively integrate Cascade Microtech’s businesses, products and technologies;

•	the diversion of management time and attention on merger-related issues;

•	FormFactor’s ability to retain key personnel following the consummation of the merger and Cascade Microtech’s ability to attract and retain qualified employees pending the consummation of the merger; or

•	the existence of unanticipated contingent liabilities associated with Cascade Microtech’s business.

The forward-looking statements in this proxy statement/prospectus speak only as of the time they are made and do not necessarily reflect the outlook of FormFactor or Cascade Microtech or members of their respective management teams at any other point in time. FormFactor and Cascade Microtech expressly disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or for any other reason. However, readers should carefully review the risk factors set forth in and incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning FormFactor, Cascade Microtech, the merger, the related transactions or other matters attributable to FormFactor or Cascade Microtech or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 of this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of FormFactor and Cascade Microtech because these risk factors may affect the business, results of operations, financial condition and stock price of the combined company. These risks are described, for FormFactor, under the caption “Risk Factors” and elsewhere in FormFactor’s Annual Report on Form 10-K for the year ended December 26, 2015 and, for Cascade Microtech, under the caption “Risk Factors” and elsewhere in Cascade Microtech’s Annual Report on Form 10-K for the year ended December 31, 2015, each of which is on file with the SEC and both of which are incorporated by reference in this proxy statement/prospectus.

Because the exchange ratio is only subject to adjustment in limited circumstances and the market price of FormFactor common stock will fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon the consummation of the merger, each share of Cascade Microtech common stock outstanding immediately prior to the merger (other than those shares held by FormFactor or by any subsidiary of Cascade Microtech or FormFactor) will be converted into the right to receive $16.00 in cash, without interest, and 0.6534 of a share of FormFactor common stock, subject to adjustment in certain circumstances as described below under “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus. The exchange ratio is only subject to adjustment in the circumstances described in “The Merger Agreement—Exchange Ratio Adjustment.” Such adjustments, if any, are not designed to preserve the value of the stock portion of the merger consideration in the face of changes in the market price of FormFactor common stock or Cascade Microtech common stock between the signing of the merger agreement and the consummation of the merger. Based on the closing stock price of a share of FormFactor common stock of $6.70 on the NASDAQ Global Market on May 17, 2016, the most recent practicable date prior to the date of this proxy statement/prospectus, the value of the merger consideration was $20.38 per share of Cascade Microtech common stock, which includes the value of the stock portion of the merger consideration of $4.38 per share and the cash portion of the merger consideration of $16.00 per share of Cascade Microtech common stock. The value of the stock portion of the merger consideration may vary from the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed to Cascade Microtech’s shareholders, the date of the Cascade Microtech special meeting, the date the merger is consummated and thereafter. Accordingly, at the time of the Cascade Microtech special meeting, Cascade Microtech’s shareholders will not know or be able to determine the market value of the merger consideration they would receive upon consummation of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in FormFactor’s and Cascade Microtech’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be consummated, the timing of the merger and regulatory considerations. Many of these factors are beyond FormFactor’s and Cascade Microtech’s control.

The market price of FormFactor common stock after the merger may be affected by factors different from those affecting shares of Cascade Microtech common stock currently.

Upon consummation of the merger, holders of Cascade Microtech common stock will become holders of FormFactor common stock. The businesses of FormFactor differ from those of Cascade Microtech in important respects, including geography, product offerings and target markets. Accordingly, the results of operations of FormFactor after the merger, as well as the market price of its common stock, may be affected by factors different from those currently affecting the independent results of operations of Cascade Microtech and its common stock. For further information on the businesses of FormFactor and Cascade Microtech and certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.

After consummation of the merger, FormFactor may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect FormFactor’s results of operations and the value of FormFactor common stock.

The success of the merger will depend, in part, on FormFactor’s ability to realize the anticipated benefits and cost savings from combining the businesses of FormFactor and Cascade Microtech. The ability of FormFactor to realize these anticipated benefits and cost savings is subject to certain risks including:

•	FormFactor’s ability to successfully combine the businesses of FormFactor and Cascade Microtech;

•	whether the combined businesses will perform as expected;

•	the possibility that FormFactor paid more for the acquisition of Cascade Microtech than the value it will derive from the acquisition;

•	the reduction of FormFactor’s cash available for operations and other uses and the incurrence of indebtedness to finance the acquisition; and

•	the assumption of certain known and unknown liabilities of Cascade Microtech.

If FormFactor is unable to successfully combine the businesses of FormFactor and Cascade Microtech within the anticipated time frame, or at all, (i) the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected, (ii) the combined businesses may not perform as expected and (iii) the value of the FormFactor common stock (including the stock portion of the merger consideration and shares of FormFactor common stock underlying the equity awards assumed in connection with the merger) may be adversely affected.

FormFactor and Cascade Microtech have operated and, until the consummation of the merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key FormFactor and Cascade Microtech employees, the disruption of either company’s ongoing businesses, unexpected integration issues, higher than expected integration costs or an overall post-closing integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Cascade Microtech into FormFactor’s operations in order to realize the anticipated benefits and cost savings of the merger so the combined business performs as expected, include, among other things:

•	combining the companies’ sales, manufacturing, marketing, distribution, purchasing, operations and research and development functions;

•	integrating the companies’ technologies, products and services;

•	identifying and eliminating redundant or underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	coordinating sales, distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	maintaining existing agreements with customers, suppliers and distributors, including with those currently shared by the companies, and avoiding delays in entering into new agreements with prospective customers, suppliers and distributors; and

•	coordinating the combined organization across dispersed geographic locations.

In addition, at times, the attention of certain members of each company’s management and resources may be focused on the consummation of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other strategic planning, which may disrupt each company’s ongoing business and the business of the combined company.

FormFactor and Cascade Microtech may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on FormFactor and Cascade Microtech employees may have an adverse effect on FormFactor and Cascade Microtech and, consequently, the combined business. This uncertainty may impair FormFactor’s and Cascade Microtech’s ability to attract, retain and motivate key personnel until the merger is consummated. Employee retention may be particularly challenging during the pendency of the merger, as employees of FormFactor and Cascade Microtech may experience uncertainty about their future roles with the combined business. Additionally, Cascade Microtech’s officers and employees own shares of Cascade Microtech’s common stock and/or have vested stock options and restricted stock units and, if the merger is consummated (and in the case of vested options, if such vested options are exercised prior to consummation of the merger), are therefore entitled to a portion of the merger consideration, the payment of which could provide sufficient financial incentive for certain officers and employees to no longer pursue employment with the combined business. Additionally, pursuant to the change-in-control severance agreements in place between Cascade Microtech and certain key employees of Cascade Microtech, a key employee may decide to terminate his or her employment for “good reason” if there are certain changes in the key employee’s duties, target incentives or benefits or work location following the merger, after which the key employee would be entitled to certain payments under the change-in-control severance agreement. If key employees of FormFactor or Cascade Microtech depart because of issues relating to the uncertainty and difficulty of integration, financial incentives or a desire not to become employees of the combined business, FormFactor may have to incur significant costs in identifying, hiring and retaining replacements for departing employees, which could reduce FormFactor’s ability to realize the anticipated benefits of the merger.

The merger will not be consummated unless important conditions are satisfied.

The obligations of FormFactor and Cascade Microtech to consummate the merger are subject to satisfaction or waiver of a number of conditions including, among others, approval and adoption of the merger agreement, the merger and the related transactions contemplated by the merger agreement by the Cascade Microtech shareholders; the absence of applicable law or injunction prohibiting the merger; expiration or termination of the applicable waiting period under the HSR Act (which waiting period expired on March 21, 2016); the effectiveness of this registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and approval of the listing on the NASDAQ of the FormFactor common stock to be issued in connection with the merger. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain additional conditions, including the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the absence of a material adverse effect on the other party to the merger agreement and the performance by the other party of its respective obligations under the merger agreement in all material respects.

For a more complete description of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 100 of this proxy statement/prospectus.

Many of the conditions to closing of the merger are not within FormFactor’s or Cascade Microtech’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to August 4, 2016, it is possible that the merger agreement will be terminated. Obtaining satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause FormFactor not to realize some or all of the benefits that FormFactor expects to achieve if the merger is successfully consummated within its expected timeframe. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be consummated.

FormFactor’s and Cascade Microtech’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which FormFactor and Cascade Microtech do business may experience uncertainty associated with the transaction, including with respect to current or future business relationships with FormFactor, Cascade Microtech or the combined business. FormFactor’s and Cascade Microtech’s business relationships may be subject to disruption as customers, suppliers, distributors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than FormFactor, Cascade Microtech or the combined business. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business. The adverse effect of such disruptions could be increased by a delay in the consummation of the merger or by termination of the merger agreement.

Certain of Cascade Microtech’s executive officers and directors have interests in the merger that may be different from your interests as a shareholder of Cascade Microtech.

When considering the recommendation of Cascade Microtech’s board of directors that Cascade Microtech’s shareholders vote in favor of the adoption of the merger agreement, you should be aware that certain of the executive officers and directors of Cascade Microtech have interests in the merger that may be different from, or in addition to, your interests as a shareholder of Cascade Microtech. In particular, under the merger agreement, the officers and directors of Cascade Microtech have been granted rights to continued indemnification and insurance coverage after the consummation of the merger, certain officers of Cascade Microtech will receive payments in connection with the merger or have the vesting of their equity awards accelerated, one Cascade Microtech director will have the vesting of his equity awards accelerated and one Cascade Microtech director will be appointed to the board of directors of FormFactor following consummation of the merger. See “Interests of Certain Persons in the Merger” beginning on page 120 of this proxy statement/prospectus for a further description of these interests. Cascade Microtech’s board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that Cascade Microtech’s shareholders approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement.

The merger agreement limits Cascade Microtech’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Cascade Microtech to sell its business to a party other than FormFactor. These provisions include a general prohibition on Cascade Microtech soliciting any competing acquisition proposal from another party. In addition, there are only limited exceptions to Cascade Microtech’s agreement that Cascade Microtech’s board of directors will not withdraw or modify in a manner adverse to FormFactor the recommendation of the Cascade Microtech board of directors in favor of the adoption of the merger agreement, and FormFactor generally has a right to match any competing acquisition proposals that may be made by a third party. Although Cascade Microtech’s board of directors is permitted to take these actions and, in certain circumstances, Cascade Microtech may terminate the merger agreement if the board of directors determines in good faith that the failure to take such action would constitute a breach of its fiduciary duties to Cascade Microtech’s shareholders under Oregon law, doing so in specified situations could require Cascade Microtech to pay to FormFactor a termination fee of $10,830,000 and/or expose Cascade Microtech to claims by FormFactor for damages. See “The Merger Agreement—No Solicitation by Cascade Microtech,” “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expenses” beginning on pages 106, 115 and 117, respectively, of this proxy statement/prospectus.

While Cascade Microtech believes these provisions are reasonable and do not preclude other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Cascade Microtech from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value per share than FormFactor’s currently proposed merger consideration. In addition, the termination fee may result in a potential competing acquirer proposing to pay a lower per-share price to acquire Cascade Microtech than it might otherwise have proposed to pay because of the added expense of the $10,830,000 termination fee that may become payable in certain circumstances.

Failure to consummate the merger could negatively impact the stock price and the future business, operating results and financial condition of FormFactor and Cascade Microtech.

If the merger is not consummated, the ongoing businesses of FormFactor and Cascade Microtech may be adversely affected and, without realizing any of the benefits of having consummated the merger, FormFactor and Cascade Microtech would be subject to a number of risks which may adversely affect FormFactor’s or Cascade Microtech’s businesses, operating results, financial condition or stock price, including the following:

•	FormFactor and Cascade Microtech may experience negative reactions from the financial markets and from their respective customers, suppliers, distributors and employees;

•	Cascade Microtech may be required to pay FormFactor a termination fee of $10,830,000 if the merger is terminated under certain circumstances (see “The Merger Agreement—Termination Fees and Expenses” beginning on page 117 of this proxy statement/prospectus);

•	FormFactor and Cascade Microtech have incurred and will incur certain costs relating to the merger that they will be required to pay, whether or not the merger is consummated;

•	the merger agreement places certain restrictions on the conduct of Cascade Microtech’s business prior to the consummation of the merger or the termination of the merger agreement. Such restrictions, the waiver of which is subject to the consent of FormFactor (not to be unreasonably withheld, conditioned or delayed), may prevent Cascade Microtech from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities while the merger is pending (see “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 104 of this proxy statement/prospectus for a description of the restrictive covenants applicable to Cascade Microtech); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by FormFactor and Cascade Microtech management, which would otherwise have been devoted to day-to-day operations or other opportunities that may have been beneficial to either FormFactor or Cascade Microtech as an independent company.

In addition, FormFactor and Cascade Microtech could be subject to litigation related to any failure to consummate the merger or related to any enforcement proceeding commenced against FormFactor or Cascade Microtech to perform their respective obligations under the merger agreement. If the merger is not consummated, these risks may materialize and may adversely affect FormFactor’s and Cascade Microtech’s business, operating results, financial condition and stock price.

The shares of FormFactor common stock to be received by Cascade Microtech’s shareholders upon the consummation of the merger will have different rights from shares of Cascade Microtech common stock.

Upon consummation of the merger, Cascade Microtech’s shareholders will no longer be shareholders of Cascade Microtech, an Oregon corporation, but will instead become shareholders of FormFactor, a Delaware corporation, and their rights as shareholders will be governed by Delaware law and FormFactor’s amended and restated certificate of incorporation and amended and restated bylaws. The terms of Delaware law and FormFactor’s amended and restated certificate of incorporation and amended and restated bylaws are in some respects materially different than the terms of Oregon law and Cascade Microtech’s articles of incorporation and bylaws, which currently govern the rights of Cascade Microtech’s shareholders. See “Comparison of Shareholder Rights” beginning on page 130 of this proxy statement/prospectus for a discussion of the different rights associated with FormFactor common stock.

Cascade Microtech’s shareholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over management.

Immediately after the consummation of the merger, it is expected that former Cascade Microtech’s shareholders, who collectively own 100% of Cascade Microtech, will own approximately 14.9% of FormFactor, based on the number of shares of Cascade Microtech and FormFactor common stock outstanding, as of May 17, 2016. Consequently, Cascade Microtech’s shareholders will have less influence over the management and policies of FormFactor than they currently have over the management and policies of Cascade Microtech.

FormFactor may encounter difficulties or high costs associated with securing financing necessary to pay the cash portion of the merger consideration.

FormFactor currently intends to finance the cash portion of the merger consideration through cash on hand and debt financing. FormFactor has entered into a debt commitment letter pursuant to which the lenders have committed to provide a senior secured term loan facility in an aggregate amount of $150 million to finance in part the cash portion of the merger consideration. However, the lenders’ commitment to provide the credit facility is subject to certain conditions, including, among others: the execution of definitive financing documentation; the consummation of the merger in accordance with the merger agreement; the absence of a company material adverse effect (see “The Merger Agreement— Definition of Company Material Adverse Effect” beginning on page 102 of this proxy statement/prospectus for a definition of company material adverse effect); a minimum liquidity condition; and other customary closing conditions. The receipt of financing by FormFactor is not a condition to the consummation of the merger and FormFactor will be required to consummate the merger (assuming that all of the conditions to its obligations under the merger agreement are satisfied), whether or not the term loan facility contemplated by the debt commitment letter or other financing are available on acceptable terms, or at all. To the extent that FormFactor is not able to obtain financing through the term loan facility contemplated by the debt commitment letter or other sources when it is required to consummate the merger pursuant to the merger agreement, FormFactor may be financially strained by its payment obligations. Any alternative debt financing that FormFactor may seek may only be available on terms that are more expensive or otherwise less favorable to FormFactor and any alternative equity financing that FormFactor may seek would be dilutive to FormFactor’s equityholders. Additionally, there is no guarantee that alternative sources would provide the full amount of financing sought, or be available at all. For a more complete description of FormFactor’s debt financing for the merger, see the section entitled “Proposal I: The Merger—Description of Debt Financing” beginning on page 92 of the proxy statement/prospectus.

The use of cash and incurrence of substantial indebtedness in connection with the financing of the merger may have an adverse impact on FormFactor’s liquidity, limit FormFactor’s flexibility in responding to other business opportunities and increase FormFactor’s vulnerability to adverse economic and industry conditions.

The merger will be financed in part by the use of FormFactor’s cash on hand and the incurrence of a significant amount of indebtedness. As of March 26, 2016, FormFactor had approximately $151.9 million of cash and cash equivalents, approximately $35.3 million of short-term investments and no debt outstanding. In connection with the merger, FormFactor expects to enter into a new senior secured term loan facility in an aggregate principal amount of $150 million to finance in part the cash portion of the merger consideration. The use of cash on hand and indebtedness to finance the cash portion of the merger consideration will reduce FormFactor’s liquidity and cause FormFactor to place more reliance on cash generated from operations to pay principal and interest on FormFactor’s debt, thereby reducing the availability of FormFactor’s cash flow for working capital and capital expenditure needs or to pursue other potential strategic initiatives. The term loan facility provided to FormFactor will contain financial covenants requiring FormFactor to maintain a certain leverage ratio of consolidated total indebtedness to EBITDA and a fixed charge interest ratio. In addition, it will also impose limitations on FormFactor’s ability to incur liens and indebtedness or to pay dividends, make certain investments or dispose of assets (in each case, subject to customary exceptions). FormFactor’s ability to comply with these financial and restrictive covenants can be affected by events beyond its control. The indebtedness and these restrictive covenants will also have the effect, among other things, of limiting FormFactor’s ability to obtain additional financing, if needed, limiting its flexibility in the conduct of its business and making FormFactor more vulnerable to economic downturns and adverse competitive and industry conditions. In addition, a breach of the financial or restrictive covenants, among other things, could result in an event of default with respect to the term loan facility, which, if not cured or waived, could result in the term loan facility becoming immediately due and payable and could have a material adverse effect on FormFactor’s business, financial condition and results of operations.

FormFactor and Cascade Microtech will incur significant transaction and merger-related costs in connection with the merger.

Each of FormFactor and Cascade Microtech expects to incur a number of non-recurring costs associated with the merger and, if consummated, FormFactor will incur significant additional costs in combining the operations of the two companies following the merger. The substantial majority of non-recurring expenses resulting from the merger will be comprised of transaction costs related to the merger and, following the merger, facilities and systems consolidation costs and employment-related costs. FormFactor continues to assess the magnitude of these costs and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although FormFactor expects that synergies and other benefits of the merger will offset these transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive, and may be dilutive, to FormFactor’s per share results, which may negatively affect the market price of FormFactor common stock.

FormFactor currently anticipates that the merger will be accretive on a non-GAAP basis to its total and per share results. This expectation is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay the accretion that currently is expected or could result in dilution, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize all of the benefits anticipated in the merger. Any dilution of, or decrease or delay of any accretion to, FormFactor’s total and per share results could cause the price of FormFactor’s common stock to decline.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus are preliminary and the actual financial condition and results of operations after the merger may differ significantly.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what FormFactor’s actual financial condition or results of operations would have been had the merger been consummated on the dates indicated. The unaudited pro forma condensed combined financial information reflect adjustments to illustrate the effect of the merger had it been consummated on the dates indicated, which are based upon preliminary estimates, to record the identifiable assets acquired and liabilities assumed from Cascade Microtech at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Cascade Microtech as of the date of the consummation of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 29 of the proxy statement/prospectus.

Issuance of FormFactor common stock in connection with the merger may adversely affect the market price of FormFactor common stock.

In connection with the payment of the aggregate stock component of the merger consideration, FormFactor expects to issue approximately 10.4 million shares of common stock to Cascade Microtech shareholders. The issuance of these new shares of FormFactor common stock will reduce the existing stockholders’ ownership and voting interest in FormFactor and may result in a decrease in the market price of FormFactor common stock.

The opinion obtained by Cascade Microtech’s board of directors from its financial advisor does not and will not reflect changes in circumstances subsequent to the date of the merger agreement.

On February 3, 2016, Stifel delivered its opinion to the Cascade Microtech board of directors that, as of February 3, 2016, and based on and subject to the qualifications, limitations and assumptions set forth in that opinion, the merger consideration to be received by the holders of shares of Cascade Microtech common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Cascade Microtech has not obtained, and will not obtain, an updated opinion from Stifel. The opinion rendered by Stifel does not speak to the time when the merger will be completed or to any other date other than the date of such opinion. As a result, the opinion rendered by Stifel does not and will not address the fairness, from a financial point of view, of the merger consideration to be received by Cascade Microtech’s shareholders pursuant to the merger agreement at the time the merger is completed or at any time other than February 3, 2016. For a more complete description of the opinion rendered by Stifel, see “Proposal I: The Merger—Opinion of Cascade Microtech’s Financial Advisor” beginning on page 77 of this proxy statement/prospectus and the full text of the opinion contained in Annex B to this proxy statement/prospectus.

Litigation filed against Cascade Microtech, the Cascade Microtech board or FormFactor could prevent or delay the consummation of the merger or result in the payment of damages following the completion of the merger.

In connection with the merger, a purported shareholder of Cascade Microtech has filed a putative shareholder class action lawsuit against Cascade Microtech, its board, FormFactor and Merger Sub. Among other remedies, the plaintiff seeks to enjoin the merger. Additional lawsuits may be filed in connection with the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, such litigation could prevent or delay the completion of the merger and result in substantial costs, including any costs associated with indemnification. The defense or settlement of any such lawsuit or claim that remains unresolved at the time the merger is consummated could negatively affect FormFactor’s results of operations and financial condition. See the section entitled “Proposal I: The Mergers—Litigation Relating to the Merger” beginning on page 91 of this proxy statement/prospectus.

One of the conditions to completion of the merger is the absence of any applicable law (including any order) being in effect that prohibits completion of the merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting completion of the merger, then such order may prevent the merger from being completed, or from being completed within the expected timeframe.

Risks relating to FormFactor and Cascade Microtech.

FormFactor and Cascade Microtech are, and following consummation of the merger, FormFactor and Cascade Microtech will continue to be, subject to the risks described, for FormFactor and the combined company, under the caption “Risk Factors” and elsewhere in FormFactor’s Annual Report on Form 10-K for the year ended December 26, 2015, and, for Cascade Microtech and the combined company, under the caption “Risk Factors” and elsewhere in Cascade Microtech’s Annual Report on Form 10-K for the year ended December 31, 2015, each of which is on file with the SEC and both of which are incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.

THE COMPANIES

FormFactor

FormFactor, Inc. helps semiconductor manufacturers test the integrated circuits that power consumer mobile devices, as well as computing, automotive and other applications. FormFactor is one of the world’s leading providers of essential wafer test technologies and expertise, with an extensive portfolio of high-performance probe cards for DRAM, Flash and System on Chip devices. Customers use FormFactor’s products and services to lower overall production costs, improve their yields and enable complex next-generation integrated circuits. Headquartered in Livermore, California, FormFactor services its customers from a network of facilities in Europe, Asia and North America.

The principal trading market for FormFactor’s common stock (NASDAQ: FORM) is the NASDAQ Global Market. The principal executive offices of FormFactor are located at 7005 Southfront Road, Livermore, California 94551; its telephone number is (925) 290-4000; and its website is www.FormFactor.com. The information and other content contained on its website is not incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about FormFactor from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.

Cascade Microtech

Cascade Microtech, Inc. is a worldwide leader in precision contact, electrical measurement and test of integrated circuits, optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, integrated circuits, integrated circuit packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe cards, advanced thermal subsystems and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips.

The principal trading market for Cascade Microtech’s common stock (NASDAQ: CSCD) is the NASDAQ Global Market. The principal executive offices of Cascade Microtech are located at 9100 S.W. Gemini Drive, Beaverton, Oregon 97008; its telephone number is (503) 601-1000; and its website is www.cascademicrotech.com. The information and other content contained on its website is not incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about Cascade Microtech from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.

Merger Sub

Cardinal Merger Subsidiary, Inc. is an Oregon corporation and a wholly owned subsidiary of FormFactor. Merger Sub was incorporated on February 1, 2016 solely for the purpose of consummating a merger with Cascade Microtech. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 7005 Southfront Road, Livermore, California 94551 and its telephone number is (925) 290-4000.

SPECIAL MEETING OF SHAREHOLDERS OF CASCADE MICROTECH

Date, Time and Place

The special meeting is scheduled to be held at the offices of Perkins Coie LLP, located at 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209 on June 23, 2016, at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, Cascade Microtech shareholders will be asked to consider and vote on the following proposals:

•	the merger proposal, which is further described in the sections entitled “Proposal 1: The Merger” and “The Merger Agreement,” beginning on pages 61 and 94, respectively, of this proxy statement/prospectus;

•	the named executive officer merger-related compensation proposal, which is further described in the sections entitled “Interests of Certain Persons in the Merger” and “Proposal III: Advisory Vote on Named Executive Officer Merger-Related Compensation” beginning on pages 120 and 126, respectively, of this proxy statement/prospectus;

•	the adjournment proposal; and

•	to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Cascade Microtech shareholders must approve the merger proposal as a condition to the completion of the merger. If the Cascade Microtech shareholders fail to approve the merger proposal, the merger will not occur. The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, a shareholder may vote to approve the merger proposal and vote not to approve the named executive officer merger-related compensation proposal, and vice versa. Because the vote on the named executive officer merger-related compensation proposal is only advisory in nature, it will not be binding on Cascade Microtech, FormFactor or the surviving corporation. Accordingly, because Cascade Microtech’s named executive officers have a contractual right to such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger proposal is approved, regardless of the outcome of the advisory vote.

Other than the matters described above, Cascade Microtech does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Cascade Microtech Board of Directors

The Cascade Microtech board of directors unanimously adopted and approved the merger agreement and the merger. Certain factors considered by the Cascade Microtech board of directors in reaching its decision to adopt and approve the merger agreement and the merger can be found in the section entitled “Proposal I: The Merger—Cascade Microtech Reasons for the Merger; Recommendation of the Cascade Microtech Board of Directors” beginning on page 69 of this proxy statement/prospectus.

The Cascade Microtech board of directors unanimously recommends that the Cascade Microtech shareholders vote “FOR” the merger proposal, “FOR” the named executive officer merger-related compensation proposal and “FOR” the adjournment proposal.

Record Date; Shareholders Entitled to Vote

Only holders of shares of Cascade Microtech common stock at the close of business on May 5, 2016, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 15,949,492 shares of Cascade Microtech common stock were issued and outstanding.

Holders of Cascade Microtech common stock are entitled to one vote for each share of Cascade Microtech common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Cascade Microtech common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, a majority of the shares of Cascade Microtech common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the meeting to another place, date or time. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject Cascade Microtech to additional expense.

Once a share is represented in person or by proxy at the special meeting, it will be counted for purposes of determining whether a quorum exists at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of determining whether a quorum exists at the special meeting.

Required Vote

Approval and adoption of the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement, requires the affirmative vote of holders of at least a majority of the outstanding shares of Cascade Microtech common stock entitled to vote thereon.

Approval of the adjournment of the special meeting requires the affirmative vote of holders of a majority of the shares of Cascade Microtech common stock present at the special meeting, in person or by proxy, whether or not a quorum.

Approval, on an advisory (non-binding) basis, of the merger-related compensation that will or may be paid to Cascade Microtech’s named executive officers in connection with the merger will occur if the votes cast in favor of the proposal exceed the votes cast against it.

Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the merger proposal and the adjournment proposal, but will have no effect on the outcome of the named executive officer merger-related compensation proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) approval of the merger proposal, (ii) approval of the adjournment proposal, and (iii) approval of the named executive officer merger-related compensation proposal.

A “broker non-vote” occurs when (i) your shares are held in “street name” by brokers, banks and other nominees, and (ii) the broker, bank or nominee submits a proxy card for your shares of Cascade Microtech common stock held in “street name” but does not vote on a particular proposal because you have not instructed the broker, bank or other nominee regarding how to vote on such proposal and your broker does not have discretionary authority to vote. Because, under applicable rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, broker non-votes, if any, (x) will not be counted as present in person or by proxy at the special meeting for purposes of determining the presence or absence of a quorum unless the broker has been instructed to vote on at least one of the proposals presented in this proxy statement, and (y) will not be voted on any proposal for which a broker non-vote occurs.

Failure to Vote

If you are a shareholder of record and you do not sign and return your proxy card or vote over the internet, by telephone or in person at the special meeting, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, under applicable rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be counted as present in person or by proxy at the special meeting for purposes of determining the presence or absence of a quorum, and your shares will not be voted on any proposal.

A failure to vote or a broker non-vote will have no effect on the outcome of the named executive officer merger-related compensation proposal. However, the vote to approve the merger proposal is based on the total number of shares of Cascade Microtech common stock outstanding on the record date, not just the votes cast, and the vote on the adjournment proposal is based on the number of votes represented at a meeting of shareholders, not just the votes cast. As a result, if you fail to vote your shares, or fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the merger proposal and the adjournment proposal.

Voting by Cascade Microtech’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Cascade Microtech and their affiliates were entitled to vote 2,120,616 shares of Cascade Microtech common stock, or approximately 13.3% of the shares of Cascade Microtech common stock issued and outstanding on that date.

Voting at the Special Meeting

If your shares are registered directly in your name with Cascade Microtech’s transfer agent, you are considered a “shareholder of record” and there are four methods by which you may vote your shares at the special meeting. You may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card, or you may vote your shares by authorizing the persons named as proxies on the proxy card to vote your shares at the special meeting by returning the proxy card by mail, or by voting over the internet, or by telephone. Although Cascade Microtech offers four different voting methods, Cascade Microtech encourages you to vote over the internet or by telephone, as Cascade Microtech believes they are the most convenient, cost-effective and reliable voting methods. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed.

•	To Vote in Person: If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.

•	To Vote Over the Internet: To vote over the internet, go to http://www.envisionreports.com/CSCD and follow the steps outlined on the secured website. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote. If you vote over the internet, you do not have to mail in a proxy card.

•	To Vote by Telephone: To vote by telephone, call toll-free 1-800-652-VOTE (8683) at any time on a touchtone phone. Please have your proxy card available for reference because you will need the validation details that are located on your proxy card in order to cast your vote. If you vote by telephone, you do not have to mail in a proxy card.

•	To Vote by Mail: To vote by mail, complete, sign and date the proxy card and return it promptly to the address indicated on the proxy card in the postage paid enveloped provided. If you sign and return your proxy card without indicating how you want your shares of Cascade Microtech common stock to be voted with regard to a particular proposal, your shares of Cascade Microtech common stock will be voted in favor of such proposal. If you return your proxy card without a signature, your shares will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. If you are a beneficial owner and you wish to vote in person at the special meeting, you must bring to the special meeting a legal proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Shareholders who are entitled to vote at the special meeting may attend the special meeting. Beneficial owners should bring a copy of an account statement reflecting their ownership of Cascade Microtech common stock as of the record date. All shareholders should bring photo identification.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy by:

•	voting again over the internet or by telephone prior to 11:59 p.m., Eastern Time, on June 22, 2016;

•	timely sending a written notice that you are revoking your proxy to Cascade Microtech’s Secretary;

•	timely delivering a valid, later-dated proxy; or

•	attending the special meeting and notifying the election officials that you wish to revoke your proxy to vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in “street name,” you should contact your broker, bank or other nominee with questions about how to change or revoke your voting instructions.

Solicitation of Proxies

The Cascade Microtech board of directors is soliciting your proxy, and Cascade Microtech will bear the cost of soliciting proxies. Cascade Microtech has engaged Georgeson LLC to assist in the solicitation of proxies and provide related advice and informational support, for a base fee of $7,500 and the reimbursement of reasonable out-of-pocket expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Cascade Microtech common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Georgeson LLC or, without additional compensation by certain of Cascade Microtech’s directors, officers and employees.

Adjournment

In addition to the merger proposal and the named executive officer merger-related compensation proposal, Cascade Microtech shareholders are also being asked to approve the adjournment proposal, which will give the Cascade Microtech board of directors authority to, as permitted under the terms of the merger agreement, adjourn the special meeting for the purpose of soliciting additional votes in favor of the merger proposal if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If a quorum does not exist, the holders of a majority of the shares of Cascade Microtech common stock present or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting to another place, date or time. If the adjournment proposal is approved, the special meeting could be adjourned by the Cascade Microtech board of directors as permitted under the terms of the merger agreement. In addition, the Cascade Microtech board of directors, as permitted under the terms of the merger agreement, could postpone the meeting before it commences, whether for the purpose of soliciting additional votes or for other reasons. If the special meeting is adjourned or postponed for the purpose of soliciting additional votes, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

The Cascade Microtech board of directors unanimously recommends a vote “FOR” the adjournment proposal.

Other Information

You should not return your stock certificate or send documents representing Cascade Microtech common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Cascade Microtech common stock for the consideration to be paid to the former Cascade Microtech shareholders in connection with the merger.

PROPOSAL I: THE MERGER

General

This proxy statement/prospectus is being provided to holders of Cascade Microtech common stock in connection with the solicitation of proxies by Cascade Microtech’s board of directors to be voted at the special meeting, and at any adjournments or postponements of such meeting. At the special meeting, Cascade Microtech will ask its shareholders to vote upon a proposal to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement, a proposal to adjourn the Cascade Microtech special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement at the time of the special meeting and a proposal to approve, on an advisory (non-binding) basis, the merger-related compensation that will or may be paid to Cascade Microtech’s named executive officers in connection with the merger.

The merger agreement provides for the merger of Merger Sub with and into Cascade Microtech, with Cascade Microtech continuing as the surviving corporation and a wholly owned subsidiary of FormFactor. The merger will not be consummated unless Cascade Microtech’s shareholders approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration” beginning on pages 94 and 95, respectively, of this proxy statement/prospectus.

Upon consummation of the merger, each share of Cascade Microtech common stock (other than certain excluded shares) will be cancelled and converted into the right to receive a combination of $16.00 in cash, without interest, and 0.6534 of a share of FormFactor common stock, as such cash amount and exchange ratio may be adjusted pursuant to the merger agreement. See “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus. Based on the number of shares of Cascade Microtech common stock outstanding as of May 17, 2016, FormFactor expects to issue approximately 10,438,799 shares of its common stock to Cascade Microtech’s shareholders pursuant to the merger. The actual number of shares of FormFactor common stock to be issued and reserved for issuance pursuant to the merger will be determined at the consummation of the merger based on the exchange ratio of 0.6534, as may be adjusted pursuant to the merger agreement, and the number of shares of Cascade Microtech common stock outstanding at such time. FormFactor and Cascade Microtech expect that, immediately after consummation of the merger, former Cascade Microtech’s shareholders will own approximately 14.9% of the outstanding FormFactor common stock, based on the number of shares of Cascade Microtech and FormFactor common stock outstanding as of May 17, 2016.

Background of the Merger

As part of its ongoing strategic planning process, Cascade Microtech’s management and board of directors regularly review and assess, among other things, Cascade Microtech’s long-term strategic goals and opportunities, the competitive environment, trends in the semiconductor device measurement and testing industry, and Cascade Microtech’s short- and long-term performance in light of its strategic plan. In connection with these activities, Cascade Microtech’s management and board of directors have also considered and evaluated potential strategic alternatives, including business combinations, acquisitions, dispositions and internal restructurings.

On January 24, 2014, FormFactor’s then-Chief Executive Officer, Thomas St. Dennis, contacted Michael Burger, Cascade Microtech’s President and Chief Executive Officer, regarding the possibility of Cascade Microtech selling its probe card business to FormFactor. Mr. Burger and Mr. St. Dennis met in San Francisco on February 12, 2014 to discuss this possibility during the 2014 Technology, Internet & Media Conference hosted by Stifel, Nicolaus & Company, Incorporated, which is referred to in this proxy statement/prospectus as Stifel. At that meeting, Mr. Burger indicated his view that Cascade Microtech might, at some future time, consider a sale of its probe card business under the right terms, but was not currently interested in doing so. Following the meeting, Mr. Burger and Mr. St. Dennis stayed in contact, exchanging several emails about the state of technological developments in the industry and possible opportunities for collaboration between the two companies.

On May 21, 2014, Mr. St. Dennis and Mr. Burger met at the B. Riley & Co. investor conference in Santa Monica, California, and Mr. St. Dennis outlined the strategic rationale for a potential acquisition of Cascade Microtech by FormFactor, including a preliminary outline of the proposed consideration structure for such a transaction, consisting of cash and the issuance to Cascade Microtech shareholders of FormFactor common stock equal to up to 19.9% of FormFactor’s outstanding shares. Mr. Burger indicated that he would take a reasonable proposal to Cascade Microtech’s board of directors, and Mr. St. Dennis expressed his intention to formulate a proposal.

On June 16, 2014, Mr. St. Dennis emailed Mr. Burger a strategic rationale for, and high-level summary of, the proposed merger; the communication proposed a combination of cash and stock merger consideration but did not provide the amount of the proposed merger consideration. On June 23, 2014, Mr. Burger replied by email that in order for him to present a proposal to the Cascade Microtech board of directors, the proposal would need to be sufficiently compelling, provide a proposed valuation of Cascade Microtech and address matters such as the structure and financing of the proposal and governance of the combined company. During the period of these communications between Mr. St. Dennis and Mr. Burger, Mr. Burger provided periodic updates regarding their communications to the Chairman of the Cascade Microtech board of directors.

On December 28, 2014, Dr. Michael Slessor succeeded Mr. St. Dennis as Chief Executive Officer of FormFactor.

In January 2015, Dr. Slessor communicated his interest in continuing the discussions begun by Mr. St. Dennis with Mr. Burger about a possible combination of FormFactor and Cascade Microtech. Mr. Burger agreed to meet with Dr. Slessor on February 9 at the 2015 Technology, Internet & Media Conference hosted by Stifel in San Francisco, California.

On February 6, 2015, the Cascade Microtech board of directors met, with representatives of Stifel and Cascade Microtech’s legal counsel, Perkins Coie LLP, which is referred to in this proxy statement/prospectus as Perkins Coie, in attendance. During the meeting, Mr. Burger noted his scheduled meeting with Dr. Slessor and Stifel presented to the board generally about Cascade Microtech’s current situation, industry and capital markets conditions and potential partners for a strategic transaction. The board of directors also approved the engagement of Stifel as Cascade Microtech’s financial advisor to explore potential strategic transactions.

On February 9, 2015, Dr. Slessor and Mr. Burger met at Stifel’s 2015 Technology, Internet & Media Conference and Dr. Slessor indicated his interest in discussing a potential business combination between FormFactor and Cascade Microtech.

The Cascade Microtech board of directors met on February 12, 2015 with Perkins Coie representatives in attendance. During that meeting, Mr. Burger noted to the board his discussion with Dr. Slessor and that Stifel had received unsolicited indications that other third parties may also be interested in a transaction involving Cascade Microtech. At the meeting, a representative of Perkins Coie reviewed for the board of directors its fiduciary duties in considering a transaction that may result in a change of control of Cascade Microtech.

The Cascade Microtech board of directors met on February 27, 2015 with representatives of Stifel and Perkins Coie in attendance. At the meeting, Stifel representatives provided an overview of a proposed process in which Cascade Microtech, through Stifel, would approach various third parties, including certain parties that had previously indicated potential interest in a merger or acquisition transaction involving Cascade Microtech, regarding such a potential transaction. The Cascade Microtech board of directors discussed, among other things, the impact on FormFactor’s indication of interest of engaging in such a process, and decided to pursue a process with a broader group of potential buyers in order to maximize value for a potential sale of Cascade Microtech.

From late February 2015 through the end of April 2015, Cascade Microtech engaged in this process. As part of the process, representatives of Stifel contacted 27 potential strategic buyers, including FormFactor, and four financial buyers. As a result of these contacts, Cascade Microtech’s management team delivered a management presentation, with Stifel representatives in attendance, about Cascade Microtech to six potential buyers, including FormFactor, on separate occasions from late March to early April 2015. The Cascade Microtech board of directors met frequently during this period to receive updates from Stifel representatives and Cascade Microtech’s management team on the status of the process and Cascade Microtech’s engagement with various potential counterparties.

On April 27, 2015, FormFactor submitted a preliminary non-binding indication of interest to acquire Cascade Microtech in an all-stock acquisition for $14.35 per share of Cascade Microtech common stock, which represented a 6.3% premium to Cascade Microtech’s closing price on April 27, 2015 and an 8.0% premium to the 60-day volume weighted-average price of a share of Cascade Microtech common stock. On April 28, 2015, the Cascade Microtech board of directors met, with representatives of Stifel and Perkins Coie in attendance, to review the indication of interest. Representatives of Stifel provided a preliminary overview of FormFactor’s indication of interest, a comparison of FormFactor’s implied valuation of Cascade Microtech to the trading multiples of selected comparable companies and selected precedent transactions and a financial analysis of the proposed combination. The Cascade Microtech board of directors believed that FormFactor’s bid was too low and did not present a more favorable alternative than Cascade Microtech’s strategic plan as an independent company, and decided to reject the indication of interest. Following the meeting, representatives of Stifel communicated this decision to representatives of FormFactor’s financial advisor, Needham & Company, LLC, which is referred to in this proxy statement/prospectus as Needham & Company.

On May 20, 2015, a representative of Needham & Company communicated to a Stifel representative that, although FormFactor remained interested in acquiring Cascade Microtech, due to relative changes in Cascade Microtech’s and FormFactor’s share prices, FormFactor was not interested at that time in pursuing a transaction on the terms included in FormFactor’s bid.

On May 22, 2015, the Cascade Microtech board of directors decided that management should continue to execute on its business plan as an independent company and that Cascade Microtech would not continue discussions with FormFactor or consider other strategic alternatives at that time. Discussions between Cascade Microtech and FormFactor relating to an acquisition or combination ceased.

On November 11, 2015, a representative of Needham & Company met with Mr. Burger at the Cascade Microtech offices in Beaverton, Oregon, for purposes independent of the previous discussions relating to a potential transaction between Cascade Microtech and FormFactor. During that meeting, the Needham & Company representative indicated that FormFactor may have a continued interest in acquiring Cascade Microtech. Mr. Burger indicated that Cascade Microtech would be willing to consider a proposal from FormFactor at a sufficiently compelling price. Mr. Burger consented to the Needham & Company representative sharing that information with FormFactor’s executive management.

On November 30, 2015, Dr. Slessor proposed to Mr. Burger that they meet at an investor conference in New York City on December 10, 2015. At the December 10 meeting, Dr. Slessor expressed FormFactor’s continuing interest in acquiring Cascade Microtech. Dr. Slessor outlined the preliminary structure of a cash-and-stock deal, in which FormFactor would issue up to 19.9% of its outstanding common stock and obtain debt financing to help pay the cash portion of the purchase price. The executives also exchanged general observations about their respective views of Cascade Microtech’s value.

On December 11, 2015, FormFactor submitted a written indication of interest to acquire Cascade Microtech for $20.00 per share, which represented a 23% premium to Cascade Microtech’s closing price on December 11, 2015 and a 25% premium to the 30-day volume weighted average price of a share of Cascade Microtech common stock as of December 11, 2015. The indication of interest proposed consideration of a combination of cash and FormFactor common stock, with the stock portion comprised of newly issued FormFactor common stock representing 19.9% of its common stock outstanding, which would be valued at the 30-day volume weighted average price of the stock as of two business days prior to the signing of the definitive merger agreement. The cash portion of the purchase price per share would be equal to the difference between $20.00 and the per share value of the stock portion of the consideration. The indication of interest also specified that Cascade Microtech would be obligated to negotiate exclusively with FormFactor regarding an acquisition until January 29, 2016.

On December 14, 2015, the Cascade Microtech board of directors held a meeting with representatives of Stifel and Perkins Coie to review the December 11, 2015 indication of interest from FormFactor. At that meeting, Mr. Burger described his prior communications and meetings with Dr. Slessor and Needham & Company representatives preceding delivery of the indication of interest, and a representative of Perkins Coie reviewed for the board its fiduciary duties under the circumstances presented by the indication of interest. Stifel’s representatives presented a preliminary analysis of FormFactor’s indication of interest, a comparison of FormFactor’s implied valuation of Cascade Microtech to the trading multiples of selected comparable companies and selected precedent transactions and a financial analysis of the proposed combination. Following the meeting, Mr. Burger called Dr. Slessor about the Cascade Microtech board of directors’ review of the indication of interest and relayed clarifying questions from the board. Dr. Slessor explained various components of the indication of interest, described the status of efforts to arrange financing for a potential transaction and noted that the FormFactor board believed the proposed price and premium were relatively high for Cascade Microtech and that FormFactor insisted that Cascade Microtech grant exclusivity to FormFactor and not contact other potentially interested parties about competing transactions.

On December 15, 2015, the Cascade Microtech board of directors held a meeting with representatives of Stifel and Perkins Coie in attendance, to review and discuss issues related to the indication of interest from FormFactor and to discuss next steps. The board reviewed, among other things, (1) prior discussions of the board of directors and actions by Cascade Microtech relating to a potential sale of Cascade Microtech, (2) an assessment, based in part on Stifel’s input, of the potential interest of third parties in acquiring Cascade Microtech in light of past efforts and interactions and (3) the board’s fiduciary duties relating to any sale of Cascade Microtech. The board of directors discussed FormFactor’s proposal in the indication of interest letter and FormFactor’s insistence on exclusivity prior to signing the merger agreement. The board also discussed the proposed merger consideration, including the mix of cash and FormFactor common stock to be paid to Cascade Microtech shareholders and whether the value of the stock component would be fixed through closing of the merger or subject to interim fluctuations. The representatives of Stifel discussed the firm’s preliminary financial assessment of FormFactor’s proposal and their views on the proposed structure of the merger consideration, FormFactor’s exclusivity request and potential interest of third parties in acquiring Cascade Microtech. Following discussion, including of the amount of the proposed merger consideration, the Cascade Microtech board of directors directed Mr. Burger to contact Dr. Slessor and Stifel to contact Needham & Company in response to the FormFactor letter.

On December 16, 2015, Mr. Burger called Dr. Slessor and a representative of Stifel called a representative of Needham & Company regarding the Cascade Microtech board of directors’ potential interest in a sale of Cascade Microtech at an appropriate price, the board’s view that the proposed price per share was too low and that the board was considering FormFactor’s request for exclusivity. Mr. Burger and the Stifel representative also discussed and inquired as to certain terms of the indication of interest, including the merger consideration structure for Cascade Microtech shares and equity-based awards and FormFactor’s proposed financing of the transaction.

On December 17, 2015, the Cascade Microtech board of directors met with representatives of Perkins Coie and Stifel in attendance to discuss the results of Mr. Burger’s conversation with Dr. Slessor and of Stifel’s conversation with Needham & Company. The Cascade Microtech board of directors decided on the principal terms of a revised proposal to FormFactor. Subsequent to the meeting, Cascade Microtech’s management and legal and financial advisers prepared a revised indication of interest letter specifying a purchase price of $23.50 per share of Cascade Microtech common stock, payable to Cascade Microtech shareholders in a mix of cash and FormFactor common stock, and a fiduciary out provision for Cascade Microtech with a related termination fee. The revised letter was circulated to the Cascade Microtech board of directors for review.

On December 18, 2015, the Cascade Microtech board of directors held a meeting with representatives of Perkins Coie and Stifel in attendance to review the revised indication of interest prepared by Cascade Microtech’s management and legal and financial advisors. Representatives of Stifel discussed the merger consideration structure and financial terms of the revised indication of interest, including a sensitivity analysis of the value of the merger consideration to Cascade Microtech shareholders based on possible price fluctuations of the FormFactor common stock between signing the merger agreement and closing of the transaction. After the meeting, Mr. Burger sent the revised indication of interest to Dr. Slessor and called Dr. Slessor to discuss Cascade Microtech’s revised price and FormFactor’s exclusivity request. A representative of Stifel also contacted a representative of Needham & Company to discuss Cascade Microtech’s revised letter.

On December 21, 2015, Mr. Burger and Dr. Slessor had a conversation in which Dr. Slessor indicated that FormFactor would be providing a revised proposal at $20.50 per share of Cascade Microtech common stock. Later that day, the Cascade Microtech board of directors convened a meeting with representatives of Perkins Coie and Stifel in attendance so that Mr. Burger and Stifel’s representative could report on conversations they had with Dr. Slessor and Needham & Company. Following the meeting, Mr. Burger called Dr. Slessor to indicate that a proposal of $20.50 per share would be too low.

FormFactor formally responded to Cascade Microtech’s revised proposal on December 22, 2015 with a revised indication of interest letter to acquire Cascade Microtech for $20.50 per share, consisting of a mix of cash and FormFactor stock. The revised letter also amended the exclusivity period to extend through February 5, 2016 and increased the termination fee related to Cascade Microtech’s fiduciary out provision. The Cascade Microtech board of directors met the same day with representatives of Perkins Coie and Stifel to review the revised proposal. At the meeting, Stifel’s representative reviewed the financial terms of the revised proposal and the board of directors held a discussion with management and the advisors about potential responses to FormFactor’s revised proposal, including the possibility of increasing the purchase price per share. After the meeting, Mr. Burger called Dr. Slessor to report that the Cascade Microtech board of directors did not accept the FormFactor revised proposal. Dr. Slessor indicated that FormFactor would consider further revising its proposal. A representative of Stifel also called a representative of Needham & Company to provide an update.

On December 23, 2015, the Cascade Microtech board of directors met with representatives of Perkins Coie and Stifel in attendance to receive updates from Mr. Burger and Stifel’s representatives about their conversations with Dr. Slessor and Needham & Company, respectively, following the previous day’s board meeting. A representative of Perkins Coie again reviewed for the members of the board of directors their fiduciary duties relative to the discussions with FormFactor. After discussion, the Cascade Microtech board of directors instructed Mr. Burger to continue his conversations with Dr. Slessor. Also on December 23, 2015, Dr. Slessor called Mr. Burger to indicate that he was gathering further input on whether to make a revised proposal.

On December 24, 2015, Mr. Burger and Dr. Slessor had a conversation in which Dr. Slessor indicated that FormFactor may be willing to increase the per share merger consideration of its proposal if Cascade Microtech were willing to agree to (1) restrictions on Cascade Microtech’s ability to issue additional shares and to enter into or modify any retention plans, severance plans, change-in-control agreements or employment agreements during the proposed exclusivity period and (2) a greater termination fee related to the fiduciary out. Later on December 24, 2015, Mr. Burger updated the Cascade Microtech board of directors as to these conversations at a meeting of the board of directors with representatives of Perkins Coie and Stifel in attendance. The board of directors directed Mr. Burger to request from FormFactor a revised indication of interest letter with FormFactor’s proposed terms.

On December 24, 2015, FormFactor provided a revised indication of interest letter to Cascade Microtech with a purchase price for Cascade Microtech common stock of $21.50 per share, consisting of a mix of cash and FormFactor common stock, and including the other terms Dr. Slessor had proposed earlier in the day.

On December 28, 2015, the Cascade Microtech board of directors held a meeting with representatives of Perkins Coie and Stifel in attendance to discuss FormFactor’s revised indication of interest letter of December 24. The Cascade Microtech board of directors discussed (a) the proposed purchase price, (b) the acceptability of the proposed restrictions on Cascade Microtech’s ability to issue additional shares, including revising the restrictions in order to provide Cascade Microtech with the ability to grant equity awards in connection with new hires in the ordinary course of business, (c) revising the restrictions on Cascade Microtech’s ability to structure retention arrangements (in order to provide flexibility to structure such arrangements for key employees) and (d) the importance, in light of the proposed exclusivity arrangement, of a termination fee amount that would not prohibit competing acquisition proposals. The board of directors directed Mr. Burger to propose to FormFactor a purchase price of $22.00 per share. Following the meeting, Mr. Burger called Dr. Slessor to discuss increasing the purchase price to $22.00 per share, the equity issuance and retention arrangement restrictions and the amount of the termination fee.

On December 30, 2015, Mr. Burger and Dr. Slessor discussed again the acquisition of Cascade Microtech by FormFactor at a price of $22.00 per share, but Dr. Slessor did not agree on that price. Later that day, FormFactor sent a revised version of the indication of interest, specifying a price of $21.75 per share, consisting of a mix of cash and FormFactor stock, setting the fiduciary out termination fee at a customary level, allowing Cascade Microtech the ability to issue equity awards in connection with new hires in the ordinary course of business and to structure retention arrangements with recipients acceptable to FormFactor on terms acceptable to FormFactor and obligating Cascade Microtech to negotiate exclusively with FormFactor regarding an acquisition until February 5, 2016.

On January 1, 2016, the Cascade Microtech board of directors met to review the revised indication of interest. At the meeting, Mr. Burger reported on his conversations with Dr. Slessor over the preceding two days regarding price and other issues related to the transaction. The Cascade Microtech board of directors, after deliberation and having considered the financial analyses previously provided by Stifel, determined that the proposed price per share of $21.75 and proposed termination fee would be acceptable. Later that day, Mr. Burger and Dr. Slessor discussed the revised indication of interest letter, and agreed on the $21.75 per share price and other open issues in the indication of interest letter, including the restrictions on equity awards and retention arrangements, and the potential appointment of a Cascade Microtech director to the FormFactor board of directors. Following this conversation, the companies signed the non-binding indication of interest letter incorporating the agreed-upon terms.

Cascade Microtech and FormFactor and their respective advisors met at the offices of Perkins Coie in Portland, Oregon on January 7, 2016, to coordinate the process needed for the companies to complete due diligence reviews of each other and to negotiate the merger agreement and to discuss transaction timelines.

On January 8, 2016, representatives of FormFactor’s legal counsel, Davis Polk & Wardwell LLP, which is referred to in this proxy statement/prospectus as Davis Polk, delivered an initial draft of the merger agreement to representatives of Perkins Coie.

Due diligence by both Cascade Microtech and FormFactor and negotiation of the merger agreement continued until the merger agreement was signed on February 3, 2016. On numerous occasions throughout the month of January and early February 2016, representatives of FormFactor and Cascade Microtech, and Cascade Microtech’s and FormFactor’s respective legal, financial and accounting advisors, attended meetings (both telephonically and in person) to conduct due diligence of the other company. On January 11, 2016, Cascade Microtech opened a due diligence data room to FormFactor and its representatives.

On January 15, 2016, Perkins Coie delivered a revised draft of the merger agreement to Davis Polk. On January 16, 2016, FormFactor opened its data room to Cascade Microtech and its representatives.

Between market close on December 31, 2015, the last trading day before the indication of interest letter was signed, and market close on January 21, 2016, the price of (1) FormFactor’s common stock declined by $0.75 per share, from $9.00 to $8.25 per share and (2) Cascade Microtech’s common stock declined by $1.22 per share, from $16.25 to $15.03 per share.

On January 22, 2016, the Cascade Microtech board of directors held a meeting to receive updates on the transaction status from management and representatives of Stifel and of Perkins Coie, and to discuss the impact of the decline in FormFactor’s stock price on the proposed merger consideration. Cascade Microtech’s management and advisors reported on the status of negotiations and due diligence by both FormFactor and Cascade Microtech. Stifel’s representatives reviewed the recent price movements in the common stock of both companies and related trends and the Cascade Microtech board of directors considered, with the assistance of Stifel, how the impact of declines in FormFactor’s stock price on its 30-day volume weighted average price would result in an increase in the cash component and a decrease in the stock component of the merger consideration proposed to be provided to Cascade Microtech’s shareholders and could potentially increase the difference between the 30-day volume weighted average price and the share value of FormFactor common stock on a given date. The Cascade Microtech board of directors also considered that between December 30, 2015, when the non-binding indication of interest letter was signed, and January 21, 2016, the 30-day volume weighted average price of FormFactor common stock fell from $8.81 per share to $8.43 per share, which would have resulted in an increase in the cash portion of the merger consideration to reach the proposed $21.75 per share purchase price between those respective dates. A representative of Perkins Coie reviewed terms of the draft merger agreement received earlier in the day from Davis Polk, and discussed certain open issues. A member of Cascade Microtech’s management team also provided an update regarding the status of Cascade Microtech’s financial due diligence of FormFactor.

On January 25, 2016, representatives of Davis Polk and Perkins Coie discussed open issues in the merger agreement. That evening, Perkins Coie delivered a further revised draft of the merger agreement to Davis Polk.

On January 26, 2016, Dr. Slessor called Mr. Burger to propose that, due to the significant decline in FormFactor’s common stock price since signing the indication of interest letter, a fixed price of $8.80 per share of FormFactor common stock should be used for purposes of determining the exchange ratio of the stock component of the merger consideration, rather than the 30-day volume weighted average price of a share of FormFactor common stock, as provided in the indication of interest. The $8.80 per share amount approximated the 30-day volume weighted average price of a share of FormFactor common stock when the indication of interest letter was signed.

On January 27, 2016, representatives of FormFactor toured Cascade Microtech’s facility in Germany. On January 28, 2016, representatives of Cascade Microtech toured FormFactor’s facilities in Livermore, California and in San Jose, California.

On January 28, 2016, the Cascade Microtech board of directors held a meeting to discuss a response to Dr. Slessor’s January 26 request to set the share price of FormFactor common stock at $8.80 per share for purposes of determining the exchange ratio of the stock component of the merger consideration, and to receive updates about the status of the transaction. Mr. Burger conveyed Dr. Slessor’s proposal to set the price of FormFactor common stock as described above, and representatives of Stifel compared this amount with the expected 30-day volume weighted average price of a share of FormFactor common stock contemplated in the signed indication of interest letter. The Cascade Microtech board of directors requested Stifel to conduct additional analysis about the proposed change and to report to the board later that day.

At the same meeting, a representative of Stifel updated the Cascade Microtech board of directors on the transaction process, and management updated the board of directors on the results of Cascade Microtech’s financial due diligence of FormFactor. A representative of Perkins Coie provided an update about the status of legal due diligence regarding FormFactor and remaining open issues in the merger agreement. Following these updates, the board adjourned until later that day after Stifel had prepared and distributed materials analyzing the proposed pricing change.

When the Cascade Microtech board of directors reconvened the meeting on the afternoon of January 28, 2016, Stifel’s representatives reviewed a preliminary financial analysis based on FormFactor’s common stock price trends at and after the indication of interest letter was signed. Stifel’s representatives also reviewed their preliminary analysis of various assumed FormFactor stock values on the total and per share value of the merger consideration in the transaction, both at signing of the merger agreement and at closing of the transaction. This included a preliminary analysis of the difference in expected value using the proposed $8.80 per FormFactor share valuation or the anticipated 30-day volume weighted average price of a share of FormFactor common stock at the signing of the merger agreement for purposes of determining the exchange ratio of the stock component of the merger consideration. The Cascade Microtech board of directors discussed with Cascade Microtech’s management and advisors the proposed pricing change, including that using the proposed $8.80 per-share valuation of FormFactor common stock would slightly decrease the value of the merger consideration, based on a range of assumed values of FormFactor common stock on the date of signing the merger agreement and the date of closing the merger, compared to the value of the merger consideration based upon an assumed 30-day volume weighted average price of $8.36 per share (the 30-day volume weighted average price of a share of FormFactor common stock as of January 27, 2016). The Cascade Microtech board of directors discussed the risk that using a fixed value of FormFactor common stock for purposes of determining the exchange ratio of the stock component of the merger consideration, as opposed to using the 30-day volume weighted average price, presented to the value of the merger consideration, but also considered the potential benefit that any fixed exchange ratio (whether based on the proposed $8.80 stock price or a 30-day volume weighted average price) would yield if the price of FormFactor’s common stock increased to a higher per-share value at closing. The Cascade Microtech board of directors also discussed the risk that the prospective transaction would be abandoned by FormFactor if the change was not accepted.

Following this discussion, the Cascade Microtech board of directors requested a representative of Perkins Coie to review remaining open key issues in the merger agreement and Mr. Burger discussed other significant open issues. Based on this input, the Cascade Microtech board of directors determined to accept FormFactor’s proposal to set the FormFactor stock price at $8.80 for purposes of determining the exchange ratio of the stock component of the merger consideration, provided that satisfactory resolution of the remaining material issues in the merger agreement and the transaction could be achieved. Mr. Burger conveyed this position to Dr. Slessor by email the same day.

On January 28, 2016, a representative of Needham & Company provided to Cascade Microtech and its advisors copies of draft commitment letters from FormFactor’s lenders relating to debt financing for the merger transaction.

On January 29, 2016, Dr. Slessor indicated to Mr. Burger that FormFactor would agree to Cascade Microtech’s proposed resolution of the issues identified by Mr. Burger, and Mr. Burger indicated that Cascade Microtech would agree to the fixed price of $8.80 per share of FormFactor stock for purposes of determining the exchange ratio of the stock component of the merger consideration. Over the course of the next few days, representatives of Perkins Coie and Davis Polk finalized the terms of the merger agreement, exchanged further drafts of the merger agreement and, together with Cascade Microtech’s management and other advisors, completed remaining due diligence items. FormFactor and Cascade Microtech agreed on the exchange ratio and cash per share amount for the merger consideration. The agreed exchange ratio of 0.6534 represented the estimated maximum amount of FormFactor common stock that could be issued by FormFactor per share of Cascade Microtech common stock such that the total number of shares that would be issued or reserved for assumed equity awards by FormFactor in connection with the merger would not exceed 19.9% of its outstanding common stock immediately prior to the effective time of the merger. The cash consideration of $16.00 per share represented the balance of the previously agreed per share merger consideration of $21.75, after taking into account the previously agreed value of $8.80 per share of FormFactor stock. These calculations were based on certain agreed assumptions regarding the factors described under “The Merger Agreement—Exchange Ratio Adjustment” beginning on page 95 of this proxy statement/prospectus.

On January 30, 2016, representatives of FormFactor toured Cascade Microtech’s facility in Beaverton, Oregon.

On February 3, 2016, the Cascade Microtech board of directors held a meeting to discuss the proposed merger with FormFactor, in anticipation of a potential signing of the merger agreement later that day. At the meeting, Mr. Burger provided an update on the status and results of negotiations with FormFactor. A representative of Perkins Coie summarized the terms of the merger agreement and answered related questions. The Perkins Coie representative also discussed with the directors their fiduciary duties in connection with a sale of Cascade Microtech generally and in connection with the proposed transaction terms. Management and representatives of Perkins Coie and Stifel reported on the results of Cascade Microtech’s business, legal and financial due diligence investigation of FormFactor. A representative of Stifel also reviewed with the Cascade Microtech board of directors its financial analysis of FormFactor’s proposal, reviewed various financial metrics and methodologies and discussed the merger consideration to be paid by FormFactor, both in comparison to Cascade Microtech’s stand-alone value and as an implied premium to Cascade Microtech’s historical trading prices. The Stifel representatives also discussed Stifel’s analysis of the value of the combined company and the status of FormFactor’s financing efforts related to the transaction. Representatives of Stifel then delivered the firm’s fairness opinion orally, which was confirmed by a written opinion delivered after the meeting. The fairness opinion concluded that, based upon and subject to the procedures followed, limitations on the review undertaken and assumptions made and qualifications and other matters contained in Stifel’s opinion, Stifel was of the opinion that, as of the date of its opinion, the consideration to be received by holders of Cascade Microtech common stock from FormFactor in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view. The Cascade Microtech board of directors adjourned the meeting until later in the day pending finalization of the merger agreement.

Following finalization of the merger agreement, the Cascade Microtech board of directors reconvened the meeting. Following discussion, the Cascade Microtech board of directors unanimously approved and adopted the merger agreement and approved the merger and the transactions contemplated by the merger agreement, subject to the receipt of signed debt financing commitment letters from FormFactor’s financing sources for the transaction. The Cascade Microtech board of directors also unanimously determined that the merger was fair to, advisable for and in the best interests of Cascade Microtech and its shareholders, authorized management to submit the merger agreement to the Cascade Microtech shareholders for adoption at the Cascade Microtech special shareholder meeting and unanimously recommended that Cascade Microtech’s shareholders adopt the merger agreement.

FormFactor and Cascade Microtech signed the merger agreement later that evening, following receipt by Cascade Microtech of the signed debt financing commitment letters.

On February 4, 2016, the companies issued a joint press release announcing the signing of the merger agreement.

Cascade Microtech Reasons for the Merger; Recommendation of the Cascade Microtech Board of Directors

In evaluating the merger agreement and the merger, Cascade Microtech’s board of directors consulted with Cascade Microtech’s management and legal and financial advisors and, in reaching its decision to approve and adopt the merger agreement and to recommend that Cascade Microtech’s shareholders vote for the approval and adoption of the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement, Cascade Microtech’s board of directors considered a variety of factors, including, among others, the following:

•	the review of Cascade Microtech’s business, strategy, current and projected financial condition, current earnings and earnings prospects;

•	the risks and uncertainties associated with maintaining Cascade Microtech’s existence as an independent company compared to the opportunities presented by the merger;

•	the fact that the merger consideration consists primarily of cash, providing Cascade Microtech shareholders with certainty of value and immediate liquidity upon completion of the merger (to the extent of the cash component of the merger consideration), along with a significant stock component, which provides Cascade Microtech shareholders with the ability to participate in the potential future growth and earnings of the combined company;

•	recent and historical market prices for Cascade Microtech’s common stock, as compared to the merger consideration, including the fact that the implied merger consideration of $21.12 per share (based on the closing price of FormFactor common stock on February 2, 2016, the last trading day prior to the Cascade Microtech board of directors’ approval of the merger agreement and the merger) represents an approximate premium of:

•	35.3% over $15.61, the closing price per share of Cascade Microtech’s common stock on February 2, 2016;

•	39.1% over $15.18, the average closing price per share of Cascade Microtech’s common stock over the one-month period ended February 2, 2016;

•	33.4% over $15.83, the average closing price per share of Cascade Microtech’s common stock over the three-month period ended February 2, 2016; and

•	23.6% over $17.09, the highest price per share of Cascade Microtech’s common stock during the 52-week period ended February 2, 2016;

•	the general risks of market conditions that could affect the price of Cascade Microtech’s common stock, as well as the other risks and uncertainties discussed in Cascade Microtech’s public filings with the SEC;

•	the Cascade Microtech board of directors’ review of other strategic alternatives for Cascade Microtech, including the Cascade Microtech board of directors’ knowledge of (1) Cascade Microtech’s business, competitive position in the industry, financial condition and results of operations, on both historical and prospective bases, (2) current industry, economic and market conditions and trends and (3) the probabilities potentially associated with achieving Cascade Microtech’s long-term strategic plan as a stand-alone company as compared to the certainty of value and opportunity afforded to Cascade Microtech’s shareholders by way of the merger consideration;

•	Cascade Microtech’s participation in a private “auction” process in early 2015, as described under “—Background of the Merger” beginning on page 61 of this proxy statement/prospectus, during which parties potentially interested in the company had failed to propose a strategic transaction on terms as favorable as the terms of the merger agreement and the merger;

•	the inherent uncertainty of attaining management’s internal financial projections, including the fact that Cascade Microtech’s actual financial results in future periods could differ materially from projected results;

•	the opinion of Cascade Microtech’s financial advisor, Stifel, to Cascade Microtech’s board of directors that, based upon and subject to the procedures followed, limitations on the review undertaken and assumptions made on qualifications and other matters contained in Stifel’s opinion, as of the date of Stifel’s opinion, the consideration to be received by holders of Cascade Microtech common stock from FormFactor in the merger pursuant to the merger agreement was fair to such holders, from a financial point of view, and the financial analyses related thereto prepared by Stifel and presented to the Cascade Microtech board of directors and described below under “—Opinion of Cascade Microtech’s Financial Advisor” beginning on page 77 of this proxy statement/prospectus;

•

Cascade Microtech’s board of directors’ belief that it was preferable to negotiate on a confidential and exclusive basis with FormFactor rather than to re-initiate the “auction” process Cascade Microtech conducted in early 2015 or otherwise conduct a market check, particularly in light of (1) the board of directors’ belief, after consulting with Cascade Microtech’s financial advisor, that undertaking such a market check or auction process was unlikely to lead to a superior bid, (2) FormFactor’s indication to Cascade Microtech that it would withdraw its indication of interest if Cascade Microtech did not grant exclusivity to FormFactor or if Cascade Microtech engaged in such a process, and the fact that a “failed” effort to sell Cascade Microtech would be highly detrimental to Cascade Microtech, (3) the Cascade Microtech board of directors’ belief that, after considering a range of potential acquirers other than FormFactor and, after consultation with Cascade Microtech’s management and Cascade Microtech’s financial and legal advisors, FormFactor was best situated with respect to financial resources, complementary products, potential synergies and strategic benefits and current interest in a transaction with the highest value to Cascade Microtech’s shareholders, (4) the fact that Cascade Microtech would be permitted, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide acquisition proposal and (5) the fact that Cascade Microtech would also be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement for a superior proposal, as described under “The Merger Agreement—No Solicitation by Cascade Microtech” beginning on page 106 of this proxy statement/prospectus, after giving FormFactor an opportunity to match such proposal and upon payment to FormFactor of a termination fee of $10.8 million, as described under “The Merger Agreement—Termination Fee and Expenses” beginning on page 117 of this proxy statement/prospectus;

•	the fact that Cascade Microtech’s legal and financial advisors were involved throughout the negotiations and updated the board directly and regularly, which provided the board with additional perspectives on the negotiations in addition to those of management;

•	the fact that Cascade Microtech’s management and advisors conducted a due diligence investigation of FormFactor through review of documents, discussions with FormFactor management and site visits;

•	the fact that Cascade Microtech’s board of directors, through extensive, arms-length negotiation, was able to obtain favorable deal terms, including obtaining what the Cascade Microtech board of directors concluded was the highest price per share that FormFactor was willing to agree to pay, considering the extensive negotiations between the parties, as described under “—Background of the Merger” beginning on page 61 of this proxy statement/prospectus;

•	Cascade Microtech’s board of directors’ assessment, after consulting with its financial advisor and reviewing FormFactor’s financing commitments and FormFactor’s representations, warranties and covenants contained in the merger agreement relating to such financing, (1) of FormFactor’s ability to obtain financing for the transaction and (2) that FormFactor will have adequate financial resources to pay the merger consideration as described under “The Merger Agreement—Financing” beginning on page 109 of this proxy statement/prospectus; and

•	the fact that the merger will be subject to the approval of Cascade Microtech’s shareholders and that, in this regard, Cascade Microtech’s directors and executive officers do not own sufficient Cascade Microtech common stock, in the aggregate, to determine the outcome of such shareholder vote.

Cascade Microtech’s board of directors also specifically considered the following terms of the merger agreement:

•	the commitment by FormFactor to exercise reasonable best efforts to obtain applicable regulatory approvals and the requirement that FormFactor will pay Cascade Microtech a reverse termination fee of $16.3 million if the transaction fails to close solely because one or more of the antitrust-related conditions to closing has not been satisfied;

•	the requirement to pay FormFactor a termination fee of $10.8 million in certain circumstances, including, among others, if Cascade Microtech terminates the merger agreement to enter into a definitive agreement relating to a superior proposal;

•	the absence of a financing condition, FormFactor’s representations, warranties and covenants related to obtaining the financing and the delivery by FormFactor of executed letters setting forth the commitments and other arrangements regarding the financing available to FormFactor to complete the transaction;

•	Cascade Microtech’s ability to seek to specifically enforce FormFactor’s obligations under the merger agreement, including FormFactor’s obligations to complete the merger;

•	Cascade Microtech’s ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written acquisition proposal;

•	the ability of Cascade Microtech’s board of directors, subject to specified conditions and the payment of the termination fee of $10.8 million, to change its recommendation supporting the merger in response to an intervening event, regardless of the existence of a competing or superior acquisition proposal;

•	the customary nature of Cascade Microtech’s representations, warranties and covenants in the merger agreement; and

•	the fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to completion would not be satisfied and also provide reasonable flexibility to operate Cascade Microtech’s business between the signing of the merger agreement and completion of the merger.

In the course of its deliberations, Cascade Microtech’s board of directors also considered a variety of risks and other potentially negative factors, including, among others, the following (which are not necessarily presented in order of relative importance):

•	the fact that completion of the merger, and the lower percentage of the outstanding capital stock of the combined company held by former Cascade Microtech shareholders as a result of the merger, will provide Cascade Microtech shareholders with less of an opportunity to participate in Cascade Microtech’s future earnings growth and the future appreciation of the value of its capital stock than would be anticipated if Cascade Microtech were to remain a stand-alone entity and its strategic plan were successfully implemented;

•	the risk that the value of the FormFactor common stock included in the merger consideration may decrease, prior to the consummation of the merger, from the value at the time the merger agreement was approved by Cascade Microtech’s board of directors or at the time of the Cascade Microtech shareholders’ meeting, due to the fact that the exchange ratio for the stock portion of the merger consideration is fixed (subject to the adjustment described in “The Merger Agreement—Exchange Ratio,” beginning on page 95 of this proxy statement/prospectus), which risk is affected by the extended period of time that may be required to obtain required regulatory and shareholder approvals prior to consummation of the merger;

•	the deal protection measures in the merger agreement, including the fact that in order to terminate the merger agreement to enter into a definitive agreement relating to a superior proposal, Cascade Microtech must pay FormFactor a termination fee of $10.8 million (with no “go-shop” period or reduced fee if the superior proposal is submitted in a certain amount of time after the signing of the merger agreement) and that Cascade Microtech may not solicit alternative proposals;

•	the fact that certain of Cascade Microtech’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Cascade Microtech’s shareholders (see “Interests of Certain Persons in the Merger” beginning on page 120 of this proxy statement/prospectus);

•	the fact that Cascade Microtech has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is completed;

•	the risk that the merger may not be completed despite the parties’ efforts or that completion of the merger may be unduly delayed, even if the requisite approval is obtained from Cascade Microtech shareholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to Cascade Microtech’s business, which could cause the price of Cascade Microtech’s common stock to decline significantly and have a negative effect on the market’s perception of Cascade Microtech’s prospects;

•	the potential negative effect of the pendency of the merger on Cascade Microtech’s business and relationships with employees, customers, vendors, other business partners and the communities in which it operates, including the risk that key members of senior management might choose not to remain employed with Cascade Microtech prior to completion of the merger, regardless of completion of the merger;

•	the fact that Cascade Microtech’s operations will be restricted by interim operating covenants under the merger agreement during the period between signing the merger agreement and completion of the merger, which could effectively prohibit Cascade Microtech from undertaking material strategic initiatives or other material transactions, without FormFactor’s consent (not to be unreasonably withheld, delayed or conditioned), which restrictions could be to the detriment of Cascade Microtech and its shareholders if the merger is not completed;

•	the fact that the merger consideration will be taxable to Cascade Microtech’s shareholders that are U.S. holders for U.S. federal income tax purposes, as further described under “—Material U.S. Federal Income Tax Consequences” beginning on page 89 of this proxy statement/prospectus; and

•	the risk that FormFactor may be unable to ultimately secure financing and, as a result, may lack the necessary funds to complete the merger, and that, while the merger agreement is not by its terms subject to a financing condition, if FormFactor fails to complete the merger when all of the conditions to FormFactor’s obligations have been satisfied, Cascade Microtech may be unable to recover damages from FormFactor sufficient to compensate it for the potential losses it may incur under such circumstances.

After considering the foregoing potentially positive and potentially negative factors, Cascade Microtech’s board of directors concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by Cascade Microtech’s board of directors is not exhaustive but is intended to reflect material factors considered by Cascade Microtech’s board of directors in its consideration of the merger agreement and the merger. In view of the complexity and the large number of the factors considered, Cascade Microtech’s board of directors, individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, Cascade Microtech’s board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of Cascade Microtech’s board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by Cascade Microtech’s board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 of this proxy statement/prospectus.

After extensive review and discussion of the merger agreement and other information relating to the merger, and after consulting with its financial and legal advisors, the Cascade Microtech board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Cascade Microtech and Cascade Microtech’s shareholders, and unanimously adopted and approved the form, terms and provisions of the merger agreement, including any attached schedules and exhibits, in substantially the form presented to and reviewed by the Cascade Microtech board of directors.

FormFactor Reasons for the Merger

FormFactor believes that the acquisition of Cascade Microtech will provide numerous benefits by combining segment leaders across multiple complementary semiconductor test and measurement applications from engineering to production. The acquisition of Cascade Microtech and the combination of its businesses with FormFactor’s existing businesses is expected to result in a number of strategic benefits, including:

•	Creating Significant Scale and Customer Diversification. The merger is expected to increase the number of manufacturing locations, design locations and international offices of the combined company around the world, allowing the combined company to serve its customers at greater scale and with a wider offering of products. Following the merger, the concentration of business at FormFactor’s 10 largest customers, which was 78% of FormFactor’s revenue for the fiscal year ended December 26, 2015, is expected to decrease.

•	Strengthening Competitive Presence in Probe Cards and Expanding Available Opportunities for Test, Measurement and Yield Products. By adding additional probe card products to its offerings, the combined company is expected to be able to better serve its customer’s probe card needs. Additionally, the addition of engineering test and measurement product lines through the merger with Cascade Microtech to FormFactor’s existing probe card portfolio is expected to increase cross selling opportunities for both the probe card and engineering test and measurement products of the combined company.

•	Cost and Infrastructure Synergies and Tax Savings. Combining Cascade Microtech and FormFactor through the merger is expected to result in cost and infrastructure synergies in the combined company and tax savings from utilization of FormFactor’s existing net operating loss carryforwards.

•	Immediate Accretion. The transaction is expected to be immediately accretive to FormFactor’s total and per share results.

This discussion of the information and factors considered by FormFactor’s board of directors includes the material factors considered by the FormFactor board, but is not intended to be exhaustive and may not include all the factors considered. In view of the wide variety of factors considered, and the complexity of these matters, the FormFactor’s board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, FormFactor’s board viewed its position as being based on the totality of the information presented to and factors considered by it, including discussions with FormFactor’s management and financial and legal advisors. Certain information presented in this section is forward-looking and should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 of this proxy statement/prospectus.

Cascade Microtech Unaudited Prospective Financial Information

Cascade Microtech does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current period in its regular earnings press releases and other investor materials. In connection with the evaluation of a possible transaction with FormFactor, Cascade Microtech’s management prepared certain nonpublic financial projections covering multiple years that were not intended for public disclosure. On January 22, 2016, Cascade Microtech management provided FormFactor the projections, which are summarized below in a format consistent with Cascade Microtech’s presentation of its historical financial information, in connection with their discussions. Cascade Microtech also provided these projections to Stifel in connection with Stifel’s financial analyses, which are described under “Proposal I: The Merger—Opinion of Cascade Microtech’s Financial Advisor” beginning on page 77 of this proxy statement/prospectus; with the approval of Cascade Microtech Stifel used these financial projections in preparing its opinion described in such section of this proxy statement/prospectus. The projections prepared by Cascade Microtech’s management, and preliminary versions of such projections, were provided to

Cascade Microtech’s board of directors and discussed at meetings of the board of directors on January 15, 2016 and February 3, 2016, as part of the board of directors’ assessment of the proposed merger relative to Cascade Microtech’s continuing to operate as an independent company. The projections included below are being provided to give Cascade Microtech’s shareholders access to certain nonpublic information that was made available to Cascade Microtech’s board of directors, FormFactor and Stifel in connection with their evaluations of the merger.

The internal financial projections included below were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, Cascade Microtech’s independent accountants. Cascade Microtech cautions that the internal financial projections are speculative in nature and based on subjective decisions and assumptions. The summary of these internal financial projections is not being included in this proxy statement/prospectus to influence the decision of Cascade Microtech shareholders whether to vote for adoption of the merger agreement or any other proposal at the Cascade Microtech special meeting, but because (except as noted above) these internal financial projections were provided by Cascade Microtech management to Cascade Microtech’s board of directors, FormFactor and Stifel in connection with the potential merger.

These internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Cascade Microtech’s management. These internal financial projections are forward-looking statements. Important factors that may affect actual results and cause the internal financial projections not to be achieved include risks and uncertainties relating to Cascade Microtech’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods, the industry in which Cascade Microtech operates, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 of this proxy statement/prospectus). Because the internal financial projections cover multiple future years, such information by its nature is less reliable in predicting each successive year. The internal financial projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to merger or other transactions contemplated by the merger agreement. The internal financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial projections in this proxy statement/prospectus should not be regarded as an indication that any of Cascade Microtech, FormFactor or their respective affiliates, advisors or representatives considered the internal financial projections to be predictive of actual future events, and the internal financial projections should not be relied on as such. None of Cascade Microtech, FormFactor or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial projections, and none of those persons undertakes any obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date the internal financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Cascade Microtech does not intend to make publicly available any update or other revision to these internal financial projections. None of Cascade Microtech or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any shareholder or other person regarding Cascade Microtech’s ultimate performance compared to the information contained in these internal financial projections or that projected results will be achieved. Cascade Microtech has made no representation to FormFactor, in the merger agreement or otherwise, concerning these internal financial projections.

Projections

	Year Ended December 31,
(Dollars in thousands)	2016	2017	2018
Revenue	$157,838	$193,290	$240,152
Cost of Sales	67,995	86,493	108,117

Gross Profit	89,843	106,797	132,035
Operating expenses:
Research and Development	21,274	23,905	27,324
Selling, general and administrative	49,504	55,748	60,487

	70,778	79,653	87,810

Income from operations	19,065	27,144	44,225
Other income (expense):
Other, net	(500)	(500)	(500)

Income before income taxes	18,565	26,644	43,725
Income tax expense	(5,755)	(8,260)	(13,555)

Net income	$12,810	18,384	30,170

Net income per share:
Diluted	$0.75	$1.05	$1.68
Shares used in computing net income per share:
Diluted	17,075	17,500	18,000

Adjusted EBITDAS and Non-GAAP Net Income, as presented below, are non-GAAP financial measures. In addition to the figures included above, Cascade Microtech provided this information to the Cascade Microtech board of directors, FormFactor and Stifel because it believed it could be useful in evaluating, on a prospective basis, Cascade Microtech’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Cascade Microtech may not be comparable to similarly titled amounts used by other companies. The non-GAAP measures included by Cascade Microtech in its internal financial projections are defined and reconciled to GAAP financial measures below.

Adjusted EBITDAS is defined as income from continuing operations before depreciation and amortization and stock-based compensation and certain other items (adjustments) such as restructuring, facility move and project costs, and acquisition-related expenses that Cascade Microtech believes are not representative of its ongoing operating performance. Adjusted EBITDAS should not be construed as a substitute for net income from continuing operations or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing Cascade Microtech’s operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, Cascade Microtech regards Adjusted EBITDAS as a complement to net income from continuing operations and other GAAP financial performance measures, by including an indirect measure of operating cash flow.

Non-GAAP Net Income is defined as GAAP net income before certain items (adjustments) such as restructuring, facility move and project costs, acquisition-related expenses, the amortization of intangibles and discrete tax items that Cascade Microtech believes are either not representative of its ongoing operating performance or effect the comparability of results over time. Non-GAAP Net Income should not be construed as a substitute for net income as defined by GAAP. However, Cascade Microtech regards non-GAAP Net Income as a complement to GAAP net income in assessing its financial performance over time and in the future.

The following table presents Adjusted EBITDAS and a reconciliation of Adjusted EBITDAS (non-GAAP) to income from operations (GAAP) for each of the periods indicated:

	Year Ended December 31,
EBITDAS and Adjusted EBITDAS	2016	2017	2018
GAAP Income from operations	$19,065	$27,144	$44,225
Adjustments:
Depreciation	4,987	8,178	10,977
Amortization of intangibles	2,184	2,166	2,088
Stock-based compensation	3,438	3,738	4,088

EBITDAS	29,674	41,226	61,378
Adjustments:
Facility consolidation and other	—	1,075	800

Adjusted EBITDAS	$29,674	$42,301	$62,178

The following table presents Non-GAAP Net Income and a reconciliation of Non-GAAP Net Income to net income (GAAP) for each of the periods indicated:

	Year Ended December 31,
Non-GAAP Net Income	2016	2017	2018
GAAP net income	$12,810	$18,384	$30,170
Adjustments to net income:
Facility consolidation and other	—	1,075	800
Amortization of intangibles	2,184	2,166	2,088
Income tax effect of non-GAAP adjustments	(677)	(1,005)	(895)

Non-GAAP net income(a)	$14,317	$20,621	$32,163

GAAP net income per diluted share	$0.75	$1.05	$1.68

Non-GAAP net income per diluted share	$0.84	$1.18	$1.79

Shares used in diluted share calculations	17,075	17,500	18,000

(a)	If stock-based compensation is excluded from Non-GAAP net income, Non-GAAP net income would be $16.7, $23.2 and $35.0 million for the year ended December 31, 2016, 2017 and 2018, respectively.

Opinion of Cascade Microtech’s Financial Advisor

Cascade Microtech’s board of directors requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view and as of the date of such opinion, to the holders of shares of Cascade Microtech common stock of the merger consideration to be received by such holders of shares of Cascade Microtech common stock from FormFactor in the merger pursuant to the merger agreement which is referred to in this proxy statement/prospectus as Stifel’s opinion. On February 3, 2016, Stifel delivered to Cascade Microtech’s board of directors its written opinion that, as of the date of Stifel’s opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such opinion, the merger consideration to be received by holders of shares of Cascade Microtech common stock from FormFactor in the merger pursuant to the merger agreement was fair to such holders of shares of Cascade Microtech common stock, from a financial point of view.

Cascade Microtech’s board of directors did not impose any limitations on Stifel with respect to the investigations made or procedures followed in rendering Stifel’s opinion. In selecting Stifel, Cascade Microtech’s board of directors considered, among other things, the fact that Stifel is a reputable investment banking firm with substantial experience advising companies in the technology sector and in providing strategic advisory services in general, and Stifel’s familiarity with Cascade Microtech and its business. Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

The full text of Stifel’s opinion is attached to this proxy statement/prospectus as Annex B and is incorporated herein by reference. The summary of Stifel’s opinion contained in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Stifel’s opinion. Cascade Microtech’s shareholders are encouraged to read Stifel’s opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, other matters considered and limits of the review undertaken by Stifel in connection with Stifel’s opinion.

In rendering Stifel’s opinion, Stifel, among other things:

(i)	discussed the merger and related matters with Cascade Microtech’s counsel and reviewed a draft copy of the merger agreement, dated January 30, 2016;

(ii)	reviewed the audited consolidated financial statements of Cascade Microtech contained in its Annual Reports on Form 10-K for the two years ended December 31, 2014, and the unaudited consolidated financial statements of Cascade Microtech for the year ended December 31, 2015 as prepared by Cascade Microtech’s management;

(iii)	reviewed the audited consolidated financial statements of FormFactor contained in its Annual Reports on Form 10-K for the two years ended December 28, 2013 and December 27, 2014, respectively, and the unaudited consolidated financial statements of FormFactor for the year ended December 26, 2015 as prepared by FormFactor’s management;

(iv)	reviewed and discussed with Cascade Microtech’s management certain other publicly available information concerning Cascade Microtech and FormFactor;

(v)	held discussions with FormFactor’s senior management and financial advisor, concerning, among other things, estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on the combined company;

(vi)	reviewed certain non-publicly available information concerning Cascade Microtech, including internal financial analyses and forecasts prepared by its management, and held discussions with Cascade Microtech’s senior management regarding recent developments;

(vii)	reviewed certain non-publicly available information concerning FormFactor, including internal financial analyses and forecasts prepared by its management, and held discussions with FormFactor’s senior management regarding recent developments;

(viii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

(ix)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;

(x)	participated in certain discussions and negotiations between representatives of Cascade Microtech and FormFactor;

(xi)	reviewed the reported prices and trading activity of the equity securities of each of Cascade Microtech and FormFactor;

(xii)	considered the results of Stifel’s efforts, at the direction of Cascade Microtech, to solicit indications of interest from selected third parties with respect to a merger or other transaction with Cascade Microtech;

(xiii)	conducted such other financial studies, analyses and investigations, and considered such other information, as Stifel deemed necessary or appropriate for purposes of Stifel’s opinion; and

(xiv)	took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of Cascade Microtech’s industry generally.

In rendering Stifel’s opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of Cascade Microtech or FormFactor, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by Cascade Microtech and FormFactor (including, without limitation, potential cost savings and operating synergies and the tax rate realized by the combined company), Stifel assumed, at the direction of Cascade Microtech, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of Cascade Microtech and FormFactor, as applicable, as to the future operating and financial performance of Cascade Microtech and FormFactor, as applicable, and that they provided a reasonable basis upon which Stifel could form its opinion. Stifel’s opinion states that such forecasts and projections were not prepared with the expectation of public disclosure, that all such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this projected information without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Cascade Microtech or FormFactor since the date of the last financial statements of each company made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either Cascade Microtech’s or FormFactor’s assets or liabilities, nor was Stifel furnished with any such evaluation or appraisal. Stifel’s opinion states that estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold and that because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

Stifel assumed, with the consent of Cascade Microtech’s board of directors, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel assumed that the definitive merger agreement would not differ materially from the draft Stifel reviewed. Stifel also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by Cascade Microtech or any other party and without any anti-dilution or other adjustment to the merger consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger will not have an adverse effect on Cascade Microtech, FormFactor, or the merger. Stifel assumed that the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Stifel further assumed that Cascade Microtech relied upon the advice of its counsel, independent accountants, and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Cascade Microtech, the merger, and the merger agreement.

Stifel’s opinion was limited to whether the merger consideration was fair to the holders of shares of Cascade Microtech common stock, from a financial point of view, as of the date of Stifel’s opinion, and it does not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, any consequences of the merger on Cascade Microtech, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. Stifel’s opinion also does not consider, address or include: (i) any other strategic alternatives then (or which were or may have been) contemplated by Cascade Microtech’s board of directors or Cascade Microtech; (ii) the legal, tax or accounting consequences of the merger on Cascade Microtech or the holders of Cascade Microtech common stock; (iii) the fairness of the amount or nature of any compensation to any of Cascade Microtech’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of Cascade Microtech’s securities; (iv) the effect of the merger on, or the fairness of the consideration to be received by, holders of any class of securities of Cascade Microtech other than the shares of Cascade Microtech common stock, or any class of securities of any other party to any transaction contemplated by the merger agreement; (v) whether FormFactor has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Cash Consideration component of the merger consideration to the holders of shares of Cascade Microtech common stock at the closing of the merger; or (vi) the treatment of, or effect of the merger on, Cascade Microtech’s stock options or restricted stock units.

Furthermore, Stifel does not express any opinion as to the prices, trading range or volume at which Cascade Microtech’s or FormFactor’s securities would trade following public announcement or consummation of the merger.

Stifel’s opinion is necessarily based on economic, market, financial and other conditions as they existed, and on the information made available to Stifel by or on behalf of Cascade Microtech, FormFactor or their respective advisors, or information otherwise reviewed by Stifel, as of the date of Stifel’s opinion. Stifel’s opinion states that subsequent developments may affect the conclusion reached in Stifel’s opinion and that Stifel does not have any obligation to update, revise or reaffirm Stifel’s opinion.

Stifel’s opinion was approved by Stifel’s fairness committee. Stifel’s opinion was for the information of, and directed to, Cascade Microtech’s board of directors for its information and assistance in connection with its consideration of the financial terms of the merger. Stifel’s opinion does not constitute a recommendation to Cascade Microtech’s board of directors as to how Cascade Microtech’s board of directors should vote on the merger or to any shareholder of Cascade Microtech as to how any such shareholder should vote at any shareholders’ meeting at which the merger is considered, or whether or not any shareholder of Cascade Microtech should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, Stifel’s opinion does not compare the relative merits of the merger with any other alternative transactions or business strategies which may have been available to Cascade Microtech and does not address the underlying business decision of Cascade Microtech’s board of directors or Cascade Microtech to proceed with or effect the merger.

The following represents a summary of the material financial analyses performed by Stifel in connection with Stifel’s opinion. Some of the summaries of financial analyses performed by Stifel include information presented in tabular format. In order to fully understand the financial analyses performed by Stifel, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the information set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel.

Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before February 2, 2016 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

For purposes of the financial analyses summarized below, the term “merger consideration” refers to an implied price of $21.12 per share of Cascade Microtech common stock calculated as (i) cash consideration of

$16.00 per share of Cascade Microtech common stock, and (ii) stock consideration of $5.12 per share of Cascade Microtech common stock based on an exchange ratio of 0.6534 of a share of FormFactor’s common stock for each share of Cascade Microtech common stock and the closing stock price of $7.84 per share for FormFactor’s common stock as of February 2, 2016. The “merger consideration” assumes that no adjustment to the cash and stock components will be effected pursuant to the terms of the merger agreement.

Cascade Microtech

Selected Public Companies Analysis

Stifel compared Cascade Microtech, from a financial point of view, to 17 selected publicly traded companies in the large/mid-cap semiconductor equipment, small-cap semiconductor equipment, semiconductor test, and broadline test and measurement sectors, which Stifel deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Stifel compared Cascade Microtech’s unaudited, preliminary calendar year 2015 and estimated calendar year 2016 financial metrics, as provided by Cascade Microtech’s management, to estimated (or, to the extent available, preliminary unaudited or audited results) calendar year 2015 and estimated calendar year 2016 financial metrics of these 17 selected companies, obtained from available public sources. Stifel believes that the groups of companies listed below have business models similar to those of Cascade Microtech, but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as Cascade Microtech:

Large/Mid-Cap Semiconductor Equipment

•	Applied Materials, Inc.

•	FEI Company

•	KLA-Tencor Corporation

•	Lam Research Corporation

Small-Cap Semiconductor Equipment

•	Camtek Ltd.

•	Nanometrics Inc.

•	Nova Measuring Instruments Ltd.

•	Rudolph Technologies Inc.

•	Ultratech, Inc.

Semiconductor Test

•	Cohu, Inc.

•	FormFactor Inc.

•	Kulicke & Soffa Industries, Inc.

•	Teradyne Inc.

•	Xcerra Corporation

Broadline Test and Measurement

•	Danaher Corp.

•	Keysight Technologies, Inc.

•	National Instruments Corporation

Based on this information, Stifel calculated and compared the following multiples for Cascade Microtech and the selected companies:

•	Multiples of enterprise value (“EV”), which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to estimated calendar years 2015 and 2016 (i) revenues (“EV/Revenues”) and (ii) adjusted earnings before one-time charges, interest, taxes, stock-based compensation, and depreciation and amortization (“EV/ EBITDA”).

•	Multiples of price (“P”) using the share price to estimated calendar years 2015 and 2016 adjusted earnings per share (“EPS”), as adjusted to exclude stock-based compensation, amortization of intangibles and one-time charges (“P/E”).

The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected companies, which reflects the first quartile, median, mean and third quantile metrics of such companies, and the multiples implied by the merger:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Proposed Transaction
CY 2015 EV/Revenues	1.0x	1.5x	1.7x	2.0x	2.2x
CY 2016 EV/Revenues	0.9x	1.5x	1.6x	1.9x	2.0x
CY 2015 EV/EBITDA	6.8x	7.2x	9.1x	12.0x	12.2x
CY 2016 EV/EBITDA	5.5x	6.5x	7.2x	8.1x	10.9x
CY 2015 P/E	14x	18x	18x	21x	23x
CY 2016 P/E	13x	15x	16x	17x	22x

This analysis resulted in the following ranges of implied equity value per share of Cascade Microtech common stock:

Benchmark	Range of Implied Equity Values per Share(1)
Revenue Multiples	$10.86-19.36
EBITDA Multiples	$12.33-18.65
P/E Multiples	$13.20-18.02

(1)	Value range based on the average of 1st and 3rd quartile values for calendar years 2015 and 2016.

No company utilized in the selected company analysis is identical to Cascade Microtech. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond Cascade Microtech’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in Cascade Microtech’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Selected Transactions Analysis

Based on public information available to Stifel, Stifel calculated and compared the multiples of EV to last twelve months (“LTM”) and next twelve months (“NTM”) revenues and LTM and NTM EBITDA numbers implied in the merger for Cascade Microtech to the corresponding multiples implied in the following 24 precedent transactions involving relevant public semiconductor equipment and test and measurement companies:

Announcement Date	Acquirer	Target
12/2/15	E-Town Dragon Semiconductor Industry Investment Center	Mattson Technology, Inc.
10/21/15	Lam Research Corporation	KLA-Tencor Corporation
6/17/15	Keysight Technologies, Inc.	Anite plc
10/22/14	Amtech Systems, Inc.	BTU International, Inc.
4/11/14	Ametek, Inc.	Zygo Corporation
2/4/14	Entegris, Inc.	ATMI, Inc.
8/19/13	Atlas Copco AB	Edwards Group Ltd.
10/17/12	ASML Holding NV	Cymer, Inc.
8/13/12	Tokyo Electron Limited	FSI International, Inc.
5/29/12	Teledyne Technologies Incorporated	LeCroy Corporation
12/14/11	Lam Research Corporation	Novellus Systems, Inc.
5/4/11	Applied Materials, Inc.	Varian Semiconductor Equipment Associates, Inc.
3/28/11	Advantest Corp.	Verigy Ltd.
9/29/10	Danaher Corp.	Keithley Instruments, Inc.
11/16/09	Applied Materials, Inc.	Semitool, Inc.
6/3/09	Nikon Corp.	Metris NV
9/1/08	Teradyne Inc.	Eagle Test Systems, Inc.
7/10/08	GSI Group Inc.	Excel Technology Inc.
6/22/08	LTX Corporation	Credence Systems Corporation
6/26/08	Orbotech Ltd.	Photon Dynamics, Inc.
2/20/08	KLA-Tencor Corporation	ICOS Vision Systems Corporation NV
12/12/07	Teradyne Inc.	Nextest Systems Corp.
12/11/07	Lam Research Corporation	SEZ Group
1/8/07	KLA-Tencor Corporation	Therma-Wave, Inc.

The following table sets forth the multiples indicated by this analysis and the multiples implied by the merger. The range of multiples reflects the first quartile, median, mean and third quantile metrics of the precedent transactions:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Proposed Transaction
LTM EV/Revenues	1.5x	2.0x	2.2x	2.7x	2.2x
NTM EV/Revenues	1.3x	1.7x	2.0x	2.6x	2.0x
LTM EV/EBITDA	9.1x	11.9x	14.6x	14.0x	12.2x
NTM EV/EBITDA	7.9x	11.4x	12.4x	14.2x	10.9x

Based on its review of the precedent transactions, Stifel applied selected multiples to the corresponding LTM and NTM revenues and EBITDA of Cascade Microtech for calendar years 2015 and 2016, in each case as provided by Cascade Microtech’s management.

This analysis resulted in the following ranges of implied equity values per share of Cascade Microtech common stock:

Benchmark	Range of Implied Equity Values per Share(1)
Revenue Multiples	$14.45 – 25.67
EBITDA Multiples	$15.97 – 25.06

(1)	Value range based on the average of 1st and 3rd quartile values for LTM and NTM.

No transaction used in the precedent transactions analyses is identical to the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies involved in the precedent transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the merger is being compared. In evaluating the precedent transactions, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, such as the impact of competition, industry growth, and the absence of any adverse material change in the financial condition of Cascade Microtech or the companies involved in the precedent transactions or the industry or in the financial markets in general, which could affect the public trading value of the companies involved in the selected transactions which in turn, affect the enterprise value and equity value of the companies involved in the transactions to which the merger is being compared.

Discounted Cash Flow Analysis

Stifel used financial forecasts of Cascade Microtech for calendar years 2016 through 2020, as provided by Cascade Microtech’s management, to perform two discounted cash flow analyses: one based on the terminal multiple method, and the second based on the perpetuity growth method. In conducting these analyses, Stifel assumed that Cascade Microtech would perform in accordance with these forecasts. The projections and estimates supplied to and utilized by Stifel are set forth in “—Cascade Microtech Unaudited Prospective Financial Information” beginning on page 74 of this proxy statement/prospectus.”

Terminal Multiple Method. Stifel first estimated the terminal value of Cascade Microtech’s projected cash flows by applying a range of terminal multiples Stifel deemed relevant to Cascade Microtech’s estimated calendar year 2020 EBITDA, which multiples ranged from 6.0x to 12.0x. Stifel calculated projected unlevered free cash flow from calendar year 2016 through calendar year 2020 using Cascade Microtech’s management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 13.0% to 15.0%, based on Cascade Microtech’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by Cascade Microtech’s net cash to calculate a range of equity values. Stifel then divided these equity values by fully-diluted shares outstanding using the treasury stock method and calculated implied equity values per share ranging from $18.08 to $30.46, the high-end of which range was the average value of the equity values per share derived using the high-end terminal multiple and applying discount rates of 13.0% and 15.0%, and the low-end of which range was the average value of the equity values per share derived using the low-end terminal multiple and applying discount rates of 13.0% and 15.0%.

Perpetuity Growth Method. Stifel first estimated the terminal value of Cascade Microtech’s projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant to Cascade Microtech’s estimated calendar year 2020 free cash flow, which growth rates ranged from 2.0% to 4.0%. Stifel calculated projected unlevered free cash flow from calendar year 2016 through calendar year 2020 using Cascade Microtech’s management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 13.0% to 15.0%, based on Cascade Microtech’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by Cascade Microtech’s net cash to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $12.81 to $14.44, the high-end of which range was the average value of the equity values per share derived using the high-end growth rate and applying discount rates of 13.0% and 15.0%, and the low-end of which range was the average value of the equity values per share derived using the low-end growth rate and applying discount rates of 13.0% and 15.0%.

FormFactor

Selected Public Companies Analysis

Stifel compared FormFactor, from a financial point of view, to 14 selected publicly traded companies in the large/mid-cap semiconductor equipment, small-cap semiconductor equipment and semiconductor test sectors, which Stifel deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Stifel compared FormFactor’s unaudited, preliminary calendar year 2015 and estimated calendar year 2016 financial metrics, as provided by FormFactor’s management, to estimated (or, to the extent available, preliminary unaudited or audited results) calendar year 2015 and estimated calendar year 2016 financial metrics, obtained from available public sources, of these 14 selected companies. Stifel believes that the groups of companies listed below have business models similar to those of FormFactor, but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as FormFactor:

Large/Mid-Cap Semiconductor Equipment

•	Applied Materials, Inc.

•	FEI Company

•	KLA-Tencor Corporation

•	Lam Research Corporation

Small-Cap Semiconductor Equipment

•	Camtek Ltd.

•	Nanometrics Inc.

•	Nova Measuring Instruments Ltd.

•	Rudolph Technologies Inc.

•	Ultratech, Inc.

Semiconductor Test

•	Cascade Microtech, Inc.

•	Cohu, Inc.

•	Kulicke & Soffa Industries, Inc.

•	Teradyne Inc.

•	Xcerra Corporation

Based on this information, Stifel calculated and compared the following multiples for FormFactor and the selected comparable companies:

•	EV/Revenues and EV/EBITDA multiples for estimated calendar years 2015 and 2016.

•	P/E multiples for estimated calendar years 2015 and 2016.

The following table sets forth the multiples indicated by this analysis, including the range of selected multiples relative to the selected companies, which reflects the first quartile, median, mean and third quantile metrics of such companies, and the multiples implied based on the closing price of FormFactor’s common stock as of February 2, 2016:

Multiple:	1st Quartile	Median	Mean	3rd Quartile	Implied Multiples based on FormFactor’s Closing Stock Price as of February 2, 2016
CY 2015 EV/Revenues	0.9x	1.5x	1.5x	1.8x	1.0x
CY 2016 EV/Revenues	0.8x	1.4x	1.4x	1.7x	0.9x
CY 2015 EV/EBITDA	6.4x	7.1x	8.4x	10.3x	9.0x
CY 2016 EV/EBITDA	5.5x	5.6x	6.5x	7.6x	6.8x
CY 2015 P/E	14x	17x	18x	20x	21x
CY 2016 P/E	13x	16x	16x	16x	15x

This analysis resulted in the following ranges of implied equity value per share of FormFactor’s common stock:

Benchmark	Range of Implied Equity Values per Share (1)
Revenue Multiples	$7.25-11.47
EBITDA Multiples	$6.67-8.42
P/E Multiples	$5.98-7.65

(1)	Value range based on the average of 1st and 3rd quartile values for calendar years 2015 and 2016.

No company utilized in the selected company analysis is identical to FormFactor. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond FormFactor’s control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in FormFactor’s financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using peer group data.

Discounted Cash Flow Analysis

Stifel used financial forecasts of FormFactor for calendar years 2016 through 2018, as provided by FormFactor’s management, to perform two discounted cash flow analyses: one based on the terminal multiple method, and the second based on the perpetuity growth method. In conducting these analyses, Stifel assumed that FormFactor would perform in accordance with these forecasts. The projections and estimates supplied to and utilized by Stifel are set forth below in “—Cascade Microtech Unaudited Prospective Financial Information” beginning on page 74 of this proxy statement/prospectus.”

Terminal Multiple Method. Stifel first estimated the terminal value of FormFactor’s projected cash flows by applying a range of terminal multiples Stifel deemed relevant to FormFactor’s estimated calendar year 2018 EBITDA, which multiples ranged from 6.0x to 11.0x. Stifel calculated projected unlevered free cash flow from calendar year 2016 through calendar year 2018 using FormFactor’s management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 11.5% to 13.5%, based on FormFactor’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by FormFactor’s net cash to calculate a range of equity values. Stifel then divided these equity values by fully-diluted shares outstanding using the treasury stock method and calculated implied equity values per share ranging from $9.09 to $12.94, the high-end of which range was the average of the equity values per share derived using the high-end terminal multiple and applying discount rates of 11.5% and 13.5%, and the low-

end of which range was the average value of the equity values per share derived using the low-end terminal multiple and applying discount rates of 11.5% and 13.5%.

Perpetuity Growth Method. Stifel first estimated the terminal value of FormFactor’s projected cash flows by applying a range of perpetuity growth rates Stifel deemed relevant to FormFactor’s estimated calendar year 2018 free cash flow, which growth rates ranged from 2.0% to 4.0%. Stifel calculated projected unlevered free cash flow from calendar year 2016 through calendar year 2018 using FormFactor’s management’s projections and discounted these cash flows and the terminal value to present values using discount rates of 11.5% to 13.5%, based on FormFactor’s weighted average cost of capital. This analysis indicated a range of enterprise values which Stifel then increased by FormFactor’s net cash to calculate a range of equity values. These equity values were then divided by fully-diluted shares outstanding using the treasury stock method to calculate implied equity values per share ranging from $9.35 to $10.66, the high-end of which range was the average value of the equity values per share derived using the high-end growth rate and applying discount rates of 11.5% and 13.5%, and the low-end of which range was the average value of the equity values per share derived using the low-end growth rate and applying discount rates of 11.5% and 13.5%.

The foregoing description is a summary of the material financial analyses performed by Stifel in arriving at its opinion. The summary alone does not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel. No methodology employed by Stifel can be viewed individually, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. Additionally, no company or transaction used in any analysis as a comparison is identical to Cascade Microtech, FormFactor or the merger, and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the selected companies or transactions to which they are being compared. Stifel used these analyses to determine the impact of various operating metrics on the implied enterprise values and implied per share equity values of Cascade Microtech and FormFactor. Each of these analyses yielded a range of implied enterprise values and implied per share equity values, and therefore, such implied enterprise value ranges and implied per share equity values developed from these analyses were viewed by Stifel collectively and not individually. Stifel made its determination as to the fairness, from a financial point of view, the holders of shares of Cascade Microtech common stock of the merger consideration to be received by such holders of shares of Cascade Microtech common stock in the merger pursuant to the merger agreement, as of the date of Stifel’s opinion, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at Stifel’s opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and Stifel’s opinion; therefore, the range of valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual value of Cascade Microtech or FormFactor.

Miscellaneous

Cascade Microtech agreed to pay Stifel a fee, which is referred to in this proxy statement/prospectus as the retainer fee, of $100,000 upon its engagement to provide financial advisory services to Cascade Microtech and a fee, which is referred to in this proxy statement/prospectus as the opinion fee, of $600,000 for its services as financial advisor to the Cascade Microtech’s board of directors upon delivery of Stifel’s opinion (neither of which were contingent upon the consummation of the merger), and a fee, which is referred to in this proxy statement/prospectus as the transaction fee, for its services as financial advisor to Cascade Microtech in connection with the merger based upon the aggregate consideration payable in the merger (which as of the day prior to the date of this prospectus is estimated to be $5,500,000), all of which transaction fee is contingent upon the completion of the merger; provided that the retainer fee and the opinion fee will be credited against the transaction fee in the event that the merger is consummated. Stifel will not receive any other significant payment or compensation contingent upon the successful consummation of the merger. In the event the merger is not consummated and Cascade Microtech receives a termination or break-up fee, then Cascade Microtech shall pay Stifel a termination fee equal to 25% of such termination or break-up fee received by Cascade Microtech. In addition, Cascade Microtech agreed to reimburse Stifel for its reasonable expenses in connection with its engagement, subject to certain limitations, and to indemnify Stifel for certain liabilities arising out of its engagement. Other than the services provided by Stifel to Cascade Microtech in connection with the merger and Stifel’s opinion, there were no material relationships that existed during the two years prior to the date of Stifel’s opinion or that were mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Stifel and any party to the merger.

Stifel may seek to provide investment banking services to Cascade Microtech, FormFactor or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of its business, Stifel and its clients may transact in the equity securities of each of Cascade Microtech and FormFactor and may at any time hold a long or short position in such securities.

Regulatory Approvals Required for the Merger

General

Consummation of the merger is conditioned upon the expiration or termination of the waiting period relating to the merger under the HSR Act and the absence of any applicable law or governmental order prohibiting the merger. FormFactor and Cascade Microtech have agreed to use their respective reasonable best efforts to take all actions required to consummate the merger, including effecting all necessary filings, notices, petitions and other documents and obtaining and maintaining all approvals, consents, authorizations and other confirmations required to be obtained from any governmental authority or other third party, except that neither party is required under the merger agreement to enter into a settlement, consent decree or other agreement with a governmental authority in connection with the merger or divest, hold separate or take any other action with respect to any of its or the surviving corporation’s subsidiaries or any portion of their respective affiliate’s businesses, assets or properties. See “The Merger Agreement—Conditions to the Merger” beginning on page 100 of this proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ. A transaction notifiable under the HSR Act may not be consummated until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

FormFactor and Cascade Microtech each filed its required HSR notification and report with respect to the merger on February 18, 2016. The applicable waiting period under the HSR Act expired on March 21, 2016.

Although the parties have satisfied the filing and waiting period requirements under the HSR Act, at any time before or after the merger is consummated, either the DOJ or the FTC could take action under the U.S.

antitrust laws in opposition to the merger, including seeking to enjoin consummation of the merger, condition approval of the merger upon the divestiture of assets of FormFactor, Cascade Microtech or their subsidiaries or impose restrictions on FormFactor’s post-merger operations. In addition, U.S. state attorneys general could take action under state antitrust laws as they deem necessary or desirable in the public interest, including, among other things, seeking to enjoin the consummation of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

Other Governmental Approvals

Neither FormFactor nor Cascade Microtech is aware of any material governmental approvals or actions that are required for consummation of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, FormFactor and Cascade Microtech will use their reasonable best efforts to seek those approvals or actions.

Timing; Challenges by Governmental and Other Entities

There can be no assurance that the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of the approvals, the ability of FormFactor and/or Cascade Microtech to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

In addition, there can be no assurance that any of the governmental or other entities described above, including the DOJ, the FTC, U.S. state attorneys general and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

No Dissenter’s or Appraisal Rights

Under Oregon law, Cascade Microtech shareholders are not entitled to dissenters’ or appraisal rights in connection with any matters to be considered at the Cascade Microtech special meeting.

Material U.S. Federal Income Tax Consequences

The following are the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Cascade Microtech common stock. This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement/prospectus.

As used herein, a “U.S. holder” is a beneficial owner of Cascade Microtech common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion applies only to shares of Cascade Microtech common stock that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address all aspects of U.S. federal income taxation that may be important to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions or insurance companies;

•	dealers or traders subject to mark-to-market treatment with respect to their Cascade Microtech common stock;

•	tax-exempt organizations;

•	real estate investment trusts;

•	regulated investment trusts;

•	persons subject to the alternative minimum tax;

•	partnerships or other flow-through entities and their partners or members;

•	persons whose functional currency is not the U.S. dollar;

•	persons who hold Cascade Microtech common stock or FormFactor common shares as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction, or other integrated investment; or

•	persons who acquired Cascade Microtech common stock pursuant to the exercise of compensatory options or otherwise as compensation.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Cascade Microtech common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding Cascade Microtech common stock and partners in such partnerships should consult their own tax advisors.

This discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may be applicable to a U.S. holder. Moreover, this discussion does not address the U.S. federal income tax consequences of the merger to any holder of Cascade Microtech common stock who or which, for U.S. federal income tax purposes, is not a U.S. holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Accordingly, all Cascade Microtech shareholders are strongly urged to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger, and of owning and disposing of FormFactor common shares.

Tax Consequences of the Merger Generally

The receipt of FormFactor common shares and cash in exchange for Cascade Microtech common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of Cascade Microtech common stock for FormFactor common shares and cash in an amount equal to the difference, if any, between (i) the sum of the fair market value of the FormFactor common shares on the date of the exchange and the amount of cash received (including cash received in lieu of a fractional FormFactor common share) and (ii) the U.S. holder’s adjusted tax basis in the Cascade Microtech common stock surrendered in the exchange. Gain or loss will be determined separately for each block of Cascade Microtech common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for FormFactor common shares and cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year on the date of the exchange. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Backup Withholding and Information Reporting

Information returns generally are required to be filed with the U.S. Internal Revenue Service, which is referred to in this proxy statement/prospectus as the IRS, in connection with payments of the merger consideration to a U.S. holder unless the U.S. holder is an “exempt recipient.” Backup withholding at a rate of 28% may apply to payments of the merger consideration to a U.S. holder, unless the holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the IRS Form W-9 or successor form included in the letter of transmittal to be delivered to such U.S. holder following completion of the merger.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Accounting Treatment

The merger will be accounted for as an acquisition of a business. FormFactor will record net tangible and identifiable intangible assets acquired and liabilities assumed from Cascade Microtech at their respective fair values at the date of the consummation of the merger. Any excess of the purchase price over the net fair value of such assets and liabilities, will be recorded as goodwill.

The financial condition and results of operations of FormFactor after consummation of the merger will reflect Cascade Microtech’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of Cascade Microtech. The earnings of FormFactor following the consummation of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, FormFactor determines that tangible or intangible assets (including goodwill) are impaired, FormFactor would record an impairment charge at that time.

Listing of FormFactor Common Stock and Delisting and Deregistration of Cascade Microtech Common Stock

Application will be made to have the shares of FormFactor common stock to be issued in the merger approved for listing on the NASDAQ Global Market, where FormFactor common stock currently is traded. If the merger is consummated, Cascade Microtech common stock will no longer be listed on the NASDAQ Global Market and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

On March 8, 2016, an individual plaintiff filed a putative class action lawsuit on behalf of Cascade Microtech shareholders against Cascade Microtech, its directors, FormFactor and Merger Sub, in connection with Cascade Microtech, FormFactor and Merger Sub entering into the merger agreement. The lawsuit, captioned Lum v. Cascade Microtech, Inc., et al., No. 16CV07293, was filed in Washington County Circuit Court in the State of Oregon. On April 8, 2016, another individual plaintiff filed a similar putative class action lawsuit against the same defendants. The lawsuit, captioned Solak v. Cascade Microtech, Inc., et al., No. 16CV11809, was filed in Multnomah County Circuit Court in the State of Oregon. On April 20, 2016, the Lum lawsuit was dismissed without prejudice at the request of plaintiff. The litigation will proceed in Multnomah County Circuit Court with the Solak complaint as the operative complaint.

The Solak lawsuit alleges that the individual members of Cascade Microtech’s board of directors breached their fiduciary duties owed to Cascade Microtech’s shareholders by approving the proposed merger for inadequate consideration; approving the merger to obtain unique benefits not shared equally with Cascade Microtech’s other shareholders; failing to take steps to maximize the value paid to Cascade Microtech shareholders; failing to take steps to ensure a fair process leading up to the proposed merger; and agreeing to preclusive deal protection devices in the merger agreement. The lawsuit also alleges claims against FormFactor and Merger Sub for aiding and abetting the alleged breaches of fiduciary duties by the individual members of Cascade Microtech’s board of directors. The plaintiff seeks, among other things, injunctive relief prohibiting completion of the merger, rescission of the merger if it is completed, plaintiff’s attorney’s fees and costs, and other relief.

Description of Debt Financing

Overview

In connection with the merger, FormFactor has entered into a debt commitment letter with the lenders pursuant to which the lenders have committed to provide a senior secured term loan facility in an aggregate amount of up to $150 million.

Senior Secured Term Loan

Pursuant to the terms of the debt commitment letter, the proceeds of the term loan facility will be available to be drawn upon the satisfaction of certain conditions precedent on the closing date and will be used to finance, in part, the cash consideration for the merger, to pay costs and expenses incurred in connection with the merger, to refinance certain existing debt, if any, of Cascade Microtech and the payment of certain fees and expenses associated with the foregoing transactions. The term loan facility will be guaranteed by material U.S. subsidiaries of FormFactor, which are referred to in this proxy statement/prospectus as the guarantors, and will be secured by a pledge of all or substantially all of the assets of FormFactor and the guarantors, subject to customary exceptions.

Conditions Precedent

The commitments of the lenders to provide the term loan facility are subject to several conditions, including, among others, the nonoccurrence of an acquired business material adverse effect (as such term is defined in the debt commitment letter), the negotiation and execution of definitive term loan documentation, satisfaction of a minimum liquidity threshold, the delivery of certain financial statements and forecasts to the lenders, perfection of security interests and other customary conditions precedent more fully set forth in the debt commitment letter.

Interest

At the option of FormFactor, borrowings under the credit facilities will bear interest at either a base rate or at the London Interbank Offered Rate, which is referred to in this proxy statement/prospectus as LIBOR, plus, in each case, an applicable margin. The applicable margin will be 1.00% per annum with respect to the base rate loans and 2.00% per annum with respect to LIBOR loans.

Base Rate Option

Interest will be at the base rate plus an applicable margin, calculated on the basis of the actual number of days elapsed in a year of 365 or 366 days. The base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the administrative agent’s “prime rate” in effect on such day; (ii) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.50%; (iii) LIBOR, for an interest period of one month beginning on such day plus 1.00%; and (iv) 0.00%.

LIBOR Option

Interest will be determined based on interest periods to be selected by FormFactor of one, two, three or six months and will be at an annual rate equal to LIBOR for the corresponding deposits of U.S. dollars, plus the applicable margin. Interest will be paid at the end of each interest period and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Maturity and Amortization

The term loan facility will mature five years after completion of the merger and will amortize in equal quarterly installments, in an annual amount equal to 5% for year 1, 10% for year 2, 20% for year 3, 30% for year 4 and 35% for year 5 with the balance to be paid in full at maturity.

Covenants

Pursuant to the terms of the debt commitment letter, the term loan facility will contain customary covenants, subject to customary exceptions, including, among others:

•	compliance with laws and regulations;

•	payment of taxes and other obligations;

•	maintenance on appropriate and adequate insurance;

•	preservation of corporate existence and rights;

•	inspection of property, books and records;

•	keeping of proper books in accordance with GAAP;

•	further assurances as to perfection and priority of security interests and delivery of collateral;

•	use of proceeds;

•	delivery of financial statements and other notices, certificates and information;

•	conduct of business and maintenance of existence and insurance;

•	limitations on liens, debt, guarantees and other contingent obligations;

•	limitations on consolidations, mergers and sales of assets;

•	limitations on restricted payments;

•	limitations on affiliate transactions

•	limitations on certain payments of material debt;

•	limitations on investments (subject to exceptions permitting FormFactor to make acquisitions up to $100 million for the life of the facility subject to compliance with certain financial ratios and customary limitations);

•	limitations on changes in the nature of the business or amendments to FormFactor’s organizational documents and certain other material documentation;

•	limitations on sale-leaseback transactions; and

•	limitations on ownership of subsidiaries and creation and acquisition of foreign subsidiaries.

In addition, the term loan facility will include the following financial covenants: (i) a maximum leverage ratio of consolidated total indebtedness to EBITDA and (ii) a minimum fixed charge coverage ratio.

Events of Default

The term loan facility will also contain customary events of default, including: nonpayment of principal when due; nonpayment of interest, fees or other amounts; breach of covenants (subject to certain grace periods); inaccuracy of representations and warranties in any material respect when made or deemed made; payment default or default resulting in or permitting acceleration in respect of other indebtedness of an amount to be agreed; bankruptcy or insolvency events; change in control; actual or asserted impairment of loan documents or security; material monetary judgments, defaults of an amount to be agreed and material non-monetary judgment defaults; and certain events under the U.S. Employee Retirement Income Security Act of 1974, as amended.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference in, this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it, and not this summary, is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about FormFactor, Cascade Microtech or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement are made by FormFactor, Cascade Microtech and Merger Sub only for the purposes of the merger agreement and are qualified and subject to certain limitations and exceptions agreed to by FormFactor, Cascade Microtech and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases, may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. In addition, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

For these reasons, the representations, warranties, covenants and agreements or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of FormFactor, Cascade Microtech or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference in this proxy statement/prospectus.

The merger is a taxable transaction, and the receipt of shares of FormFactor common stock and cash in exchange for Cascade Microtech common stock in the merger generally will be taxable to Cascade Microtech shareholders. See “Proposal I: The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 89 of this proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for a transaction in which Merger Sub will merge with and into Cascade Microtech. Cascade Microtech will be the surviving corporation in the merger and will, following consummation of the merger, be a wholly owned subsidiary of FormFactor. After consummation of the merger, the amended and restated articles of incorporation set forth as Exhibit A to the merger agreement and the bylaws of Merger Sub in effect as of consummation of the merger will be the articles of incorporation and bylaws, respectively, of the surviving corporation, in each case until amended in accordance with applicable law. After consummation of the merger, the directors of Merger Sub and the officers of Cascade Microtech will be the directors and officers, respectively, of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with the surviving corporation’s articles of incorporation, bylaws and applicable law.

Completion and Effectiveness of the Merger

The merger will be consummated and become effective at such time as articles of merger are duly filed with the Oregon Secretary of State (or at such later time as specified in the articles of merger). Unless another date and time are agreed to by FormFactor and Cascade Microtech, consummation of the merger will occur as soon as possible, but no later than two business days, following satisfaction or, to the extent permitted by applicable law, waiver, of the conditions to consummation of the merger (other than those conditions that by their nature are to be satisfied at consummation of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the time of the merger) described under “—Conditions to the Merger” beginning on page 100 of this proxy statement/prospectus.

As of the date of this proxy statement/prospectus, the merger is expected to be consummated in mid-2016. However, consummation of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the merger. There can be no assurances as to when, or if, the merger will occur. If the merger is not consummated on or before the end date of August 4, 2016, subject to extension for up to 90 days as described under “—Termination of the Merger Agreement” beginning on page 115 of this proxy statement/prospectus, either FormFactor or Cascade Microtech may terminate the merger agreement. However, the right to terminate the merger agreement on the end date will not be available to FormFactor or Cascade Microtech if that party’s breach of any provision of the merger agreement resulted in the failure of the merger to be consummated by that date. See “—Conditions to the Merger” and “—Termination of the Merger Agreement” beginning on pages 100 and 115, respectively, of this proxy statement/prospectus.

Merger Consideration

At consummation of the merger, each share of Cascade Microtech common stock outstanding immediately prior to consummation of the merger will be converted into the right to receive $16.00 in cash, without interest, and 0.6534 of a share of FormFactor common stock, as each such component may be adjusted as described below under “—Exchange Ratio Adjustment,” with cash payable in lieu of any fractional shares as described below under “—Fractional Shares.” The foregoing does not apply to shares held by FormFactor or any subsidiary of FormFactor or Cascade Microtech, the treatment of which is set forth in the merger agreement.

Exchange Ratio Adjustment

The exchange ratio, initially set at 0.6534 shares of FormFactor common stock for each share of Cascade Microtech common stock, is subject to adjustment if the number of shares of FormFactor common stock that would be issued to Cascade Microtech common shareholders as part of the merger consideration plus the number of shares that would be subject to assumed equity awards upon consummation of the merger would, in the aggregate, exceed 19.9% of the issued and outstanding shares of FormFactor common stock immediately prior to the consummation of the merger. In such event, the exchange ratio would be reduced to the minimum extent necessary such that the aggregate number of shares issued in the merger or made subject to assumed equity awards using the adjusted exchange ratio would equal 19.9% of the issued and outstanding shares of FormFactor common stock immediately prior to the consummation of the merger. If this adjustment occurs, shareholders of Cascade Microtech common stock will receive an increase in the amount of cash they receive as part of the merger consideration per share equal to the amount by which the exchange ratio is reduced multiplied by the FormFactor closing VWAP. In no event will the exchange ratio be increased above 0.6534 shares of FormFactor common stock, nor will the per share cash consideration be reduced below $16.00, in connection with an adjustment described in this paragraph.

Whether an adjustment to the exchange ratio and amount of cash consideration per share of Cascade Microtech common stock occurs, and the degree of any such adjustment, depends on the following factors: (i) the number of outstanding shares of FormFactor common stock immediately prior to the effective time of the merger, (ii) the number of outstanding shares of Cascade Microtech common stock immediately prior to the effective time of the merger, (iii) the number of shares underlying outstanding and unvested Cascade Microtech equity awards immediately prior to the effective time of the merger and (iv) the FormFactor closing VWAP. As of May 17, 2016: (a) the number of outstanding shares of FormFactor common stock was 59,437,856, (b) the number of outstanding shares of Cascade Microtech common stock was 15,976,123, (c) the number of shares underlying outstanding and unvested Cascade Microtech equity awards was 390,330 (excluding awards that will vest as a result of the consummation of the merger) and (d) the closing stock price of a share of FormFactor common stock was $6.70 on the NASDAQ Global Market and the 10-day volume weighted average price of a share of FormFactor common stock was $6.92. The table below sets forth the adjustments that would be made to the exchange ratio and cash consideration, on a per share of Cascade Microtech common stock basis, assuming no change in (a) through (c) above, and further assuming the various FormFactor closing VWAP values set forth below:

Assumed FormFactor Closing VWAP	Adjustment?	Exchange Ratio as Adjusted	Change in Exchange Ratio	Cash Consideration as Adjusted	Change in Cash Consideration
$9.00	NO	0.6534	N/A	$16.00	N/A
$8.50	NO	0.6534	N/A	$16.00	N/A
$8.00	NO	0.6534	N/A	$16.00	N/A
$7.50	NO	0.6534	N/A	$16.00	N/A
$7.00	NO	0.6534	N/A	$16.00	N/A
$6.50	NO	0.6534	N/A	$16.00	N/A
$6.00	NO	0.6534	N/A	$16.00	N/A
$5.50	YES	0.6533	(0.0001)	$16.00	$0.0004
$5.00	YES	0.6462	(0.0072)	$16.04	$0.0359
$4.50	YES	0.6375	(0.0159)	$16.07	$0.0714

In addition to the impact to the exchange ratio adjustment due to the changes in the assumed FormFactor Closing VWAP in the table above, changes to the factors in (a) through (c) in the paragraph above the preceding table would have the following impacts on any potential exchange ratio adjustment:

•	An increase in the number of outstanding shares of FormFactor common stock immediately prior to the effective time of the merger will make it less probable that an exchange ratio adjustment will be required and cause any such adjustment to have a lesser impact on the mix of cash and stock merger consideration. An increase in FormFactor outstanding shares could occur to the extent that FormFactor options are exercised or other equity awards become vested.

•	A decrease in the number of outstanding shares of FormFactor common stock immediately prior to the effective time of the merger will make it more probable that an exchange ratio adjustment will be required and cause any such adjustment to have a greater impact on the mix of cash and stock merger consideration. We do not expect any such decrease to occur.

•	An increase in the number of outstanding shares of Cascade Microtech common stock immediately prior to the effective time of the merger will make it more probable that an exchange ratio adjustment will be required and cause any such adjustment to have a greater impact on the mix of cash and stock merger consideration. An increase in Cascade Microtech outstanding shares could occur to the extent that Cascade Microtech options are exercised or other equity awards become vested prior to closing (other than awards that will vest as a result of the consummation of the merger).

•	A decrease in the number of outstanding shares of Cascade Microtech common stock immediately prior to the effective time of the merger will make it less probable that an exchange ratio adjustment will be required and cause any such adjustment to have a lesser impact on the mix of cash and stock merger consideration. We do not expect any such decrease to occur.

•	An increase in the number of shares underlying outstanding and unvested Cascade Microtech equity awards immediately prior to the effective time of the merger will make it more probable that an exchange ratio adjustment will be required and cause any such adjustment to have a greater impact on the mix of cash and stock merger consideration. We do not expect a significant change in the number of shares underlying such awards.

•	A decrease in the number of shares underlying outstanding and unvested Cascade Microtech equity awards immediately prior to the effective time of the merger will make it less probable that an exchange ratio adjustment will be required and cause any such adjustment to have a lesser impact on the mix of cash and stock merger consideration. We do not expect a significant change in the number of shares underlying such awards.

The factors set forth above will not be known prior to closing, and the existence and magnitude of any exchange ratio adjustment cannot be predicted with certainty. However, we believe that any exchange ratio adjustment would be insignificant.

If, between the date of the merger agreement and consummation of the merger, any change in the outstanding shares of capital stock of Cascade Microtech or FormFactor occurs as a result of any reorganization, reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the merger consideration, exchange ratio, per share cash consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted.

Fractional Shares

No fractional Shares of FormFactor common stock will be issued to any holder of shares of Cascade Microtech common stock upon consummation of the merger. Instead, all fractional Shares of FormFactor common stock that a holder of shares of Cascade Microtech common stock would otherwise be entitled to receive as a result of the merger will be aggregated and, if a fractional share results from that aggregation, the holder will be entitled to receive cash in an amount determined by multiplying that fraction by the FormFactor closing VWAP. No interest will be paid or accrued on cash payable in lieu of fractional Shares of FormFactor common stock.

Procedures for Surrendering Cascade Microtech Stock Certificates

The conversion of Cascade Microtech common stock into the right to receive the merger consideration will occur automatically at consummation of the merger. Prior to consummation of the merger, FormFactor will appoint an exchange agent to handle the exchange of certificates or uncertificated book-entry shares representing shares of Cascade Microtech common stock for the merger consideration. On or prior to the closing date, FormFactor will deposit the cash and shares of FormFactor common stock comprising the merger consideration payable in respect of Cascade Microtech common stock with the exchange agent. As soon as practicable (but not later than five business days) after consummation of the merger, FormFactor will, or will cause the exchange agent to, send a letter of transmittal to each person who is a record holder of Cascade Microtech common stock immediately prior to the consummation of the merger for use in the exchange and accompanying instructions explaining how to surrender Cascade Microtech stock certificates or transfer uncertificated shares of Cascade Microtech common stock to the exchange agent.

Cascade Microtech shareholders who submit a properly completed letter of transmittal, together with their share certificates (in the case of certificated shares) or an “agent’s message” or other evidence of transfer reasonably requested by the exchange agent (in the case of book-entry shares), will receive the merger consideration into which their shares of Cascade Microtech common stock were converted in the merger. The Shares of FormFactor common stock constituting part of such merger consideration will be delivered to Cascade Microtech shareholders in book-entry form unless a physical certificate is requested by a Cascade Microtech shareholder or otherwise required under applicable law. After consummation of the merger, each certificate that previously represented shares of Cascade Microtech common stock and each uncertificated share of Cascade Microtech common stock that previously was registered to a holder on Cascade Microtech’s stock transfer books will only represent the right to receive the merger consideration into which those shares of Cascade Microtech common stock have been converted and the right to receive any cash payments for fractional shares or dividends or other distributions with a record date after the effective time, in each case without interest.

Notwithstanding anything described in the previous paragraphs, FormFactor and the exchange agent will have the right to deduct or withhold amounts from the merger consideration otherwise payable to a holder of Cascade Microtech common stock for the purpose of making required tax payments.

If there is a transfer of ownership of Cascade Microtech common stock that is not registered in the records of Cascade Microtech’s transfer agent, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate or uncertificated share so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer or the uncertificated shares are properly transferred, and the person requesting such payment must pay to the exchange agent any transfer or other taxes to be paid or satisfy the exchange agent that any transfer or other taxes have been paid or that no payment of those taxes is necessary. After consummation of the merger, there will be no further transfers of any shares of Cascade Microtech common stock, and any shares presented to the surviving corporation or exchange agent will be cancelled in exchange for the merger consideration due on those shares.

After consummation of the merger, FormFactor will not pay dividends with a record date after consummation of the merger to any holder of any Cascade Microtech stock certificates or uncertificated shares of Cascade Microtech common stock until the holder surrenders or transfers the Cascade Microtech stock certificates or uncertificated shares of Cascade Microtech common stock as described above. However, once those certificates or uncertificated shares of Cascade Microtech common stock are surrendered or transferred, FormFactor will pay to the holder, without interest, (i) at the time of surrender, any cash payment in lieu of fractional shares and any dividends that have been declared and paid after consummation of the merger on the shares of FormFactor common stock into which those Cascade Microtech shares have been converted and (ii) at the appropriate date, any dividend or distribution with respect to such shares of FormFactor common stock with a record date after the effective time and before the time of surrender, but with a payment date after the time of surrender.

Any portion of the merger consideration deposited with the exchange agent that remains unclaimed by holders of Cascade Microtech common stock 12 months after the consummation of the merger will be returned to FormFactor at FormFactor’s request, and holders of Cascade Microtech common stock must look to FormFactor for payment of the merger consideration or other amounts due after such time. Additionally, two years after the consummation of the merger, any portion of the merger consideration that remains unclaimed will become the property of FormFactor, to the extent permitted by applicable law.

Treatment of Cascade Microtech Equity Awards

Cancelled Options

At the effective time of the merger, each in-the-money option to purchase shares of Cascade Microtech common stock which is outstanding and vested immediately prior to the merger (or that vests as a result of the consummation of the merger) will be cancelled and converted into the right to receive an amount in cash, without interest and with respect to each share of Cascade Microtech common stock subject to such option, equal to the excess, if any, of the closing date merger consideration value over the applicable per share exercise price of such option. Each out-of-the-money option to purchase shares of Cascade Microtech common stock will be cancelled without any cash payment.

Cancelled Restricted Stock Units

At the effective time of the merger, each Cascade Microtech restricted stock unit which is outstanding and vested immediately prior to the merger (or that vests as a result of the consummation of the merger) will be cancelled and converted into the right to receive an amount of cash, without interest and with respect to each share of Cascade Microtech common stock underlying such restricted stock unit, equal to the closing date merger consideration value.

Assumed Options

At the effective time of the merger, each option to purchase Cascade Microtech common stock which is outstanding and unvested immediately prior to the merger (and does not vest as a result of the consummation of the merger) and that is held by a person who will continue to provide services to Cascade Microtech or FormFactor after the consummation of the merger will be assumed by FormFactor on substantially the same terms and conditions that applied to the option prior to the merger, including the vesting schedule, except that:

•	the number of shares of FormFactor common stock subject to each assumed option will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Cascade Microtech which were subject to the option immediately prior to the merger and (ii) the quotient (rounded to four decimal places) obtained by dividing (a) the closing date merger consideration value by (b) the FormFactor closing VWAP, which quotient is referred to in this proxy statement/prospectus as the assumed award exchange ratio; and

•	the per share exercise price of each assumed option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of the option immediately prior to the merger by (ii) the assumed award exchange ratio.

The assumption of the options in this way will be done in a manner that satisfies the requirements of Sections 409A and 424(a) of the U.S. Internal Revenue Code of 1986, as amended.

Assumed Restricted Stock Units

At the effective time of the merger, each Cascade Microtech restricted stock unit which is outstanding and unvested immediately prior to the merger (and does not vest as a result of the consummation of the merger) and that is held by a person who will continue to provide services to Cascade Microtech or FormFactor after the consummation of the merger will be assumed by FormFactor on substantially the same terms and conditions, including the vesting schedule, except that the number of shares of FormFactor common stock subject to such assumed restricted stock unit will be equal to the product of (i) the number of shares of Cascade Microtech underlying the restricted stock unit immediately prior to the merger and (ii) the assumed award exchange ratio.

Registration

Within 15 business days after the consummation of the merger, FormFactor will file a registration statement on an appropriate form with the SEC or a post-effective amendment to a registration statement on an appropriate form previously filed with the SEC, registering the shares of FormFactor common stock underlying the assumed options and assumed restricted stock units. As applicable, FormFactor will use its reasonable best efforts to have the registration statement declared effective as soon as practicable following the consummation of the merger and to maintain effectiveness for so long as the assumed options and assumed restricted stock units remain outstanding.

Listing of FormFactor Common Stock

The merger agreement obligates FormFactor to use its reasonable best efforts to cause the shares of FormFactor common stock to be issued as part of the merger consideration to be listed on the NASDAQ Global Market, subject to official notice of issuance, prior to consummation of the merger. Approval for listing on the NASDAQ Global Market of the shares of FormFactor common stock issuable to Cascade Microtech shareholders in the merger, subject only to official notice of issuance, is a condition to the obligations of FormFactor and Cascade Microtech to consummate the merger. FormFactor is also obligated under the merger agreement to list the shares reserved for issuance subject to the assumed options and assumed restricted stock units.

Conditions to the Merger

Conditions to the Obligations of Each Party. The obligation of each of FormFactor, Cascade Microtech and Merger Sub to consummate the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Cascade Microtech common stock;

•	absence of any applicable law or governmental injunction being in effect that prohibits consummation of the merger;

•	the expiration or termination of any applicable waiting period under the HSR Act relating to the merger (which waiting period under the HSR Act expired on March 21, 2016);

•	effectiveness of, and absence of any stop order with respect to, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and

•	approval for the listing on the NASDAQ Global Market of the shares of FormFactor common stock to be issued in the merger.

Additional Conditions to the Obligations of FormFactor and Merger Sub. In addition, the obligation of each of FormFactor and Merger Sub to consummate the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	performance in all material respects by Cascade Microtech of all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger;

•	the representations and warranties of Cascade Microtech made in the merger agreement being true and accurate at and as of the date of the merger as if made on such date (other than representations and warranties which by their terms address matters only as of another specified time, which must be true and accurate as of such time), subject in some cases to certain materiality thresholds;

•	FormFactor receiving a certificate of an executive officer of Cascade Microtech certifying as to the two preceding bullets;

•	no restraining order, preliminary or permanent injunction or other similar order by any governmental authority being in effect and no action or proceeding by any governmental authority being instituted or pending, in any such case:

•	prohibiting, challenging or seeking to make illegal or otherwise directly or indirectly seeking to restrain or prohibit the consummation of the merger;

•	seeking to restrain or prohibit FormFactor’s ability effectively to exercise full rights of ownership of the stock of the surviving corporation following the consummation of the merger;

•	seeking to restrain or prohibit FormFactor’s ownership or operation of any material portion of the business or assets of FormFactor or Cascade Microtech; or

•	seeking to compel FormFactor to dispose of or hold separate all or any material portion of the business or assets of FormFactor or Cascade Microtech; and

•	no company material adverse effect having occurred. (see “—Definition of Company Material Adverse Effect” beginning on page 102 of this proxy statement/prospectus for a definition of company material adverse effect).

Additional Conditions to the Obligations of Cascade Microtech. In addition, the obligation of Cascade Microtech to consummate the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	performance in all material respects by each of FormFactor and Merger Sub of all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger;

•	the representations and warranties of each of FormFactor and Merger Sub made in the merger agreement being true and accurate at and as of the date of the merger as if made on such date (other than representations and warranties which by their terms address matters only as of another specified time, which must be true as of such time), subject in some cases to certain materiality thresholds;

•	Cascade Microtech receiving a certificate of an executive officer of FormFactor certifying as to the two preceding bullets; and

•	no parent material adverse effect having occurred (see “—Definition of Parent Material Adverse Effect” beginning on page 103 of this proxy statement/prospectus for a definition of parent material adverse effect).

Representations and Warranties

The merger agreement contains a number of representations and warranties made by each of FormFactor and Cascade Microtech that are subject in some cases to exceptions and qualifications. These exceptions and qualifications include, among others, materiality qualifications such as the exceptions not being material to the party making the representations and warranties and its subsidiaries, taken as a whole, or that the exceptions do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties; see “—Definition of Company Material Adverse Effect” and “—Definition of Parent Material Adverse Effect” beginning on pages 102 and 103, respectively, of this proxy statement/prospectus for definitions of company material adverse effect and parent material adverse effect). The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence, good standing, corporate power, possession of licenses and government authorizations and qualification to conduct business;

•	due authorization of the merger agreement and the merger, execution and validity of the merger agreement and approval of the merger agreement by each company’s board of directors;

•	governmental consents necessary to consummate the merger;

•	the execution, delivery or performance of the merger agreement and consummation of the merger not (i) resulting in contravention or conflict with or violation or breach of organizational documents or applicable law, (ii) requiring consent or notice under any agreements or licenses, permits or similar authorizations or (iii) giving rise to any lien;

•	the capitalization of each company as of January 25, 2016;

•	compliance of SEC filings as to form requirements in all material respects as of their filing date;

•	fair presentation in each company’s financial statements of its financial position and results in conformity with GAAP;

•	information provided by a party for inclusion in disclosure documents to be filed with the SEC in connection with the merger does not contain any untrue statement of material fact or fail to state a material fact necessary to make the disclosure not misleading;

•	conduct of business in the ordinary course of business consistent with past practices and absence of changes that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, since September 30, 2015, in the case of Cascade Microtech, or since September 26, 2015, in the case of FormFactor;

•	absence of undisclosed material liabilities;

•	compliance with laws and governmental or court orders;

•	litigation; and

•	employee benefit plans.

Cascade Microtech also makes representations and warranties relating to:

•	its subsidiaries;

•	information filed with the SEC not containing any untrue statement of material fact or failing to state a material fact necessary to make the disclosure not misleading, in each case as of the date of the SEC filing;

•	disclosure controls and procedures and internal controls over financial reporting;

•	compliance with the Sarbanes-Oxley Act of 2002 and NASDAQ Global Market rules;

•	compliance with the Foreign Corrupt Practices Act of 1977, other similar anti-corruption laws, trade sanctions and export controls;

•	licenses and permits;

•	its properties;

•	its intellectual property;

•	its customers and suppliers;

•	taxes;

•	labor matters;

•	environmental matters;

•	material contracts;

•	finder’s fees relating to the merger;

•	the inapplicability of antitakeover statutes; and

•	the receipt of a fairness opinion from its financial advisor.

FormFactor also makes representations and warranties relating to:

•	the availability of the cash consideration to be paid in the merger;

•	matters with respect to the debt commitment letter regarding the terms and conditions for the financing for a portion of the cash merger consideration and other purposes; and

•	the merger subsidiary.

The representations and warranties in the merger agreement do not survive consummation of the merger.

The representations and warranties made by FormFactor and Cascade Microtech are each qualified by reference to disclosure schedules and certain information contained in the filings that each party has made with the SEC. See “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” on page 94 of this proxy statement/prospectus.

Definition of “Company Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified so as not to include events that would not, individually or in the aggregate, have or be expected to have a “Company Material Adverse Effect.”

For purposes of the merger agreement, “Company Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Cascade Microtech and its subsidiaries, taken as a whole, other than any effect resulting from:

•	changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on Cascade Microtech and its subsidiaries, taken as a whole, relative to other participants in the industry in which Cascade Microtech and its subsidiaries operate;

•	changes (including changes of applicable law or GAAP) or conditions generally affecting the industry in which Cascade Microtech and its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on Cascade Microtech and its subsidiaries, taken as a whole;

•	acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States or any other country or region not having a materially disproportionate effect on Cascade Microtech and its subsidiaries, taken as a whole, relative to other participants in the industry in which Cascade Microtech and its subsidiaries operate;

•	the announcement, pendency or consummation of the transactions contemplated by the merger agreement;

•	any failure by Cascade Microtech and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that any fact, change, event, occurrence or effect that may have contributed to such failure may independently constitute or contribute to a Company Material Adverse Effect);

•	any action taken (or omitted to be taken) by Cascade Microtech at the written request or with the written consent of FormFactor; or

•	any action taken by Cascade Microtech and its subsidiaries that is expressly required by the merger agreement;

or a material adverse effect on Cascade Microtech’s ability to consummate the merger or other transactions contemplated by the merger agreement (without qualification to the list above).

Definition of “Parent Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified so as not to include events that would not, individually or in the aggregate, have or be expected to have a “Parent Material Adverse Effect.”

For purposes of the merger agreement, “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of FormFactor and its subsidiaries, taken as a whole, other than any effect resulting from:

•	changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on FormFactor and its subsidiaries, taken as a whole, relative to other participants in the industry in which FormFactor and its subsidiaries operate;

•	changes (including changes of applicable law or GAAP) or conditions generally affecting the industry in which FormFactor and its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on FormFactor and its subsidiaries, taken as a whole;

•	acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States of America or any other country or region not having a materially disproportionate effect on FormFactor and its subsidiaries, taken as a whole, relative to other participants in the industry in which FormFactor and its subsidiaries operate;

•	the announcement, pendency or consummation of the transactions contemplated by the merger agreement;

•	any failure by FormFactor and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (except that any fact, change, event, occurrence or effect that may have contributed to such failure may independently constitute or contribute to a parent material adverse effect);

•	any action taken (or omitted to be taken) by FormFactor at the written request or with the written consent of Cascade Microtech; or

•	any action taken by FormFactor and its subsidiaries that is expressly required by the merger agreement;

or a material adverse effect on FormFactor’s ability to consummate the merger or other transactions contemplated by the merger agreement (without qualification to the list above).

Conduct of Business Pending the Merger

In general, except as expressly contemplated by the merger agreement, as required by applicable law or as set forth in the confidential disclosure schedules delivered to the other party concurrently with execution of the merger agreement, Cascade Microtech, FormFactor and their respective subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact their business organization, maintain relationships with third parties and keep available the services of their present officers and employees.

In addition to the requirements of the preceding paragraph, Cascade Microtech must also use commercially reasonable efforts to maintain its licenses, permits and similar authorizations and keep available the services of its key employees. Without limiting the generality of the foregoing and subject to the exceptions listed in the previous paragraph and certain other exceptions and qualifications described in the merger agreement, each of Cascade Microtech and its subsidiaries are not permitted to take the following actions, among other things, without the prior written consent of FormFactor (which will not be unreasonably withheld, delayed or conditioned):

•	amend its organizational documents;

•	(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except for dividends by any of its wholly owned subsidiaries or (iii) except for limited exceptions, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Cascade Microtech or its subsidiaries;

•	(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of Cascade Microtech or its subsidiaries, other than (A) the issuance of any shares of Cascade Microtech common stock pursuant to options or restricted stock units that are outstanding on the date of the merger agreement in accordance with the terms of such options or restricted stock units on the date of the merger agreement, (B) pursuant to Cascade Microtech’s employee stock purchase plan (subject to other provisions of the merger agreement), (C) limited grants to newly hired employees of restricted stock units in the ordinary course of business, provided that the aggregate number of shares of Cascade Microtech common stock underlying such restricted stock units does not exceed 30,000 in the aggregate and (D) the issuance of any securities of a subsidiary of Cascade Microtech to Cascade Microtech or any of its other subsidiaries or (ii) amend any term of any security of Cascade Microtech or its subsidiaries;

•	incur any capital expenditures or any related obligations or liabilities, except for (i) those contemplated by Cascade Microtech’s capital expenditure budget for 2016 and (ii) any unbudgeted capital expenditures that do not exceed $100,000 individually or $250,000 in the aggregate;

•	acquire, directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business in a manner that is consistent with past practice;

•

sell, lease or otherwise transfer, or create or incur any lien, other than liens specifically permitted by the merger agreement, on any of Cascade Microtech’s or its subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $250,000 in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, other than in the ordinary course of business and consistent with past practice and other than in connection with the actions permitted by the fourth and fifth bullets above;

•	create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees of such indebtedness having an aggregate principal amount (together with all other indebtedness for borrowed money of Cascade Microtech and its subsidiaries) outstanding at any time greater than $250,000;

•	(i) enter into any contract, agreement, arrangement or understanding that limits the freedom of Cascade Microtech or any of its subsidiaries to compete or (ii) enter into, amend, extend or modify in any material respect or terminate any material contract (other than in the ordinary course of business and consistent with past practice, provided that Cascade Microtech promptly notifies FormFactor of any such entry in certain circumstances) or otherwise waive, release or assign any material rights, claims or benefits of Cascade Microtech or any of its subsidiaries;

•	(i) with respect to any director, officer or employee of Cascade Microtech or any of its subsidiaries whose annual base salary exceeds $100,000 (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend any benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of Cascade Microtech or any of its subsidiaries, except, with respect to any director, officer or employee of Cascade Microtech or any of its subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

•	change Cascade Microtech’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act with the agreement by Cascade Microtech’s independent public accountants;

•	subject to a separate covenant regarding the defense of any shareholder litigation brought against Cascade Microtech or its directors or officers relating to the merger, settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against Cascade Microtech or any of its subsidiaries or (ii) any shareholder litigation or dispute against Cascade Microtech or any of its officers or directors;

•	make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any amended tax return, enter into any closing agreement, settle any material tax claim or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment; or

•	agree, commit or propose to do any of the foregoing.

Without limiting the general obligations set forth in and subject to the exceptions listed in the first paragraph of this section and subject to certain other exceptions and qualifications described in the merger agreement, each of FormFactor and of its subsidiaries is not permitted to:

•	amend its organizational documents;

•	(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution in respect of its capital stock, except for dividends by any of its wholly-owned subsidiaries or (iii) except for limited exceptions, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of FormFactor or any of its subsidiaries;

•	(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of FormFactor or any of its subsidiaries, other than the issuance of (A) stock options or other equity compensation arrangements in the ordinary course of business consistent with past practices, including annual grants of restricted stock units to FormFactor’s employees, (B) any shares of FormFactor common stock upon the exercise of stock options or other equity compensation arrangements that are outstanding on the date of the merger agreement or issued in compliance with the merger agreement, in each case in accordance with the terms of those options or arrangements and (C) any securities of a subsidiary of FormFactor to FormFactor or any of its other subsidiaries or (ii) amend in any material respect any term of any securities of FormFactor or any of its subsidiaries; or

•	agree, resolve or commit to do any of the foregoing.

Obligation of the Cascade Microtech Board of Directors to Recommend the Merger Agreement and Call a Shareholders’ Meeting

As soon as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the SEC, Cascade Microtech has agreed to call a meeting of its shareholders for the purpose of obtaining the vote of Cascade Microtech shareholders necessary to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement. Subject to certain conditions and exceptions described below under “—No Solicitation by Cascade Microtech,” Cascade Microtech’s board of directors is obligated under the merger agreement to (i) recommend the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) use its reasonable best efforts to obtain the affirmative vote of Cascade Microtech’s shareholders for such proposals, (iii) not withdraw or adversely modify its recommendation in favor of the merger, recommend for or fail to recommend against any competing acquisition proposal, make any public statement inconsistent with its recommendation, or publicly propose to do any of the foregoing and (iv) otherwise comply with all legal requirements applicable to the shareholder meeting.

No Solicitation by Cascade Microtech

Under the merger agreement, Cascade Microtech has agreed that neither Cascade Microtech nor any of its subsidiaries will, and Cascade Microtech and its subsidiaries’ will not permit or authorize their officers, directors, employees and other representatives to, (i) solicit, initiate or take any action to facilitate or encourage the submission of any competing acquisition proposal from any third party relating to an acquisition of Cascade Microtech, (ii) enter into or participate in any discussions or negotiations regarding any such proposal or furnish any information relating to Cascade Microtech or its subsidiaries to any third party that has made or is seeking to make any such proposal, (iii) fail to make, withdraw or modify in a manner adverse to FormFactor the recommendation of the Cascade Microtech board of directors in favor of the adoption of the merger agreement, recommend for or fail to recommend against any competing acquisition proposal from any third party relating to an acquisition of Cascade Microtech within five business days after it is made public, make any public statement inconsistent with the board recommendation, or publicly propose to do any of the foregoing (any of these activities in this clause (iii) are referred to in this proxy statement/prospectus as an adverse recommendation change ), (iv) fail to enforce or grant any waiver or release under a standstill or similar agreement with respect to any equity securities of Cascade Microtech or its subsidiaries, (v) approve any transaction, or any person becoming an “interested shareholder” under the Oregon Revised Statutes, Sections 60.825 to 60.845 or cause the Oregon Control Share Act to become applicable to the merger or the transactions contemplated by the merger agreement or (vi) enter into an agreement, letter of intent or similar instrument relating to a competing acquisition proposal. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances at any time prior to the adoption of the merger agreement by Cascade Microtech’s shareholders:

•	Cascade Microtech may (i) engage in negotiations or discussions with any third party that has made a superior proposal or a bona fide written acquisition proposal that Cascade Microtech’s board of directors reasonably believes will lead to a superior proposal, (ii) furnish non-public information to such third party pursuant to a confidentiality agreement containing terms no less favorable to Cascade Microtech than the confidentiality agreement between FormFactor and Cascade Microtech (provided that all such information has been or will be provided or made available to FormFactor prior to or substantially concurrently with the time it is provided to such third party) and (iii) take any nonappealable, final action that any court of competent jurisdiction orders Cascade Microtech to take, in each case if, after consultation with legal counsel, Cascade Microtech’s board of directors determines that failure to take such action would constitute a breach of its fiduciary duties to Cascade Microtech’s shareholders under Oregon law, and

•	Cascade Microtech’s board of directors may withdraw or adversely modify its recommendation in favor of the adoption of the merger agreement or recommend any competing acquisition proposal either (i) following receipt of an unsolicited competing acquisition proposal made after the date of the merger agreement that Cascade Microtech’s board of directors determines constitutes a superior proposal or (ii) in response to a material event, change, effect, development or occurrence not related to a competing acquisition proposal and that was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, to Cascade Microtech’s board of directors (assuming reasonable consultation with the executive officers of Cascade Microtech) on the date of the merger agreement, which is referred to in this proxy statement/prospectus as an intervening event, in each case if, after consultation with legal counsel, Cascade Microtech’s board of directors determines that failure to take such action would constitute a breach of its fiduciary duties to Cascade Microtech’s shareholders under Oregon law.

However, Cascade Microtech’s board of directors may not change its recommendation as described in the second bullet above (or terminate the merger agreement to enter into a superior proposal) unless Cascade Microtech notifies FormFactor of its intention to do so at least five business days prior to taking such action, including with such notice (i) in the case of a change in recommendation following receipt of a superior proposal, the most current version of the proposal and the identity of the third party or (ii) in the case of a change in recommendation following an intervening event, a reasonably detailed description of the reasons for making such change in recommendation, and FormFactor does not, within five business days, make an offer that (x) in the case of a change in recommendation following receipt of a superior proposal, is at least as favorable to Cascade Microtech’s shareholders as the superior proposal or (y) in the case of a change in recommendation following an intervening event, obviates the need for such recommendation change. If there is any amendment to the financial or other material terms of the third party superior proposal, Cascade Microtech is required to give new written notice to FormFactor and FormFactor will have an additional three business day period to make an offer that is at least as favorable to Cascade Microtech’s shareholders as the superior proposal as modified. FormFactor’s right to make a matching offer to any third party superior proposal or offer obviating the need for a recommendation change following an intervening event is referred to in this proxy statement/prospectus as FormFactor’s last look rights.

The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect (including by asset purchase, stock purchase, merger or otherwise), of 15% or more of the consolidated assets of Cascade Microtech and its subsidiaries or 15% or more of any class of equity or voting securities of Cascade Microtech, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Cascade Microtech or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Cascade Microtech or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Cascade Microtech.

The term “intervening event” means any material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to Cascade Microtech’s board of directors as of or prior to the date of the merger agreement (assuming, for such purpose, reasonable consultation with the executive officers of Cascade Microtech), and (ii) does not relate to or involve any acquisition proposal; provided that (A) in no event will any action taken by either party pursuant to the affirmative “reasonable best efforts” covenants described below under”—Reasonable Best Efforts Covenant,” or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event, and (B) in no event will any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” as described under “Definition of Parent Material Adverse Effect” beginning on page 103 of this proxy statement/prospectus, be deemed to contribute to or otherwise be taken into account in determining whether there has been an intervening event.

The term “superior proposal” means a bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of Cascade Microtech common stock or all or substantially all of the consolidated assets of Cascade Microtech and its subsidiaries on terms that Cascade Microtech’s board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation , are more favorable and provide greater value to all Cascade Microtech’s shareholders than as provided under the merger agreement (taking into account any proposal by FormFactor to amend the terms of the merger agreement pursuant to its last look rights described above in this section), which Cascade Microtech’s board of directors determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by the merger agreement, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by Cascade Microtech’s board of directors.

Cascade Microtech has agreed to, and to cause its subsidiaries and its and its subsidiaries representatives to, terminate any and all activities, discussions or negotiations, if any, with any third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal. Cascade Microtech will also promptly request that any third party, if any, that had entered into a confidentiality agreement in connection with such discussions within the 24-month period prior to the date of the merger agreement return or destroy all confidential information furnished to such third party. Cascade Microtech will seek certifications to this effect from any third party subject to a confidentiality agreement, and, if any third party does not provide such certification within the time period allowed under the relevant confidentiality agreement (or if no time period is specified, within a reasonable time), Cascade Microtech has agreed to take all actions reasonably necessary to secure its rights and ensure performance of the third party’s obligations as promptly as practicable.

Reasonable Best Efforts Covenant

FormFactor and Cascade Microtech have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all necessary governmental or third-party filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all required approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained to complete the transactions contemplated by the merger agreement. However, the agreement to use their reasonable best efforts described in the preceding sentence does not include entering into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the merger agreement or divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the surviving corporation’s subsidiaries or any portion of their respective affiliates’ businesses, assets or properties.

In furtherance of this covenant, Cascade Microtech and FormFactor have each also agreed to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event within 10 business days of the date of the merger agreement, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable. In addition, FormFactor and Cascade Microtech have agreed to cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing drafts of such filings and notifications to the non-filing party and its advisors before filing. To this effect, FormFactor and Cascade Microtech entered into a Joint Defense and Common Interest Agreement on January 21, 2016 which governs such cooperation and consultation. Neither party will participate in any meeting or engage in any material substantive conversation with any governmental authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such governmental authority, the opportunity to attend or participate.

Additionally, FormFactor has agreed that it will not consent to the voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by the merger agreement at the behest of any governmental authority without the consent of Cascade Microtech (which consent will not be unreasonably withheld, delayed or conditioned). FormFactor has also agreed to advise Cascade Microtech promptly of any understandings, undertakings or agreements (oral or written) which FormFactor proposes to make or enter into with any governmental authority in connection with the transactions contemplated by the merger agreement.

FormFactor and Cascade Microtech each filed its required HSR notification and report form with respect to the merger on February 18, 2016. The applicable waiting period under the HSR Act expired on March  21, 2016.

Financing

FormFactor Obligations to Obtain Financing

FormFactor has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and obtain the financing for the merger or any substitute financing on the terms and subject to the conditions set forth in the debt commitment letter. Included in this covenant, FormFactor will use its reasonable best efforts to:

•	comply with and maintain in effect the commitment letter;

•	negotiate and enter into definitive agreements with respect to the financing on the terms and conditions contained in the commitment letter (or with conditions no less favorable to FormFactor than the conditions set forth in the commitment letter);

•	satisfy on a timely basis all the conditions to the financing and the definitive agreements related thereto;

•	not take or fail to take any action that would reasonably be expected to prevent or delay the availability of the financing on the terms and conditions contemplated by the commitment letter; and

•	if all conditions to the debt commitment letter have been satisfied (other than the consummation of the merger), to cause the lenders and other financial institutions that are or may become parties to the financing, which parties are referred to in this proxy statement/prospectus as the financing parties, to fund the amount of the financing at or prior to the consummation of the merger, to the extent the proceeds thereof are required to consummate the closing of the merger and the other transactions contemplated by the merger agreement.

Additionally, FormFactor has agreed to give prompt written notice to Cascade Microtech of any material breach or default by a financing party or any party to the commitment letter or any definitive document related to the financing or withdrawal, repudiation or termination of the financing by the financing parties, after it obtains knowledge of either of these events.

If new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the commitment letter permitted by the merger agreement as described under “—Substitute Financing” below, such new commitment letters will be deemed to be a part of the “financing” and deemed to be the “commitment letter” for all purposes of the merger agreement. FormFactor has agreed to promptly (and in any event within one business day after its receipt) deliver to Cascade Microtech copies of any termination, amendment, modification, waiver or replacement of the commitment letter or any fee letters. FormFactor has also agreed not to amend, modify, waive or replace the commitment letter in a manner that adds material conditions precedent to the funding of the financing on the closing date of the merger or that could otherwise reasonably be expected to impair, delay or prevent the availability of all or a part of the financing in any material respect, without Cascade Microtech’s prior written consent (it being understood and agreed that, in any event, FormFactor may amend the commitment letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the commitment letter as of the date of the merger agreement).

Substitute Financing

If all or any portion of the funds provided for in the commitment letter become unavailable to FormFactor, or it becomes reasonably likely that such funds may become unavailable to FormFactor on the terms and conditions contemplated by the commitment letter, FormFactor must as promptly as practicable (i) notify Cascade Microtech in writing of the circumstances, (ii) use reasonable best efforts to obtain substitute financing sufficient to enable FormFactor to consummate the closing of the merger and the other transactions contemplated by the merger agreement, which alternative financing arrangements are referred to in this proxy statement/prospectus as the substitute financing, and (iii) use its reasonable best efforts to obtain a new financing commitment letter that provides for such substitute financing (on comparable or more favorable terms to FormFactor, as determined in the reasonable judgment of FormFactor, than those set forth in the original commitment letter) and, promptly after execution of the new commitment letter, deliver to Cascade Microtech copies of the new commitment letter and the related fee letters and related definitive financing documents with respect to such substitute financing.

Cooperation of Cascade Microtech

Cascade Microtech has agreed to use, and to cause its subsidiaries and each of its and their respective representatives to use, its reasonable best efforts to cooperate with FormFactor in its efforts to consummate the financing. Cascade Microtech has agreed, to the extent reasonably requested by FormFactor and at FormFactor’s sole cost, that its reasonable best efforts will include, among other things:

•	providing customary information relating to Cascade Microtech and its subsidiaries to FormFactor and the financing parties to the extent reasonably requested by FormFactor to assist in preparation of documents to be used for the completion of the financing, which are referred to in this proxy statement/prospectus as the financing documents;

•	participating in a reasonable number of meetings and due diligence sessions and sessions with ratings agencies, in each case as are reasonably necessary for the completion of the financing by the financing parties;

•	assisting in the preparation of documents and materials, including the financing documents, in each case as are reasonably necessary for the completion of the financing by the financing parties;

•	cooperating with the marketing efforts for the financing;

•	providing reasonable assistance in the preparation of and executing and delivering customary certificates, legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the financing as may be reasonably requested by FormFactor as necessary and customary in connection with the financing;

•	providing reasonable assistance in connection with FormFactor’s preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements;

•	using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including participation in due diligence sessions;

•	using its reasonable best efforts to permit any cash and marketable securities of Cascade Microtech and its subsidiaries to be made available to FormFactor at the closing of the merger, solely in connection with the funding of the merger consideration;

•	providing authorization letters to the financing parties authorizing the distribution of information to prospective lenders;

•	using its reasonable best efforts to ensure that the financing parties benefit materially from the existing lending and banking relationships of Cascade Microtech and its subsidiaries and that the financing parties have the benefit of “clear market” provisions in the commitment letter relating to Cascade Microtech and its subsidiaries;

•	providing certain unaudited consolidated quarterly financial statements and audited consolidated annual financial statements as soon as available;

•	assisting FormFactor in connection with FormFactor’s preparation of pro forma financial statements or reports;

•	arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing of the merger providing for the payoff, discharge and termination on the closing date of all indebtedness contemplated by the merger agreement to be paid off, discharged and terminated on the closing date; and

•	cooperating reasonably with the financing parties’ due diligence efforts and with their efforts to obtain guarantees from Cascade Microtech and its subsidiaries and to obtain and perfect security interests in the assets of Cascade Microtech and its subsidiaries intended to constitute collateral securing the financing.

All non-public or other confidential information provided by Cascade Microtech or any of its representatives pursuant to this covenant will be kept confidential in accordance with the confidentiality agreement between FormFactor and Cascade Microtech, except that FormFactor is permitted to disclose such information in accordance with the commitment letter, and nothing in the merger agreement requires Cascade Microtech or its subsidiaries to take any action relating to the financing to the extent that it would (i) require Cascade Microtech or its subsidiaries to pay any commitment or other fees or reimburse any expenses or become party to or bound by any agreements that are not contingent on the closing of the merger or incur any liability or give any indemnities that are not contingent on the closing of the merger or (ii) unreasonably interfere with the ongoing business or operations of Cascade Microtech and its subsidiaries.

Appointment of Director

FormFactor has agreed to take all appropriate action to appoint one nominee of Cascade Microtech, selected by FormFactor, to FormFactor’s board of directors promptly after the closing of the merger, including adjusting the size of FormFactor’s board of directors if necessary, all in accordance with FormFactor’s bylaws. Such nominee’s appointment to FormFactor’s board of directors is subject to the consent of the nominee.

Proxy Statement and Registration Statement Covenant

FormFactor and Cascade Microtech have agreed to make all necessary filings with respect to the merger and the transactions contemplated hereby under the Securities Act, the Exchange Act and any applicable state “blue sky” laws and the rules and regulations thereunder. To this end, FormFactor and Cascade Microtech have agreed to prepare and file with the SEC this proxy statement/prospectus as promptly as practical following the execution of the merger agreement. In connection with the preparation and filing of the proxy statement/prospectus, each of FormFactor and Cascade Microtech has agreed to furnish all information reasonably requested by the other party. Neither party will amend or supplement this proxy statement/prospectus without giving the other party a reasonable opportunity to review and comment. Each of FormFactor and Cascade Microtech has agreed to use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to become effective under the Securities Act as soon as practicable after it is filed with the SEC and to keep the registration statement effective for as long as is necessary to consummate the merger. Each of FormFactor and Cascade Microtech have agreed to promptly provide copies to the other party, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to this proxy statement/prospectus and the registration statement of which it forms a part, advise one another of any oral comments received from the SEC and to each use its reasonable best efforts to ensure that this proxy statement/prospectus and the registration statement of which it forms a part comply in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the Securities Act. If, at any time prior to the closing of the merger, any information relating to FormFactor or Cascade Microtech, or any of their respective affiliates, officers or directors should be discovered by FormFactor or Cascade Microtech that should be set forth in an amendment or supplement to this proxy statement/prospectus or the registration statement of which it forms a part so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information has agreed to promptly notify the other party and that FormFactor and Cascade Microtech will promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by law, disseminate the amended or supplemented document to the shareholders of Cascade Microtech.

Each of FormFactor and Cascade Microtech have agreed to advise the other party, promptly after it receives notice, of:

•	the time when the registration statement of which this proxy statement/prospectus forms a part has become effective;

•	any supplement or amendment has been filed;

•	any stop order has been issued by the SEC;

•	the suspension of the qualification of shares of FormFactor common stock issuable in connection with the merger for offering or sale in any jurisdiction; or

•	any request by the SEC for amendment of the proxy statement or the registration statement or comments thereon and responses thereto or requests by the SEC for additional information.

As promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part becomes effective, Cascade Microtech will use its reasonable best efforts to cause this proxy statement to be mailed to its shareholders.

Indemnification and Insurance

The merger agreement provides that, for six years after consummation of the merger, FormFactor will cause the surviving corporation in the merger to, subject to any limitation imposed from time to time by applicable law, indemnify and hold harmless the present and former officers and directors of Cascade Microtech, which are each referred to in this proxy statement/prospectus as an indemnified person, in respect of acts or omissions occurring at or prior to the consummation of the merger to the fullest extent permitted by Oregon law or any other applicable law or provided under Cascade Microtech’s articles of incorporation and bylaws in effect on the date of the merger agreement or any agreements between an indemnified person and Cascade Microtech or any of its subsidiaries as of the date of the merger agreement.

The merger agreement also provides that, for six years after consummation of the merger, FormFactor will cause the surviving corporation to maintain in effect provisions in the surviving corporation’s articles of incorporation and bylaws regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence in Cascade Microtech’s articles of incorporation and bylaws on the date of the merger agreement.

The merger agreement provides that, prior to consummation of the merger, Cascade Microtech will or, if Cascade Microtech is unable to, FormFactor will cause the surviving corporation as of the closing of the merger to, obtain (from Cascade Microtech’s insurance carrier on the date of the merger agreement or from another insurance carrier with the same or better credit rating with respect to director and officer liability insurance) and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Cascade Microtech’s existing directors’ and officers’ insurance policies and Cascade Microtech’s existing fiduciary liability insurance policies (which are collectively referred to in this proxy statement/prospectus as D&O insurance), in each case for a claims reporting or discovery period of at least six years from and after the consummation of the merger with respect to any claim related to any period of time at or prior to the consummation of the merger and with terms, conditions, retentions and limits of liability that are no less advantageous to the indemnified persons under the coverage provided under Cascade Microtech’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any other matter claimed against a director or officer of Cascade Microtech or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the consummation of the merger (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement). If Cascade Microtech and the surviving corporation for any reason fail to obtain these D&O insurance policies as of the closing of the merger, the surviving corporation must continue to maintain in effect, for a period of at least six years after the closing of the merger, the D&O insurance in place on the date of the merger agreement (or alternatively the surviving corporation must purchase comparable D&O insurance for the six-year period from another insurance carrier with the same or better credit rating) with terms, conditions, retentions and limits of liability that are no less advantageous to the indemnified persons than the coverage provided under Cascade Microtech’s existing policies on the date of the merger agreement. However, in no event will FormFactor or the surviving corporation be required to pay for these policies an annual premium amount in excess of 250% of the amount per annum Cascade Microtech paid in the fiscal year ended December 31, 2015. If the aggregate premiums of the D&O insurance coverage are over that amount, the surviving corporation is instead required to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the consummation of the merger, at a cost not above that amount.

If FormFactor, the surviving corporation or any of their successors or assigns consolidate with or merge into any other person and will not be the continuing or surviving corporation or entity resulting from the consolidation or merger, or transfer or convey all or substantially all of their properties and assets to any person, then, to the extent necessary, FormFactor or the surviving corporation are obligated under the merger agreement to make proper provision so that the successors and assigns of FormFactor or the surviving corporation, as the case may be, assume the obligations described under this section “—Indemnification and Insurance.”

The merger agreement provides that the rights of each indemnified person described under this section “—Indemnification and Insurance” are in addition to any rights that person may have under the articles of incorporation or bylaws of Cascade Microtech or any of its subsidiaries, under Oregon law, any other applicable law or under any agreement the indemnified person has with Cascade Microtech or any of its subsidiaries. The rights described in this section “—Indemnification and Insurance” survive consummation of the merger and are intended to benefit and be enforceable by, each indemnified person and his or her heirs and legal representatives.

Employee Matters

The merger agreement provides that (i) until December 31, 2016, FormFactor will provide, to each employee of Cascade Microtech or any of its subsidiaries who is continuing service with the surviving company or any of FormFactor’s subsidiaries following consummation of the merger, which employees are referred to in this proxy statement/prospectus as continuing employees, for so long as they continue employment during that period, base salary (or base wages) and annualized cash target bonuses no less favorable in the aggregate than the base salary (or base wages) and annualized cash target bonuses provided to such continuing employee immediately prior to the consummation of the merger, and benefits (other than equity-based benefits) that are substantially comparable to the employee benefits provided to the continuing employee as of the date of the merger agreement (or, if greater, immediately prior to the consummation of the merger). Following consummation of the merger, the merger agreement provides that each continuing employee will receive service credit for service with Cascade Microtech or its subsidiaries to the same extent service credit was granted under Cascade Microtech’s employee benefit plans in place immediately prior to the consummation of the merger for the purposes of determining eligibility to participate, vesting and entitlement to benefits under benefit plans of FormFactor, the surviving corporation or any of their affiliates, other than for the purposes of benefit accrual under a defined benefit plan.

In addition, the merger agreement requires FormFactor to, and to cause its subsidiaries and affiliates (including, the surviving corporation) to:

•	waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, evidence-of-insurability requirements and all other limitations and restrictions with respect to participation and coverage requirements applicable to the continuing employees (and any spouses, domestic partners, dependents and beneficiaries thereof) under any welfare benefit plans that such individuals may be eligible to participate in after the consummation of the merger, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the consummation of the merger under any welfare benefit plan maintained for the continuing employees immediately prior to the consummation of the merger; and

•	use commercially reasonable efforts to provide each continuing employee with credit for any co-payments, deductibles and other out-of-pocket amounts paid prior to the consummation of the merger in satisfying any applicable co-payment, deductible and out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the consummation of the merger.

The treatment of continuing employees described above will apply only with respect to continuing employees who are covered under Cascade Microtech’s employee plans that are maintained primarily for the benefit of employees employed in the United States (including continuing employees regularly employed outside the United States to the extent they participate in these employee plans). For continuing employees not described in the preceding sentence, after the consummation of the merger, FormFactor has agreed to, and to cause the surviving corporation and its subsidiaries to, comply with all applicable laws relating to employees and employee benefits matters applicable to those employees.

FormFactor’s obligations under the merger agreement described above and relating to continuing employees do not create any rights as a third party beneficiary under the merger agreement for any current or former employee or other service provider or other individual associated therewith. In addition, nothing contained in the merger agreement:

•	constitutes an amendment to any employee plan of Cascade Microtech, FormFactor or any of their respective subsidiaries for any purpose;

•	guarantees employment for any period of time, or precludes the ability of FormFactor or the surviving corporation and its subsidiaries to terminate any employee of Cascade Microtech or any of its subsidiaries for any reason; or

•	requires FormFactor or the surviving corporation or any of their respective subsidiaries to continue any employee plan of Cascade Microtech or prevent the amendment, modification or termination thereof, in accordance with the terms of the plans and applicable law.

Tax Matters

Subject to certain qualifications and exceptions described above under “—Conduct of Business Pending the Merger” beginning on page 104 of this proxy statement/prospectus and in the merger agreement, Cascade Microtech has agreed that, unless FormFactor otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), neither Cascade Microtech nor any of its subsidiaries will (i) make or change any material tax election, (ii) change any annual tax accounting period, (iii) adopt or change any material method of tax accounting, (iv) file any amended tax returns, (v) enter into any closing agreement, (vi) settle any material tax claim or assessment, (vii) surrender any right to claim a tax refund, offset or other reduction in tax liability, or (viii) consent to any extension or waiver of the limitations period applicable to any tax claim or assessment.

Other Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the merger agreement:

•	Cascade Microtech to (i) provide FormFactor and its representatives with reasonable access to Cascade Microtech’s offices, properties, contracts, books and records, (ii) furnish to FormFactor and its representatives certain financial and operating data and other information as FormFactor may reasonably request, and (iii) instruct its representatives to reasonably cooperate with FormFactor and its representatives in their investigation of Cascade Microtech, all subject to certain confidentiality, privilege and operational exceptions;

•	Cascade Microtech to give FormFactor (i) an opportunity to participate in the defense (at FormFactor’s sole cost) of any shareholder litigation brought against Cascade Microtech or its directors or officers relating to the transactions contemplated by the merger agreement, (ii) the right to review and comment on all filings or responses to be made by Cascade Microtech in connection with any such litigation, and (iii) the right to consult on the settlement with respect to such litigation, and for Cascade Microtech to take such comments into account in good faith, and not agree to any such settlement without FormFactor’s prior written consent (which will not be unreasonably withheld, delayed or conditioned);

•	Cascade Microtech to, and to cause its subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the consummation of the merger of all commitments in respect of Cascade Microtech’s existing credit facility, the repayment in full on the closing date of all obligations in respect of the indebtedness thereunder, and the release on the closing date of any liens securing such indebtedness and guarantees in connection therewith;

•	the parties to consult with or seek the consent of the other party before issuing any press release, making any public statement or taking certain other publicity actions, in each case with respect to the merger agreement or the merger;

•	authorizing the officers and directors of the surviving corporation to take certain actions to give further assurances with respect to the merger agreement, the merger, and the related transactions contemplated by the merger agreement; and

•	Cascade Microtech and FormFactor to notify the other of certain events.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the consummation of the merger by mutual written consent of FormFactor and Cascade Microtech.

The merger agreement may also be terminated by either FormFactor or Cascade Microtech prior to the consummation of the merger if:

•	the merger has not been consummated on or before August 4, 2016; except that, if on August 4, 2016, all conditions to closing have been satisfied or waived other than (a) conditions to closing that by their terms are to be satisfied at the closing, and which are then capable of being satisfied on August 4, 2016 and (b) one or more of the “regulatory conditions” as defined below in this bullet, then either FormFactor or Cascade Microtech may deliver notice to the other party prior to 11:59 p.m. Pacific Time on August 4, 2016 of such party’s intention to extend the end date by up to an additional 90 calendar days, and such extension will become effective upon acceptance by the other party by the end of the second business day following receipt of such notice. The right to terminate or extend the merger agreement as provided in this bullet will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be consummated on or before such time. The term “regulatory condition” means any of the following conditions to closing of the merger, but only to the extent in clauses (i) and (iii) below that the applicable prohibition, restraining order, injunction or similar order is attributable to the HSR Act or any action taken or instituted by a governmental authority in connection with the HSR Act: (i) the absence of any applicable law or governmental injunction prohibiting consummation of the merger; (ii) the expiration or termination of the waiting period relating to the merger under the HSR Act; and (iii) there not being in effect any restraining order, injunction or other similar order by any governmental authority and there not having been instituted or being pending any action or proceeding by any governmental authority, in any such case under this clause (iii) (A) prohibiting, challenging or seeking to make illegal or otherwise directly or indirectly seeking to restrain or prohibit the consummation of the merger, (B) seeking to restrain or prohibit FormFactor’s, Merger Sub’s or any of FormFactor’s other affiliates’ (1) ability effectively to exercise full rights of ownership of the stock of the surviving corporation, including the right to vote any shares of Cascade Microtech common stock acquired or owned by FormFactor, Merger Sub or any of FormFactor’s other affiliates following the consummation of the merger on all matters properly presented to Cascade Microtech’s shareholders, or (2) ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of Cascade Microtech and its subsidiaries, taken as a whole, or of FormFactor and its subsidiaries, taken as a whole or (C) seeking to compel FormFactor or any of its subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of Cascade Microtech and its subsidiaries, taken as a whole, or of FormFactor and its subsidiaries, taken as a whole;

•	there is in effect any applicable law, including any final and non-appealable order of a governmental authority making consummation of the merger illegal or prohibited or enjoining FormFactor or Cascade Microtech from consummating the merger; or

•	Cascade Microtech’s shareholders fail to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement at the special meeting (or at any adjournment or postponement thereof).

The merger agreement may also be terminated by FormFactor prior to the consummation of the merger if:

•	prior to the special meeting, the Cascade Microtech board of directors makes an adverse recommendation change (see “—No Solicitation by Cascade Microtech” beginning on page 106 of this proxy statement/prospectus);

•	at any time after receipt or public announcement of a competing acquisition proposal, the Cascade Microtech board of directors fails to publicly confirm its recommendation in favor of the adoption of the merger agreement within five business days after receipt of a written request to do so from FormFactor;

•

Cascade Microtech breaches any representation or warranty or fails to perform its obligation under any covenant or agreement in the merger agreement which would cause (i) any of the representations and warranties of Cascade Microtech made in the merger agreement to be incapable of being true and accurate as of the end date as if made on such date (or, in the case of representations and warranties which by their terms address matters only as of another specified time, incapable of being true and accurate as of such time), subject in some cases to certain materiality thresholds or (ii) any such covenants or agreements to be incapable of being performed in all material respects as of the end date; or

•	Cascade Microtech intentionally and materially breaches its obligation to call and hold a special meeting of its shareholders or its obligation not to solicit competing acquisition proposals or to comply with its obligations to FormFactor with respect to any such proposals.

The merger agreement may also be terminated prior to the consummation of the merger by Cascade Microtech if:

•	the Cascade Microtech board of directors makes an adverse recommendation change in response to a third party’s competing acquisition proposal that it determines constitutes a superior proposal in order to enter into a definitive agreement with respect to such superior proposal, after complying with the notice and other conditions specified in the merger agreement and after payment to FormFactor of the termination fee specified in the merger agreement; or

•	FormFactor breaches any representation or warranty or fails to perform its obligation under any covenant or agreement in the merger agreement which would cause (i) any of the representations and warranties of FormFactor made in the merger agreement to be incapable of being true and accurate as of the end date as if made on such date (or, in the case of representations and warranties which by their terms address matters only as of another specified time, incapable of being true and accurate as of such time), subject in some cases to certain materiality thresholds, or (ii) any such covenants or agreements to be incapable of being performed in all material respects as of the end date.

Under the merger agreement, the making of an adverse recommendation change by the Cascade Microtech board of directors in response to any event other than a superior proposal will not give Cascade Microtech the right to terminate the merger agreement, and, in such case, unless FormFactor terminates the merger agreement or Cascade Microtech has the right to terminate the merger agreement on one of the other grounds described above, Cascade Microtech would remain obligated to call and hold a special meeting of its shareholders for purposes of voting on a proposal to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement.

Termination Fees and Expenses

Termination Fee Payable by Cascade Microtech

Cascade Microtech has agreed to pay a fee of $10,830,000 to FormFactor if the merger agreement is terminated:

•	by FormFactor, if prior to the special meeting of Cascade Microtech’s shareholders, the Cascade Microtech board of directors makes an adverse recommendation change (see “—No Solicitation by Cascade Microtech” beginning on page 106 of this proxy statement/prospectus);

•	by FormFactor if, at any time after receipt or public announcement of a competing acquisition proposal, the Cascade Microtech board of directors fails to publicly confirm its recommendation in favor of the adoption of the merger agreement within five business days after receipt of a written request to do so from FormFactor;

•	by FormFactor, if Cascade Microtech intentionally and materially breaches its obligation to call and hold a special meeting of its shareholders or its obligation not to solicit competing acquisition proposals or to comply with its obligations to FormFactor with respect to any such proposals;

•	by Cascade Microtech, if, after complying with the notice and other conditions specified in the merger agreement and after payment to FormFactor of the termination fee, the Cascade Microtech board of directors makes an adverse recommendation change in response to a third party’s competing acquisition proposal that it determines constitutes a superior proposal and the merger agreement is terminated in order to enter into a definitive agreement with respect to such superior proposal; or

•	(i) by FormFactor or Cascade, if (A) the merger has not been consummated on or before the end date (other than under circumstances where FormFactor would be required to pay a termination fee to Cascade Microtech, as described below) or (B) Cascade Microtech’s shareholders fail to approve and adopt the merger agreement, the merger pursuant to merger agreement and the related transactions contemplated by the merger agreement at the special meeting (or at any adjournment or postponement thereof), and (ii) prior to such termination an acquisition proposal to acquire 50% or more of the consolidated assets of Cascade Microtech and its subsidiaries or the equity or voting securities of Cascade Microtech (whether through purchase, tender offer, merger, consolidation, or other similar transaction), has been publicly announced or otherwise communicated to Cascade Microtech’s board of directors or shareholders and (iii) within 12 months following the date of termination, Cascade Microtech enters into a definitive agreement with respect to or recommends to its shareholders the acquisition proposal.

Termination Fee Payable by FormFactor

FormFactor has agreed to pay a fee of $16,245,000 to Cascade Microtech if the merger agreement is terminated by either FormFactor or Cascade Microtech due to the failure of the merger to be consummated prior to the end date and, as of the termination date, all conditions to closing have been satisfied or waived other than (i) conditions to closing that by their terms are to be satisfied at the closing, and which are then capable of being satisfied on the end date, (ii) the condition that no company material adverse effect has occurred, but only to the extent resulting from or any action taken or instituted by a governmental authority in connection with the HSR Act (see “—Definition of Company Material Adverse Effect” beginning on page 102 of this proxy statement/prospectus), and (iii) one or more of the regulatory conditions (see “—Termination of the Merger Agreement” beginning on page 115 of this proxy statement/prospectus), except that FormFactor will not be required to pay any such fee if the failure of any regulatory condition was caused by an intentional and material breach by Cascade Microtech of its obligations described under “—Reasonable Best Efforts Covenant” beginning on page 108 of this proxy statement/prospectus with respect to such matters or where FormFactor has provided Cascade Microtech with a notice of its intention to extend the end date as permitted by the merger agreement, and Cascade Microtech fails to provide its written consent accepting the extension by the end of the second business day after receiving the notice.

Because the waiting period under the HSR Act relating to the merger expired on March 21, 2016, FormFactor will not be required to pay a termination fee to Cascade Microtech.

Exclusive Remedy

Except in the case of fraud, if either FormFactor or Cascade Microtech is required to be paid a termination fee as a result of termination of the merger agreement, then receipt of the termination fee due to that party will be its sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) against the other party or any of its shareholders, directors, officers, agents or other affiliates or representatives for (x) any and all liabilities and damages incurred or suffered as a result of the failure of the merger to be consummated and (y) any and all other liabilities and damages incurred or suffered as a result of or under the merger agreement and the transactions contemplated by the merger agreement. Upon payment of the applicable termination fee neither the party paying the fee nor any of that party’s shareholders, directors, officers, agents or other affiliates or representatives, will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement. Any termination fee required to be paid upon termination will be reduced by the aggregate amount of any payments made by the party paying the termination fee in respect of any breaches of the merger agreement. However, payment of the termination fee as described above will not impair the rights of FormFactor or Cascade Microtech to obtain any injunctive relief the party would otherwise be entitled to under the merger agreement prior to the termination of the agreement.

To the extent that a termination fee is not promptly paid by any party when due, the party failing to pay the termination fee is also required under the merger agreement to pay any costs and expenses incurred by the other party in connection with a legal action to enforce the merger agreement that results in a judgment against the party required to pay the termination fee for such amount, together with interest on the amount of any unpaid fee, cost or expense from the date the fee, cost or expense was required to be paid to the payment date.

Other Expenses

Except as discussed above, the merger agreement provides that each of FormFactor and Cascade Microtech will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Specific Performance; Remedies

Except where the merger agreement is terminated as described above under “—Termination of the Merger Agreement” beginning on page 115 of this proxy statement/prospectus, the parties to the merger agreement are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement and to enforce specifically the provisions of the merger agreement. This entitlement is in addition to any other remedy to which the parties are entitled at law or in equity, and each of FormFactor and Cascade Microtech has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any legal or equitable rights or remedies, except:

•	the rights of the directors and officers of Cascade Microtech to indemnification and insurance coverage as described above under “—Indemnification and Insurance” beginning on page 112 of this proxy statement/prospectus;

•	the rights of the financing parties relating to claims arising out of the financing or any other transactions contemplated by the merger agreement, including to the exclusive forum, waiver of trial by jury, service of process, the implications of any final judgment and the governing law for such claims; and

•	the right of the financing parties to enforce certain provisions of the merger agreement relating to amendment or modification of the merger agreement, the binding impact of the merger agreement on successor parties, governing law, jurisdiction, waiver of jury trial, specific performance and non-recourse for Cascade Microtech and its affiliates against the financing parties.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before consummation of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after adoption of the merger agreement by Cascade Microtech’s shareholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of Cascade Microtech’s shareholders under applicable law unless such approval has first been obtained. Additionally, certain sections of the merger agreement cannot be amended in a manner that impacts or is adverse to any financing party without such financing party’s prior written consent.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the Cascade Microtech board of directors to adopt the merger agreement, you should be aware that Cascade Microtech’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Cascade Microtech shareholders generally. The Cascade Microtech board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Cascade Microtech shareholders that the merger agreement be adopted. These interests include those described below.

Completion of the transactions contemplated by the merger agreement will constitute a change in control of Cascade Microtech under all of the Cascade Microtech agreements and arrangements described below.

Equity Interests of Cascade Microtech’s Directors and Executive Officers

As discussed under “The Merger Agreement—Treatment of Cascade Microtech Equity Awards” beginning on page 98 of this proxy statement/prospectus at the consummation of the merger, each in-the-money option to purchase shares of Cascade Microtech common stock and each Cascade Microtech restricted stock unit which is outstanding and vested immediately prior to the merger (or that vests as a result of the consummation of the merger) will be cancelled and converted into the right to receive a specified amount in cash. Also as discussed under “The Merger Agreement—Treatment of Cascade Microtech Equity Awards” beginning on page 98 of this proxy statement/prospectus at the consummation of the merger, FormFactor will assume each option to purchase Cascade Microtech common stock and each Cascade Microtech restricted stock unit which is outstanding and unvested immediately prior to the merger (and does not vest as a result of the consummation of the merger), in each case that is held by a person who will continue to provide services to Cascade Microtech or FormFactor after the consummation of the merger.

Each of Cascade Microtech’s executive officers is entitled to fully accelerated vesting of any unvested stock options and restricted stock units immediately prior to the consummation of the merger because their employment will terminate in connection with the consummation of the merger, under their contractual arrangements with Cascade Microtech described under “—Employment and Change in Control Agreements” beginning on page 121 of this proxy statement/prospectus. Additionally, Cascade Microtech’s directors will not continue to provide services to FormFactor in such roles immediately following the consummation of the merger and so any unvested stock options and restricted stock units held by Cascade Microtech’s executive officers and directors will accelerate and become fully vested effective immediately prior to the consummation of the merger.

The following table sets forth, as of June 28, 2016, the number of (i) vested in-the-money options (including any vesting that occurs as a result of the consummation of the merger), (ii) unvested in-the-money options, (iii) outstanding restricted stock units that will vest as a result of the merger (which are referred to in this proxy statement/prospectus as vested restricted stock units) and (iv) unvested restricted stock units, in each case held by such director or executive officer. The following table is based on the assumptions that (a) the closing occurs on June 28, 2016, (b) the closing date merger consideration value is $21.13, (c) all of the named executive officers and directors are terminated on June 28, 2016 and (d) all unvested stock options and unvested restricted stock units held by the named executive officers and directors vest in full effective immediately prior to the consummation of the merger.

Certain Equity Holdings of Cascade Microtech’s Directors and Executive Officers

Name	Vested In-the- Money Options	Unvested Options	Vested Restricted Stock Units	Unvested Restricted Stock Units
Michael D. Burger(1) Director, President and Chief Executive Officer	411,894	—	44,550	—
Jeff A. Killian(2) Chief Financial Officer, Vice President of Finance and Secretary	119,217	—	17,562	—
Ellen Raim(3) Vice President of Compliance and Human Resources	90,634	—	11,425	—
Dr. John Y. Chen, Director	—	—	—	—
John D. (“J.D.”) Delafield, Director	—	—	—	—
Martin L. Rapp, Director	—	—	3,333	—
Dr. William R. Spivey, Director	—	—	—	—
Eric W. Strid, III, Director	—	—	—	—
Raymond A. Link, Director	—	—	—	—

(1)	The weighted average exercise price per share of the vested in-the-money options is $5.91.
(2)	The weighted average exercise price per share of the vested in-the-money options is $6.55.
(3)	The weighted average exercise price per share of the vested in-the-money options is $6.60.

Retention Programs

Cascade Microtech has approved short-term cash incentive and retention awards for the executive officers (in lieu of their annual long-term equity incentive awards) that will be payable at or immediately prior to the consummation of the merger based on the executive officer’s continuous service to Cascade Microtech through the consummation of the merger, as follows:

Name	Short-Term Cash Incentive and Retention Award
Michael D. Burger	$250,000
Jeff A. Killian	$90,000
Ellen Raim	$62,500

Employment and Change in Control Agreements

Michael D. Burger, Cascade Microtech’s Chief Executive Officer, is party to an employment agreement with Cascade Microtech. Under this employment agreement, if Mr. Burger terminates his employment for good reason (as defined in the employment agreement) or if Mr. Burger’s employment is terminated for any reason other than death, disability or cause (as defined in the employment agreement) in connection with or within one year following a change in control of Cascade Microtech, then Mr. Burger will be entitled to severance pay in the amount of 12 months’ base salary plus an amount equal to 100% of the current target incentive award for the incentive plan period. In addition, all restricted stock grants, stock options and other equity awards held by Mr. Burger at the time of his termination will immediately accelerate and become fully vested and exercisable and such stock options will remain exercisable until the earlier of 12 months following such termination of employment and such stock option’s stated expiration date. Mr. Burger will also generally be entitled to payment of premiums for continuation of his health and life insurance benefits for a period of 18 months and career counseling benefits of up to $12,500.

Cascade Microtech’s other executive officers are parties to a change in control severance agreement with Cascade Microtech that provides for the following benefits if, in connection with or during the one-year period after a change in control of Cascade Microtech the executive terminates his or her employment for good reason (as defined in the change in control agreement) or if the executive officer’s employment is terminated for any reason other than death, disability or cause (as defined in the change in control agreement):

•	Cash severance payment equal to the sum of:

•	12 months’ base salary; and

•	100% of the executive’s current target incentive bonus;

•	Acceleration of vesting of all then unvested stock options, restricted stock units and other equity awards and the continuation of exercisability of such awards until the earlier of 12 months following termination and such stock option’s stated expiration date; and

•	Continuation of health and life insurance benefits for a period of 12 months.

The payments and benefits described above are quantified under “—Quantification of Potential Payments to Cascade Microtech Named Executive Officers in Connection with the Merger” beginning on page 122 of this proxy statement/prospectus.

Restrictive Covenants

Cascade Microtech executive officers are subject to restrictive covenants that contain certain nonsolicitation and nondisclosure restrictions. Pursuant to the terms of the executive officers’ Employee Invention and Confidentiality Agreements, if the executive officer suffers a termination of employment for any reason, including in connection with a change in control, he or she will remain subject to covenants not to solicit customers or employees of Cascade Microtech, or disparage Cascade Microtech or its officers, shareholders, directors or employees, in each case for one year after termination. Under these agreements, the executive officers are also subject to confidentiality covenants that survive for ten years following a termination of employment. In the event that the restrictive covenants are breached, Cascade Microtech may be entitled, in addition to any other applicable remedy, to a temporary and permanent injunction and a decree for specific performance of the covenant.

Director and Officer Indemnification

Directors and executive officers of Cascade Microtech have rights to indemnification and directors’ and officers’ liability insurance that will survive consummation of the merger. See “The Merger Agreement—Indemnification and Insurance” beginning on page 112 of this proxy statement/prospectus.

Quantification of Potential Payments to Cascade Microtech Named Executive Officers in Connection with the Merger

Cascade Microtech’s “named executive officers” for purposes of the disclosure in this proxy statement/prospectus are the following individuals:

•	Michael D. Burger, President and Chief Executive Officer;

•	Jeff A. Killian, Chief Financial Officer, Vice President of Finance and Secretary; and

•	Ellen Raim, Vice President of Compliance and Human Resources.

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of Cascade Microtech’s named executive officers. See “—Equity Interests of Cascade Microtech’s Directors and Executive Officers” and “—Retention

Programs” beginning on pages 120 and 121, respectively, of this proxy statement/prospectus for more information about this compensation.

The amounts indicated below are estimates of amounts that would be payable assuming the merger is consummated on June 28, 2016. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation(1)

Name	Cash(2)	Equity(3)	Pension/Non- Qualified Deferred Compensation	Perquisites/ Benefits(4)	Tax Reimbursement	Other	Total
Michael D. Burger	$1,250,000	$1,708,347	—	$51,645	—	—	$3,009,992
Director, President and Chief Executive Officer

Jeff A. Killian	$561,200	$688,302	—	$30,713	—	—	$1,280,215
Chief Financial Officer, Vice President of Finance and Secretary

Ellen Raim	$437,500	$495,169	—	$30,713	—	—	$963,382
Vice President of Compliance and Human Resources

(1)	All amounts set forth in this table are based on the following assumptions:

•	The merger is consummated on June 28, 2016.

•	The closing date merger consideration value is $21.13.

•	The named executive officer is terminated on June 28, 2016. Upon such termination, each of the named executive officers is entitled to receive the compensation described under “—Retention Programs” and “—Employment and Change in Control Agreements” beginning on page 121 of this proxy statement/prospectus. Each of the current named executive officers is subject to restrictive covenants described under “—Restrictive Covenants” beginning on page 122 of this proxy statement/prospectus.

(2)	Assumes cash payments calculated as follows:

Name	Base Salary(a)	Cash Incentive Award(b)	Short- Term Cash Retention Award(c)	Total
Michael D. Burger	$500,000	$500,000	$250,000	$1,250,000
Jeff A. Killian	$304,000	$167,200	$90,000	$561,200
Ellen Raim	$250,000	$125,000	$62,500	$437,500

(a)	Assumes that the executive officer’s base salary for periods prior to June 28, 2016 has been paid in full prior to termination.
(b)	Represents an amount equal to the executive officer’s target cash incentive award under the 2016 Cascade Incentive Plan, or 100% of base salary for Mr. Burger; 50% of base salary for Mr. Killian; and 45% of base salary for Ms. Raim.

(c)	Represents a lump-sum payment of short-term cash incentive and retention awards for the executive officers (awarded in lieu of their annual long-term equity incentive awards)
(3)	The aggregate dollar value in the table above consists of the sum of the value attributable to vested in-the-money stock options and the value attributable to vested restricted stock units. The value attributable to vested in-the-money stock options was calculated by multiplying the number of vested in-the-money stock options held by each executive officer by the difference between the estimated closing date merger consideration value ($21.13) and the weighted average exercise price of such vested in-the-money options. The value attributable to vested restricted stock units was calculated by multiplying the estimated closing date merger consideration value ($21.13) by the number of Cascade Microtech vested restricted stock units held by each executive officer. The estimated numbers of vested restricted stock units and vested in-the-money stock options, and the weighted average exercise price of such vested in-the-money options, held by each executive officer as of June 28, 2016 are described under “—Equity Interests of Cascade Microtech’s Directors and Executive Officers” beginning on page 120 of this proxy statement/prospectus.
(4)	Represents premiums with respect to medical, dental and vision insurance, as well as fees for outplacement services for Mr. Burger.

PROPOSAL II: ADJOURNMENT OF THE CASCADE MICROTECH SPECIAL MEETING

The Cascade Microtech special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the merger proposal.

Cascade Microtech is asking you to authorize the holder of any proxy solicited by the Cascade Microtech board of directors to vote in favor of any adjournment of the Cascade Microtech special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

The Cascade Microtech board of directors unanimously recommends a vote “FOR” the proposal to approve the adjournment of the Cascade Microtech special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

PROPOSAL III: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

Cascade Microtech is providing its shareholders with the opportunity to cast an advisory (non-binding) vote to approve the merger-related compensation that will or may be made to Cascade Microtech’s named executive officers in connection with the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as “say-on-golden parachute” and which is referred to in this proxy statement/prospectus as the named executive officer merger-related compensation proposal, gives Cascade Microtech shareholders the opportunity to vote on an advisory (non-binding) basis on the merger-related compensation that will or may be paid to Cascade Microtech’s named executive officers in connection with the merger.

The merger-related compensation that Cascade Microtech’s named executive officers may be entitled to receive from Cascade Microtech in connection with the merger is summarized in the table entitled “Golden Parachute Compensation,” under “Interests of Certain Persons in the Merger—Quantification of Potential Payments to Cascade Microtech Named Executive Officers in Connection with the Merger” beginning on page 122 of this proxy statement/prospectus. That summary includes all compensation and benefits that will or may be paid by Cascade Microtech to its named executive officers in connection with the merger.

The Cascade Microtech board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement/prospectus.

The Cascade Microtech board of directors unanimously recommends that the shareholders of Cascade Microtech approve the following resolution:

“RESOLVED, that the shareholders of Cascade Microtech approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Cascade Microtech to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement. Accordingly, you may vote to approve the adoption of the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either Cascade Microtech or FormFactor. Accordingly, if the merger agreement is adopted and the merger is consummated, the compensation payments that are contractually required to be paid by Cascade Microtech to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Cascade Microtech shareholders.

The affirmative vote of holders of a majority of the shares of Cascade Microtech common stock present in person or by proxy and entitled to vote on the proposal will be required to approve the named executive officer merger-related compensation proposal.

The Cascade Microtech board of directors unanimously recommends that you vote “FOR” the named executive officer merger-related compensation payments that will or may be paid by Cascade Microtech to its named executive officers in connection with the merger.

DESCRIPTION OF FORMFACTOR CAPITAL STOCK

The following description of FormFactor’s common stock is based upon FormFactor’s amended and restated certificate of incorporation, FormFactor’s amended and restated bylaws and applicable provisions of Delaware law. Certain portions of FormFactor’s amended and restated certificate of incorporation, which is referred to in this proxy statement/prospectus as FormFactor’s certificate of incorporation, and amended and restated bylaws, which is referred to in this proxy statement/prospectus as FormFactor’s bylaws, have been summarized below. The summary is not complete. FormFactor’s certificate of incorporation and bylaws have been filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. You should read FormFactor’s certificate of incorporation and bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law, FormFactor’s certificate of incorporation and FormFactor’s bylaws may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for shares of FormFactor’s common stock.

FormFactor’s authorized capital stock consists of 250,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of May 17, 2016, FormFactor had outstanding 59,437,856 shares of its common stock and no shares of its preferred stock outstanding and had 203 stockholders of record.

Dividend Rights

Subject to preferences that may apply to shares of FormFactor preferred stock outstanding at the time, the holders of outstanding shares of FormFactor common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that FormFactor’s board of directors may determine from time to time.

Voting Rights

Each holder of FormFactor common stock is entitled to one vote for each share of FormFactor common stock held on all matters submitted to a vote of stockholders. FormFactor has not provided for cumulative voting for the election of directors in its certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. In addition, FormFactor’s certificate of incorporation and bylaws provide that certain actions require the approval of two-thirds, rather than a majority, of the shares entitled to vote. For a description of these actions, see “Anti-Takeover Effects of Delaware Law and FormFactor’s Certificate of Incorporation and Bylaws” below.

No Preemptive, Conversion or Redemption Rights

FormFactor’s common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Distributions

Upon the liquidation, dissolution or winding-up of FormFactor, the holders of FormFactor common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding FormFactor preferred stock. Each outstanding share of FormFactor common stock is, and all shares of FormFactor common stock to be issued in this offering upon consummation of the merger will be, fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law and FormFactor’s Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and FormFactor’s certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of FormFactor.

Delaware Law

FormFactor is subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of Section 203 either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. FormFactor has not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire FormFactor.

Certificate of Incorporation and Bylaws

FormFactor’s certificate of incorporation and bylaws provide that:

•	no action can be taken by FormFactor’s stockholders except at an annual or special meeting of the stockholders called in accordance with FormFactor’s bylaws, and FormFactor’s stockholders may not act by written consent;

•	the approval of holders of two-thirds of the shares entitled to vote at an election of directors is required to adopt, amend or repeal FormFactor’s bylaws or amend or repeal the provisions of FormFactor’s certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action;

•	FormFactor’s board of directors is expressly authorized to make, alter or repeal FormFactor’s bylaws;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

•	FormFactor’s board of directors is divided into three classes serving staggered three-year terms, which means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

•	FormFactor’s board of directors is authorized to issue preferred stock without stockholder approval;

•	directors may only be removed for cause by the holders of two-thirds of the shares entitled to vote at an election of directors; and

•	FormFactor will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to FormFactor, which may include services in connection with takeover defense measures.

Transfer Agent and Registrar

The transfer agent and registrar for FormFactor’s common stock is Computershare Trust Company, N.A.

Listing

FormFactor’s common stock is listed on the NASDAQ Global Market under the trading symbol “FORM.”

COMPARISON OF SHAREHOLDER RIGHTS

The rights of FormFactor stockholders are currently governed by Delaware law and FormFactor’s certificate of incorporation and bylaws. The rights of Cascade Microtech shareholders currently are governed by Oregon law and Cascade Microtech’s amended and restated articles of incorporation and amended and restated bylaws, as further amended. Following consummation of the merger, Cascade Microtech shareholders will become stockholders of FormFactor in the merger and, as such, their rights will be governed by Delaware law and FormFactor’s certificate of incorporation and bylaws.

The following discussion summarizes the material differences between the current rights of Cascade Microtech shareholders and the current rights of FormFactor stockholders. These differences arise in part from the differences between Delaware law and Oregon law. Additional differences arise from the governing instruments of the two companies.

Although it is impracticable to compare all of the aspects in which Delaware law and Oregon law and FormFactor’s and Cascade Microtech’s governing documents differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Delaware law, Oregon law, FormFactor’s certificate of incorporation and bylaws and Cascade Microtech’s amended and restated articles of incorporation and bylaws, as further amended. In addition, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences that are equally important do not exist. FormFactor and Cascade Microtech urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of Delaware law and Oregon law and the other documents to which FormFactor and Cascade Microtech refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a FormFactor stockholder and the rights of a Cascade Microtech shareholder. FormFactor and Cascade Microtech have filed with the SEC their respective governing documents referenced in this comparison of shareholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page 136 of this proxy statement/prospectus.

Material Differences in Shareholder Rights

	FormFactor	Cascade Microtech
Authorized Capital	• FormFactor is authorized to issue 250,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $0.001 per share.	• Cascade Microtech is authorized to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, each with a par value of $0.01 per share.

Voting Rights	• Each holder of FormFactor common stock is entitled to one vote per share on each matter submitted to a vote of the stockholders of FormFactor.	• Each holder of Cascade Microtech common stock is entitled to one vote per share on each matter submitted to a vote of the shareholders of Cascade Microtech.

Dividends	• Dividends upon FormFactor’s capital stock may be declared by FormFactor’s board of directors in accordance with Delaware law.	• Dividends upon Cascade Microtech’s capital stock may be declared by Cascade Microtech’s board of directors in accordance with Oregon law.

	FormFactor	Cascade Microtech
Number of Directors

•    FormFactor’s board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by FormFactor’s stockholders. Directors are elected by a plurality of the votes cast by holders of FormFactor stock present in person or by proxy at each annual meeting and hold office until the third annual meeting following such election; stockholders are not entitled to cumulative voting in respect of electing directors.

•    Cascade Microtech’s board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by Cascade Microtech’s shareholders. Directors are elected by a plurality of the votes cast by holders of Cascade Microtech stock present in person or by proxy at each annual meeting and hold office until the third annual meeting following such election; shareholders are not entitled to cumulative voting in respect of electing directors.

Removal of Directors	• Any director may be removed, but only for cause, by the holders of at least two-thirds of the shares then entitled to vote for the election of directors.	• Any director may be removed, but only for cause, by the holders of at least three-fourths of the shares then entitled to vote for the election of directors.

Action by Written Consent	• Stockholders of FormFactor may not take action by written consent.

•    Action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action, as evidenced by one or more written consents.

Advance Notice Requirements for Stockholder or Shareholder Nominations and Other Proposals	• For business to be properly brought before an annual stockholder meeting by a FormFactor stockholder, the stockholder must give timely notice in proper written form to FormFactor’s Secretary.

•    For business to be properly brought before an annual shareholder meeting by a Cascade Microtech shareholder, the shareholder must give timely notice in proper written form to Cascade Microtech’s Secretary.

•    To be timely, a stockholder’s notice must be sent or otherwise given in accordance with FormFactor’s amended and restated bylaws, as amended, not less than 75 nor more than 105 days prior to the first anniversary of the preceding year’s annual meeting. In the event the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the stockholder must be received no earlier than 105 days before such meeting and not later than the close

•    To be timely, a shareholder’s notice must be sent or otherwise given in accordance with Cascade Microtech’s amended and restated bylaws, as amended, not less than 60 nor more than 90 days before the date of the meeting to each shareholder entitled to vote at such meeting. In the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on

	FormFactor	Cascade Microtech

	of business on the later of the 75th day prior to such annual meeting or the close of business on the 10th day following the day on which notice of the annual meeting was publicly disclosed.	the 10th day following the day on which notice of the annual meeting was mailed or publicly disclosed.

Amendments to the Certificate or Articles of Incorporation

•    Under Delaware law, amendments to FormFactor’s certificate of incorporation generally require the approval of holders of a majority of FormFactor’s outstanding common stock entitled to vote. Under FormFactor’s certificate of incorporation, approval of holders of at least two-thirds of FormFactor’s outstanding capital stock entitled to vote generally in the election of directors is required for certain amendments, including amending provisions for the classification of and other matters relating to FormFactor’s directors.

•    Under Oregon law, amendments to Cascade Microtech’s articles of incorporation generally require the approval of holders of a majority of Cascade Microtech’s outstanding common stock entitled to vote. Under Cascade Microtech’s articles of incorporation, approval of holders of at least three-fourths of Cascade Microtech’s outstanding capital stock entitled to vote generally in the election of directors is required for certain amendments, including amending provisions for the classification of and other matters relating to Cascade Microtech’s directors.

Amendments to Bylaws

•    FormFactor’s bylaws may be amended by the affirmative vote of holders of not less than two-thirds of FormFactor’s outstanding capital stock or by the affirmative vote of the FormFactor board of directors.

•    Cascade Microtech’s bylaws may be amended by the affirmative vote of holders of a majority of Cascade Microtech’s outstanding capital stock or by the Cascade Microtech board of directors by the affirmative vote of a majority of directors at a meeting at which a quorum is present.

Special Meeting of Stockholders or Shareholders

•    Special meetings of the stockholders of FormFactor may only be called by the FormFactor board of directors, the chairman, the chief executive officer or the president. Stockholders may not call for a special meeting.

•    Special meetings of shareholders of Cascade Microtech may be called by Cascade Microtech’s president, Cascade Microtech’s board of directors, or at the request of holders of at least 10% of all outstanding shares of Cascade Microtech entitled to vote at such meeting.

	• No business may be transacted at a special meeting otherwise than specified in the notice for such meeting.	• No business may be transacted at a special meeting otherwise than specified in the notice for such meeting.

Limitation of Personal Liability of Directors	• To the fullest extent permitted by Delaware law, a director of FormFactor will not be personally liable to FormFactor or its	• To the fullest extent permitted by Oregon law, a director of Cascade Microtech will not be personally liable to Cascade Microtech or its

	FormFactor	Cascade Microtech

	stockholders for monetary damages for breach of fiduciary duty as a director, and FormFactor is authorized to provide indemnification of (and advancement of expenses to) directors and officers.	shareholders for monetary damages for breach of fiduciary duty as a director, and Cascade Microtech is authorized to provide indemnification of (and advancement of expenses to) directors and officers.

Indemnification of Directors and Officers

•    To the fullest extent permitted by the Delaware law, FormFactor is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of FormFactor to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of FormFactor, or is or was serving at the request of FormFactor as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

•    To the fullest extent permitted by Oregon law, Cascade Microtech is required to indemnify each person who was or is made a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of Cascade Microtech or otherwise and whether of a civil, criminal, administrative, or investigative nature, by reason of the fact that the person is or was a director or officer of Cascade Microtech or a fiduciary with respect to any employee benefit plan of Cascade Microtech, or is or was serving at the request of Cascade Microtech as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise.

•    Expenses incurred by a director or officer of FormFactor in defending a proceeding shall in all cases be paid by FormFactor in advance of the final disposition of such proceeding; provided, however, that if Delaware law then so requires, the payment of such expenses incurred by such a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to FormFactor of an undertaking, by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified. However, FormFactor shall not be required to advance

•    Expenses incurred by a director or officer of Cascade Microtech in defending a proceeding shall in all cases be paid by Cascade Microtech in advance of the final disposition of such proceeding at the written request of such person if the person furnishes Cascade Microtech a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by Cascade Microtech.

FormFactor	Cascade Microtech

any expenses to a person against whom FormFactor directly brings a claim alleging that such person (a) has breached such person’s duty of loyalty to FormFactor, (b) committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or (c) derived an improper personal benefit from a transaction.

LEGAL MATTERS

The validity of the FormFactor common stock to be issued to Cascade Microtech’s shareholders pursuant to the merger will be passed upon by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of FormFactor Inc. and subsidiaries as of December 26, 2015 and December 27, 2014, and for each of the years in the three-year period ended December 26, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 26, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Cascade Microtech Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

If the merger agreement, the merger and the transactions contemplated by the merger agreement are adopted and approved by the requisite vote of the Cascade Microtech shareholders and the merger is completed in 2016, Cascade Microtech will become a wholly owned subsidiary of FormFactor and, consequently, will not hold an annual meeting of its shareholders in 2016. If the merger is consummated prior to the FormFactor 2016 annual meeting of stockholders, which is not anticipated, Cascade Microtech shareholders may be entitled to participate as stockholders of FormFactor. If the merger is consummated after the FormFactor 2016 annual meeting of stockholders, which is anticipated, Cascade Microtech shareholders will be entitled to participate, as stockholders of FormFactor, in the FormFactor 2017 annual meeting of stockholders.

If the merger agreement, the merger and the other transactions contemplated by the merger agreement are not adopted and approved by the requisite vote of the Cascade Microtech shareholders or if the transactions are not completed in 2016 for any other reason, Cascade Microtech will hold a 2016 annual meeting of its shareholders. In such case, and as previously stated in the Cascade Microtech proxy statement filed with the SEC on April 6, 2015, the deadline for shareholders to submit proposals and nominations to be considered for inclusion in the proxy statement for the 2016 annual meeting of Cascade Microtech shareholders originally was December 8, 2015. To be considered at the 2016 annual meeting of Cascade Microtech shareholders, Cascade Microtech’s bylaws require Cascade Microtech shareholders to have delivered notice of all proposals, nominations for director and other business to Cascade Microtech’s Secretary not less than 60 days and no earlier than 90 days prior to the first anniversary of the prior year’s annual meeting. In the event Cascade Microtech provides notice or public disclosure of the date of the annual meeting less than 60 days prior to the date of the annual meeting, which Cascade Microtech anticipates will be the case if it holds a 2016 annual shareholders meeting, shareholders may submit a proposal or nomination not later than the 10th day following the day on which Cascade Microtech gave notice of the annual meeting date.

WHERE YOU CAN FIND MORE INFORMATION

FormFactor has filed a registration statement on Form S-4 to register with the SEC the shares of FormFactor common stock to be issued to Cascade Microtech’s shareholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FormFactor in addition to being a proxy statement of Cascade Microtech for its special meeting of shareholders. The registration statement, including the attached exhibits, contains additional relevant information about FormFactor and its common stock. The rules and regulations of the SEC allow FormFactor and Cascade Microtech to omit certain information included in the registration statement from this proxy statement/prospectus.

FormFactor and Cascade Microtech file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website at www.sec.gov that has reports, proxy statements and other information about FormFactor and Cascade Microtech. The reports and other information filed by FormFactor and Cascade Microtech with the SEC are also available at their respective websites, which are www.formfactor.com and www.cascademicrotech.com. Information on these websites is not part of this proxy statement/prospectus.

The SEC allows FormFactor and Cascade Microtech to “incorporate by reference” information in this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that FormFactor and Cascade Microtech have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Cascade Microtech special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about FormFactor and Cascade Microtech and their respective financial performance.

FormFactor SEC Filings (File No. 000-50307)	Period
Annual Report on Form 10-K	Fiscal year ended December 26, 2015
Quarterly Reports on Form 10-Q	Fiscal quarter ended March 26, 2016
Proxy Statement on Schedule 14A	Filed on April 6, 2016
Current Reports on Form 8-K	Filed on March 22, 2016 and April 27, 2016

The description of FormFactor’s common stock set forth in the registration statement on Form 8-A filed on June 6, 2003, under Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

Cascade Microtech’s SEC Filings (File No. 000-51072)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2015
Amendment No. 1 to Annual Report on Form 10-K/A	Fiscal year ended December 31, 2015
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2016
Current Reports on Form 8-K	—

The description of Cascade Microtech’s common stock contained in its registration statement on Form 8-A, filed on December 13, 2004, under Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

FormFactor has supplied all information contained in or incorporated by reference in this proxy statement/prospectus relating to FormFactor, as well as all pro forma financial information, and Cascade Microtech has supplied all information contained in or incorporated by reference in this proxy statement/prospectus relating to Cascade Microtech.

Documents incorporated by reference are available from FormFactor or Cascade Microtech, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

FormFactor, Inc.	Cascade Microtech, Inc.
7005 Southfront Road	9100 S.W. Gemini Drive
Livermore, California 94551	Beaverton, Oregon 97008
Attn: Investor Relations	Attention: Investor Relations
Telephone: (925) 290-4000	Telephone: (503) 601-1000

If you would like to request documents, please do so by June 16, 2016 in order to receive them before the special meeting.

Neither FormFactor nor Cascade Microtech has authorized anyone to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement/prospectus. FormFactor and Cascade Microtech take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated [●], 2016. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of FormFactor common stock in the merger shall create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

February 3, 2016

among

CASCADE MICROTECH, INC.,

FORMFACTOR, INC.

and

CARDINAL MERGER SUBSIDIARY, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 3, 2016 among Cascade Microtech, Inc., an Oregon corporation (the “Company”), FormFactor, Inc., a Delaware corporation (“Parent”), and Cardinal Merger Subsidiary, Inc., an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective shareholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect (including by asset purchase, stock purchase, merger or otherwise), of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Aggregate Shares Issued” means the aggregate number of shares of Parent Stock to be issued to the Company Shareholders pursuant to Section 2.02 plus the aggregate number of shares of Parent Stock subject to Assumed Options and Assumed RSUs pursuant to Section 2.04.

“Applicable Law” means, with respect to any Person, any federal, state or local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, judicial decision, governmental restriction or other similar requirement or restriction enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets or properties, in each case, as amended, codified or reenacted, in whole or in part, unless expressly specified otherwise.

“Assumed Award Exchange Ratio” means the decimal equivalent (rounded to four decimal places, if applicable) of the quotient obtained by dividing the Closing Date Merger Consideration Value by the Parent Stock Closing Price.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date Merger Consideration Value” means the sum of (i) the Exchange Ratio multiplied by the Parent Stock Closing Price and (ii) the Per Share Cash Consideration.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheets of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means September 30, 2015.

“Company Compensatory Awards” means Company Stock Options and Company Restricted Stock Units.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee Plan” means any Employee Plan that is maintained, administered or contributed to by the Company or any of its ERISA Affiliates and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability.

“Company ESPP” means the Company’s 2013 Employee Share Purchase Plan.

“Company Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, excluding, with respect to clause (i), any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States of America or any other country or region not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Company Material Adverse Effect), (F) any action taken (or omitted to be taken) by the Company at the written request or with the written consent of Parent or (G) any action taken by the Company or any of its Subsidiaries that is expressly required by this Agreement.

“Company Plans” means the Company’s 2000 Stock Incentive Plan, 2010 Stock Incentive Plan and any other plan or arrangement under which Company Compensatory Awards have been issued, including any sub-plans for non-U.S. employees and consultants.

“Company Restricted Stock Unit” means any unit or award granted (whether granted by the Company pursuant to any employee restricted stock unit or compensation plan or arrangement of the Company, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) (i) denominated in units, and (ii) pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Stock or the cash equivalent thereof upon such holder’s continued service with or employment by the Company or any Subsidiary of the Company and/or upon the satisfaction or attainment of one or more performance milestones.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Shareholder” means a holder of shares of capital stock of the Company.

“Company Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Stock Option” means an outstanding option to purchase shares of Company Stock, whether granted under any employee stock option or compensation plan or arrangement of the Company, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, any employment, severance or similar contract, plan, arrangement or policy (other than offer letters, employment agreements and similar contracts that do not provide for severance and that are terminable at will) and any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance programs, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to pollution or the protection of human health and safety or the environment, including those related to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling (including product take back or end-of-life requirements), transport or handling of hazardous or toxic substances, wastes or materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, is treated as a single employer under Section 414 of the Code.

“Existing Credit Facility” means the Line of Credit agreement dated August 8, 2013 between JPMorgan Chase Bank, N.A. and the Company, as amended, supplemented, or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any toxic or hazardous substance or material, pollutant, contaminant, waste or chemical defined in or regulated under any Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, mold and electronic waste, or any radioactive, ignitable, corrosive or reactive substance or material having any constituent elements displaying any of the foregoing characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction and all improvements to the inventions disclosed in each such patent or patent application, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable, or the material consequences of which were not known or reasonably foreseeable, in each case to the Board of Directors as of or prior to the date of this Agreement (assuming, for such purpose, reasonable consultation with the executive officers of the Company), and (ii) does not relate to or involve any Acquisition Proposal; provided that (A) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event, and (B) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Knowledge” means (i) with respect to the Company, the knowledge of Michael D. Burger, Jeff Killian and Ellen Raim, after reasonable inquiry, and the actual knowledge of Claus Dietrich, Steven L. Harris and Mark Stager, (ii) with respect to any other Person that is not an individual, the knowledge of such Person’s officers after reasonable inquiry and (iii) with respect to any individual, the actual knowledge of such Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Maximum Share Number” means 19.9% of the issued and outstanding shares of Parent Stock immediately prior to the Effective Time, rounded down to the nearest whole share.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Oregon Law” means the Oregon Business Corporation Act.

“Parent Balance Sheet” means the consolidated balance sheets of Parent as of the Parent Balance Sheet Date and the footnotes therein set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended on the Parent Balance Sheet Date.

“Parent Balance Sheet Date” means September 26, 2015.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Employee Plan” means any Employee Plan that is maintained, administered or contributed to by Parent, any of its Subsidiaries or any of their respective ERISA Affiliates and covers any employee or former employee of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any material liability.

“Parent Material Adverse Effect” means, with respect to Parent, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement, excluding, with respect to clause (i), any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other country or region not having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which Parent and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism (or any escalation with respect thereto) or natural disasters involving the United States of America or any other country or region not having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (E) any failure by Parent and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Parent Material Adverse Effect), (F) any action taken (or omitted to be taken) by Parent at the written request or with the written consent of the Company or (G) any action taken by Parent or any of its Subsidiaries that is expressly required by this Agreement.

“Parent SEC Documents” means each of the periodic and current reports filed with or furnished to the SEC by Parent under the 1934 Act after December 27, 2014.

“Parent Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Stock Closing Price” means the volume-weighted average price of a share of Parent Stock on the NASDAQ Global Market for the ten consecutive trading day period ending on the trading day immediately preceding (but not including) the Closing Day.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 27, 2014.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or the Parent SEC Documents, as applicable, (iii) Liens imposed or promulgated by Applicable Laws with respect to real property and improvements, including zoning regulations, that were not incurred in connection with any indebtedness and do not render title to the property encumbered thereby unmarketable, (iv) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due as to which there is no default on the part of the Company or any of its Subsidiaries or the Parent or any of its Subsidiaries, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (v) in the case of leased real property, any Lien to which the fee or any other interest in the leased premises is subject that would not, individually or in the aggregate, adversely affect the ability of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, to conduct their business in the ordinary course consistent with past practices and (vi) other Liens that would not have a negative effect on the business or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, or interfere with any present or intended (assuming the transactions contemplated by this Agreement were not consummated) use of such assets by the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Regulatory Condition” means any of the conditions to Closing set forth in Section 9.01(b), Section 9.01(c) or Section 9.02(b) (but, with respect to Section 9.01(b) and Section 9.02(b), only to the extent the applicable prohibition, restraining order, preliminary or permanent injunction or similar order is attributable to the HSR Act or any action taken or instituted by a Governmental Authority in connection with the HSR Act).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever in the nature of taxes (including withholding on amounts paid to or by any Person), and any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreement” means any existing agreement binding any Person or any of its Subsidiaries that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than (i) agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters, (ii) financing agreements that do not have as a principal purpose addressing Tax matters and (iii) leases.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Assumed Option	2.04
Assumed RSU	2.04
Adverse Recommendation Change	6.04
Agreement	Preamble
Antitrust Termination Fee	11.04
Benefits Continuation Period	7.06
Cancelled Option	2.04
Cancelled Option Consideration	2.04
Cancelled RSU	2.04
Cancelled RSU Consideration	2.04
Capitalization Reference Date	2.04
Certificates	2.03
Closing	2.01
Closing Date	2.01
Commitment Letter	5.11
Company 401(k) Plan	6.05
Company Board Recommendation	4.02
Company International Plan	4.20
Company SEC Documents	4.07
Company Securities	4.05
Company Shareholder Approval	4.02
Company Shareholder Meeting	6.03
Company Stock Option	2.04
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Continuing Employees	7.06
D&O Insurance	7.04
Effective Time	2.01
Employee Plans	4.20
End Date	10.01
Exchange Agent	2.03
Exchange Ratio	2.02
Exchange Ratio Reduction Number	2.02
Extension Notice	10.01
Extension Deadline	10.01
Final Exercise Date	6.05
Financing	5.11
Financing Documents	8.01
Financing Parties	8.01
Indemnified Person	7.04
Material Contract	4.23
Lease	4.16
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.20
Parent	Preamble
Parent 401(k) Plan	6.05
Parent International Plan	5.15

Term	Section
Payoff Letter	6.07
Permits	4.14
Per Share Cash Consideration	2.02
Per Share Stock Consideration	2.02
Process Agent	11.08
Proxy Statement	4.09
Registration Statement	4.09
Representatives	6.04
Substitute Financing	7.07
Superior Proposal	6.04
Surviving Corporation	2.01
Termination Fee	11.04
Uncertificated Shares	2.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to “$” and “dollars” are to the currency of the United States.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Oregon Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in Menlo Park at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

(c) On the Closing Date, the Company and Merger Subsidiary shall file articles of merger with the Oregon Secretary of State and make all other filings or recordings required by Oregon Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Oregon Secretary of State (or at such later time as may be specified in the articles of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Oregon Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in this Section 2.02, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.6534 (as may be adjusted pursuant to this Section 2.02(a), the “Exchange Ratio”) shares of Parent Stock (unless the Aggregate Shares Issued would exceed the Maximum Share Number, in which case the Exchange Ratio shall be reduced (the amount of such reduction, the “Exchange Ratio Reduction Number”) to the minimum extent necessary (as determined by Parent) such that the Aggregate Shares Issued equals the Maximum Share Number) (the “Per Share Stock Consideration”), and (ii) $16.00 in cash, without interest, plus, solely if the Exchange Ratio is adjusted pursuant to the preceding clause (i), the amount in cash equal to the Exchange Ratio Reduction Number multiplied by the Parent Stock Closing Price (the total cash per share of Common Stock to be paid pursuant to this clause (ii), the “Per Share Cash Consideration”, and, together with the Per Share Stock Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be issued or paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock (other than shares in a Company Employee Plan) or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). On or prior to the Closing Date, Parent shall deposit with the Exchange Agent, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As soon as practicable after the Effective Time (and in any event no later than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock 12 months after the Effective Time shall be returned to Parent upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest and in addition to the applicable amount payable pursuant to this Article 2, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

Section 2.04. Stock Options; Restricted Stock Units. (a) At the Effective Time, each Company Stock Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (or that vests as a result of the consummation of the transactions contemplated hereby) (each, a “Cancelled Option”) shall, by virtue of the Merger and effective at the Effective Time, be cancelled and terminated and converted into the right to receive an amount in cash, without interest, with respect to each share of Company Stock underlying such Cancelled Option, equal to the excess, if any, of the Closing Date Merger Consideration Value over the per share exercise price of such Cancelled Option (such amount being hereinafter referred to as the “Cancelled Option Consideration”). The holder of each Cancelled Option shall, with respect to each share of Company Stock underlying such Cancelled Option, receive as soon as practicable after the Effective Time (but in no event later than earlier of the fifth Business Day after the Closing Date and the Surviving Corporation’s first full payroll after the Effective Time) from the Surviving Corporation, an amount in cash equal to the Cancelled Option Consideration. If the exercise price per share of any such Cancelled Option is equal to or greater than the Closing Date Merger Consideration Value, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(b) At the Effective Time, each Company Stock Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby), and that is held by a continuing service provider, shall be assumed by Parent (each, an “Assumed Option”). Each such Assumed Option shall be subject to substantially the same terms and conditions as applied to the related Company Stock Option immediately prior to the Effective Time, including the vesting schedule applicable thereto, except as set forth in the remainder of this Section 2.04(b). The number of shares of Parent Stock subject to each Assumed Option shall be equal to the product of (x) the number of shares of Company Stock underlying such unvested Assumed Option as of immediately prior to the Effective Time multiplied by (y) the Assumed Award Exchange Ratio (with the resulting number rounded down to the nearest whole share). The per share exercise price of each Assumed Option shall be equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Assumed Award Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). The assumption of Assumed Options pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section shall be construed consistent with this intent.

(c) At the Effective Time, each award of Company Restricted Stock Units (or portion thereof) that is outstanding and vested immediately prior to the Effective Time (or that vests as a result of the consummation of the transactions contemplated hereby) (each, a “Cancelled RSU”) shall, by virtue of the Merger and at the direction of Parent (which is hereby given pursuant to this Agreement), be cancelled and terminated and converted into the right to receive an amount in cash, without interest, with respect to each share of Company Stock underlying such Cancelled RSU, equal to the Closing Date Merger Consideration Value (the “Cancelled RSU Consideration”). The holder of each Cancelled RSU shall, with respect to each share of Company Stock underlying such Cancelled RSU, receive as soon as practicable after the Effective Time (but in no event later than the earlier of the fifth Business Day after the Closing Date and the Surviving Corporation’s first full payroll after the Effective Time) from the Surviving Corporation an amount in cash equal to the Cancelled RSU Consideration.

(d) At the Effective Time, each award of Company Restricted Stock Units (or portion thereof) that is outstanding and unvested immediately prior to the Effective Time (and does not vest as a result of the consummation of the transactions contemplated hereby) and that is held by a continuing service provider shall, by virtue of the Merger, be assumed by Parent (each, an “Assumed RSU”). The number of shares of Parent Stock subject to each Assumed RSU shall be equal to the product of (i) the number of shares of Company Stock underlying such unvested Company Restricted Stock Unit award as of immediately prior to the Effective Time multiplied by (ii) the Assumed Award Exchange Ratio (with the resulting number rounded down to the nearest whole share). Except as otherwise agreed to by Parent and a holder of such Assumed RSUs, such Assumed RSUs will be subject to substantially the same terms and conditions as applied to the related award of Company Restricted Stock Units immediately prior to the Effective Time, including the same vesting schedule applicable thereto.

(e) The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.04 under all Company Plans and Company Compensatory Awards or any other plan or arrangement of the Company, including delivering all required notices, obtaining all necessary consents, and obtaining any required determinations and/or resolutions of the Company’s Board of Directors or a committee thereof.

(f) Parent shall take such actions as are necessary for the assumption of the Assumed Options and the Assumed RSUs pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC, within 15 Business Days after the Closing Date, a registration statement on an appropriate form, or a post-effective amendment to a registration statement on an appropriate form previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Assumed Options and the Assumed RSUs and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Assumed Options and the Assumed RSUs (and to maintain the current status of any prospectus contained therein) for so long as such Assumed Options and the Assumed RSUs remain outstanding.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur by reason of any reorganization, reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any stock dividend thereon with a record date during such period, or other like change or event, the Merger Consideration and any other amounts payable pursuant to this Agreement, the Exchange Ratio, the Per Share Cash Consideration, and the share amount specified in Section 6.01(c)(i)(C) shall be appropriately adjusted, as applicable.

Section 2.06. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the Parent Stock Closing Price by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law (provided, however, that such withholding amounts shall be calculated in a consistent manner with withholding calculations of the Company with respect to such Persons immediately prior to the Effective Time to the extent permitted by Applicable Law). If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law; provided that, at the Effective Time, such articles of incorporation shall be amended and restated in the form set forth in Exhibit A.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed after December 31, 2014 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing under the laws of the State of Oregon and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.04(b), to recommend approval and adoption of this Agreement by its shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of articles of merger with respect to the Merger with the Oregon Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 10,000,000 shares of preferred stock with a par value of $0.01 per share. As of January 25, 2016 (the “Capitalization Reference Date”), there were outstanding 15,862,594 shares of Company Stock, no shares of preferred stock of the company, Company Stock Options to purchase an aggregate of 918,798 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 646,498 shares of Company Stock were exercisable) and 489,108 shares of Company Stock subject to Company Restricted Stock Units. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list, as of the Capitalization Reference Date, of (i) each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto and (ii) each outstanding Company Restricted Stock Unit, including the holder, date of grant, vesting schedule and number of shares of Company Stock subject thereto.

(b) Since the Capitalization Reference Date, the Company has not granted any Company Compensatory Awards. Each outstanding Company Compensatory Award was granted subject to the terms of a Company Plan. As of the Capitalization Reference Date, 1,460,761 shares of Company Stock were reserved for future issuance pursuant to stock awards not yet granted under the Company Plans. All Company Compensatory Awards have been, in all material respects, validly issued and properly approved by the Board of Directors of the Company in accordance with Applicable Law.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Other than (x) as set forth in this Section 4.05, (y) issuances of Company Stock since the Capitalization Reference Date pursuant to Company Compensatory Awards outstanding on such date and (z) issuances of Company Stock pursuant to the Company ESPP, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. The Company Securities are not subject to any preemptive rights created by statute, the Company’s articles of incorporation or bylaws or any agreement to which the Company is a party or by which it is bound. There are no declared or accrued unpaid dividends with respect to any shares of Company Stock.

(d) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2013.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market.

(i) Since January 1, 2013, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ Global Market, and the statements contained in any such certifications are complete and correct.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be filed as part of the Registration Statement with the SEC and to be sent to the Company shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”), or any amendment or supplement thereto, shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of the Company or at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as disclosed in Section 4.10(b) of the Company Disclosure Schedule, from the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders. Each of the Company and each of its Subsidiaries is, and since January 1, 2013 has been, in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13. Foreign Corrupt Practices and International Trade Sanctions. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated, or operated not in compliance with, any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 4.14. Licenses and Permits. Section 4.14 of the Company Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval and other similar authorization issued by a Governmental Authority affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, except for Environmental Permits (the “Permits”) together with the name of the Governmental Authority issuing such Permit. (i) The Permits are valid and in full force and effect, (ii) none of the Company or any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Company and its Subsidiaries have made all material filings with Governmental Authorities and have received all material Permits necessary to conduct and operate its business as currently conducted or operated by it and to permit the Company or any of its Subsidiaries to own or use its assets in the manner in which such assets are currently owned or used.

Section 4.15. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all tangible property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each, a “Lease”) is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 4.17. Intellectual Property. Section 4.17 of the Company Disclosure Schedule sets forth a complete and correct list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries holds all right, title and interest in and to, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, provided that nothing in this clause (i) will be deemed to constitute any representation or warranty, express or implied, regarding non-infringement, misappropriation or violation of Intellectual Property Rights of any Person, which is addressed solely in clauses (ii) and (iii) of this Section 4.17; (ii) to the Knowledge of the Company, neither the Company nor its Subsidiaries have infringed, misappropriated or otherwise violated the patents of any Person; (iii) except with respect to patents, neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iv) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (vi) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vii) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries; (viii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (ix) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.18. Customers and Suppliers.

(a) Section 4.18 of the Company Disclosure Schedule sets forth the names of the ten most significant customers (by dollar amount of revenue) of the Company and its Subsidiaries for the year ended December 31, 2014 and for the nine months ended September 30, 2015 and the dollar amount of revenue for each such customer during such periods. The Company has received no notice and has no Knowledge that any such customer has ceased, or is reasonably likely to cease, to purchase or license the products of the Company, or has substantially reduced, or intends to substantially reduce, the purchase or license of such products from the Company.

(b) Section 4.18(b) of the Company Disclosure Schedule sets forth the names of (1) the ten most significant suppliers (by dollar amount of purchases) of the Company and its Subsidiaries for each of the year ended December 31, 2014 and for the nine months ended September 30, 2015, and (2) any sole-source suppliers that are material to the business of the Company as presently conducted, in each case specifying the dollar amount of the purchases by the Company and its Subsidiaries from each such supplier for such periods. The Company has received no notice and has no Knowledge that any such supplier has threatened, or is reasonably likely to, (a) terminate or modify in a manner adverse to the Company its relationship with the Company, (b) reduce the amount of goods or services that it is willing to supply to the Company or (c) increase the price of any good or service that it has previously supplied or that it expects to supply to the Company.

Section 4.19. Taxes. (a) All material Company Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to all extensions) in accordance with all Applicable Law in all material respects, and all such material Company Returns are true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any material income Tax.

(d) There is no material claim, action, suit, proceeding or investigation (including an audit) pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(f) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) There are no Liens for a material amount of Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file material Company Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any material Company Return in, that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (ii) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or any Tax Sharing Agreement or as a transferee or successor.

Section 4.20. Employee Benefit Plans. (a) Section 4.20 of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. Copies of the Company Employee Plans listed in Section 4.20 of the Company Disclosure Schedule (and, if applicable, related trust or funding agreements or insurance policies) as currently in effect have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) filed with respect to any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has any liability with respect to, any Company Employee Plan subject to Title IV of ERISA.

(c) Neither the Company nor any ERISA Affiliate contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion or advisory letter issued to the prototype or volume submitter sponsor, and the Company is not aware of any reason why any such determination letter would be revoked so as to result in a Company Material Adverse Effect. The Company has made available to Parent a copy of the most recent Internal Revenue Service determination letter with respect to each such Company Employee Plan. Except as would not have a Company Material Adverse Effect, each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries of any excise taxes under the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan. Except as set forth on Section 4.20(e) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Section 4.20(e) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent.

(f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries, except (i) as required by Applicable Law, including Section 4980B of the Code, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits occurring at or prior to termination of employment, and (v) conversion rights.

(g) All material contributions and payments due under each Company Employee Plan have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(h) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental Authority, which, if decided adversely to the Company, would result in a Company Material Adverse Effect.

(i) The Company has provided Parent with a list and copies of each material Company Employee Plan covering any non-U.S. employees of the Company or any of its Subsidiaries (each, a “Company International Plan”). Except as would not have a Company Material Adverse Effect, each Company International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Company International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. Except as would not have a Company Material Adverse Effect, according to the actuarial assumptions and valuations most recently used for the purpose of funding each Company International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the date hereof the total amount or value of the funds available under such Company International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

Section 4.21. Labor Matters. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Law respecting employment, (including but not limited to those related to wages and hours, employment discrimination, workplace safety and immigration). There are no actual, or to the Knowledge of the Company and its Subsidiaries, threatened charges, claims or complaints against the Company or its Subsidiaries relating to such employment laws, either by any private individual, employee representative or government agency. Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating, any collective bargaining agreement or other similar contract with a labor union or organization. There is no labor strike, work stoppage, lockout or other labor dispute existing or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no union has attempted or threatened to organize or represent the employees of the Company or any of its Subsidiaries since January 1, 2013. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

Section 4.22. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint, order, judgment, decree, injunction, penalty, investigation, action, claim, suit, proceeding or review is pending or within the past five years has been assessed or received, or to the Knowledge of the Company threatened, with respect to the Company or any of its Subsidiaries (or any of their respective predecessors) that relates to any Environmental Law, Environmental Permit or Hazardous Substance; (ii) the Company and its Subsidiaries (and their respective predecessors) are in compliance and have within the past five years complied in all material respects with all applicable Environmental Permits and Environmental Laws, which compliance includes obtaining and maintaining all applicable Environmental Permits; and (iii) there has been no discharge, disposal, dumping, injection, pumping, deposit, spill, leak, emission or release of a Hazardous Substance at, on, under, to, in or from (x) any location by or on behalf of, (y) any property or facility now or previously owned, leased or operated by, or (z) to the Company’s Knowledge, any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, the Company or any of its Subsidiaries (or any of their respective predecessors) that could reasonably be expected to result in liability to the Parent or any of its Subsidiaries.

(b) The Company has provided to Parent all environmental investigations, studies, audits, tests, reviews, analysis or other reports that are currently in the possession or reasonable control of the Company or any of its Subsidiaries that relates to the Company or any of its Subsidiaries (or any of their respective predecessors) or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors).

(c) Neither the Company nor any of its Subsidiaries owns, leases or operates any real property in New Jersey or Connecticut.

(d) For purposes of this Section 4.22, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.23. Material Contracts.

(a) Except as set forth on Section 4.23(a) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or bound by:

(i) any lease (whether of real or tangible personal property) providing for annual rentals of $100,000 or more;

(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $100,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $250,000 or more;

(iii) any license, sales, rental, distribution or other similar agreement providing for the license, sale, rental or distribution by the Company or any of its Subsidiaries of technology, materials, supplies, goods, services, equipment or other assets that expressly provides for (or would reasonably be expected to result in) either annual payments to the Company or any of its Subsidiaries of $100,000 or more or aggregate payments to the Company or any of its Subsidiaries of $250,000 or more;

(iv) any agreement for the purchase or license of technology, materials, supplies, goods, services, equipment or other tangible or intangible assets that provides for (or would reasonably be expected to result in) either annual payments by the Company or any of its Subsidiaries of $100,000 or more or aggregate payments by the Company or any of its Subsidiaries of $250,000 or more;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in each case having a principal amount in excess of $100,000;

(vii) any agency, dealer, sales representative, marketing or other similar agreement;

(viii) any consulting, services, development or collaboration agreement or other agreement for development, commercialization, marketing or sales of products and services for the Company or any of its Subsidiaries, including joint ventures, involving annual payments by or to the Company or any of its Subsidiaries of $100,000 or more or aggregate payments by or to the Company or any of its Subsidiaries of $250,000 or more;

(ix) any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Surviving Corporation, Parent or any of Parent’s Affiliates after the Closing Date;

(x) any agreement imposing material indemnification obligations on the Company or any of its Subsidiaries, or granting material indemnification rights to the Company or any of its Subsidiaries, other than indemnification provisions arising in the ordinary course of business and consistent with past practices, including without limitation in purchase orders, customer agreements or indemnities of lessors (other than any Affiliate) under any leases;

(xi) any agreement containing a “most favored nation” or similar provision or providing for minimum purchase or sale obligations;

(xii) any agreement with (A) any Company Shareholder or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Company Shareholder or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Company Shareholder or any of its Affiliates or (D) any director or officer of any Company Shareholder (including in respect of indemnification of such director or officer) or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

(xiii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, Company Securities or debt instruments, or any undertaking, promise or other obligation, written or oral, of the Company or any of its Subsidiaries to issue any Company Securities or Company Subsidiary Securities; or

(xiv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Section of the Company Disclosure Schedule, or required to be disclosed pursuant to this Section 4.23 or which would have been required to be so disclosed had it been in existence as of the date of this Agreement (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The Company and its Subsidiaries are in compliance in all material respects with and have not materially breached, violated or defaulted under, or received notice that they have materially breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event or occurrence that would constitute such a material breach, violation or default (with or without the lapse of time, giving of notice or both) by the Company or any of its Subsidiaries or Knowledge of any material breach, violation or default (with or without the lapse of time, giving of notice or both) by any Third Party. The Company has delivered to Parent prior to the date hereof accurate and complete copies of all Material Contracts in existence as of the date hereof.

(c) No third party to a Material Contract is renegotiating, or has a right (absent any default or breach of a Material Contract) pursuant to the terms of any Material Contract to renegotiate, any material amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract. None of the Company or any of its Subsidiaries has received any written or verbal indication of an intention to terminate any Material Contract by any of the parties to any Material Contract.

(d) The transactions contemplated by this Agreement will not give rise to any notice or consent requirements or rights of termination under any Material Contract.

Section 4.24. Finders’ Fees. Except for Stifel, Nicolaus & Company, Incorporated, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25. Opinion of Financial Advisor. The Company has received the opinion of Stifel, Nicolaus & Company, Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s shareholders from a financial point of view.

Section 4.26. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from all applicable Oregon state law antitakeover provisions, including, without limitation, the Oregon Control Share Act and ORS 60.825 to 60.845, and such action is effective as of the date of this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document filed after December 27, 2014 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and (with respect to Parent) in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true and complete copies of the certificate of incorporation or articles of incorporation (as applicable) and bylaws of Parent and Merger Subsidiary as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing relating to the transactions contemplated hereby.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole shareholder of Merger Subsidiary, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent’s stockholders and (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of articles of merger with respect to the Merger with the Oregon Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or articles of incorporation (as applicable) or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than Permitted Liens or Liens created or imposed in connection with the Financing, on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of 250,000,000 shares of Parent Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the Capitalization Reference Date, there were outstanding 58,088,969 shares of Parent Stock, no shares of preferred stock of Parent, employee stock options to purchase an aggregate of 2,280,195 shares of Parent Stock (of which options to purchase an aggregate of 1,825,028 shares of Parent Stock were exercisable) and 2,572,138 shares subject to outstanding restricted stock units. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. SEC Filings. As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1934 Act.

Section 5.07. Disclosure Documents. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the shareholders of the Company or at the time of the Company Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.07 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.08. Absence of Certain Changes. Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than: (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date; and (iii) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.10. Availability of Cash Merger Consideration. Parent and Merger Subsidiary have, or will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to permit Parent and Merger Subsidiary to perform all of their obligations under this Agreement and consummate the Merger, including the timely payment in full of the Per Share Cash Consideration.

Section 5.11. Financing Arrangements. Parent has delivered to the Company a true and complete fully executed copy of the commitment letter, dated as of the date hereof, among Parent and the other parties named therein, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the Financing Parties have severally committed to lend the amounts set forth in the Commitment Letter to

Parent (the “Financing”) for the purposes set forth in the Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to Parent’s Knowledge, the Financing Parties, in each case as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and general principles of equity. There are no conditions precedent or contingencies related to the obligations of the Financing Parties to fund the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. As of the date of this Agreement (x) no event has occurred which would constitute a material breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Parent under the Commitment Letter or, to Parent’s Knowledge, any other party to the Commitment Letter and (y) (i) assuming the satisfaction of the conditions set forth in Section 9.01 and Section 9.02 and (ii) the satisfaction by the Company of its obligations under Section 8.01(c), Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent at the Closing. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Parent has delivered a true and complete copy to the Company prior to the date hereof (other than with respect to redacted fee information, but which fee information does not relate to the amounts, conditionality of, or contain any conditions precedent to, the funding of the Financing), and as of the date hereof there are no side letters or other agreements, contracts or arrangements (except for any agreements entered into after the date of this Agreement that are expressly contemplated by the Commitment Letter) related to the Financing, or the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter and delivered to the Company prior to the date hereof. Parent has fully paid or will pay when due all commitment fees or other fees required to be paid in connection with the Commitment Letter and the Financing.

Section 5.12. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.13. Compliance with Laws and Court Orders. Each of Parent and each of its Subsidiaries is, and since January 1, 2013 has been, in compliance with, and to the Knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.14. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the Knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.15. Employee Benefit Plans. (a) Section 5.15 of the Parent Disclosure Schedule contains a correct and complete list identifying each material Parent Employee Plan.

(b) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains or contributes to, or has any liability with respect to, any Parent Employee Plan subject to Title IV of ERISA.

(c) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates contributes to, or has in the past six years contributed to, any Multiemployer Plan.

(d) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion or advisory letter issued to the prototype or volume submitter sponsor, and Parent is not aware of any reason why any such determination letter would be revoked so as to result in a Parent Material Adverse Effect. Except as would not result have a Parent Material Adverse Effect, each Parent Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan. Except as would not have a Parent Material Adverse Effect, to the Knowledge of Parent, no events have occurred with respect to any Parent Employee Plan that could reasonably be expected to result in payment or assessment by or against Parent or any of its Subsidiaries of any material excise taxes under the Code.

(e) Neither Parent nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries, except (i) as required by Applicable Law, including Section 4980B of the Code, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits occurring at or prior to termination of employment, and (v) conversion rights.

(f) All material contributions and payments due under each Parent Employee Plan have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Parent Balance Sheet.

(g) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Parent, threatened against or involving, any Parent Employee Plan before any Governmental Authority, which, if decided adversely to Parent or its Subsidiaries, would result in a Parent Material Adverse Effect.

(h) Parent has provided the Company with a list and copies of each material Parent Employee Plan covering any non-U.S. employees of Parent or any of its Subsidiaries (each, a “Parent International Plan”). Except as would not have a Parent Material Adverse Effect, each Parent International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Parent International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. Except as would not have a Parent Material Adverse Effect, according to the actuarial assumptions and valuations most recently used for the purpose of funding each Parent International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the date hereof the total amount or value of the funds available under such Parent International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits accrued as of such date of all participants and past participants therein in respect of which Parent or any of its Subsidiaries has or would have after the Effective Time any obligation.

Section 5.16. Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists solely of 100 shares of common stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent (free and clear of all Liens, other than Permitted Liens). Since its date of incorporation, Merger Subsidiary has not carried on any business nor conducted any operations or activities and has not incurred any liabilities or obligations whatsoever, in each case other than the execution and delivery of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time and except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except in connection with (A) the payment of the exercise price of a Company Stock Option outstanding on the date of this Agreement or as permitted by this Agreement in accordance with its terms on the date of this Agreement or (B) tax withholding in connection with the exercise of a Company Stock Option or the vesting or settlement of a Company Restricted Stock Unit, in each case, outstanding on the date of this Agreement or as permitted by this Agreement in accordance with its terms on the date of this Agreement;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of the Company Stock pursuant to Company Compensatory Awards that are outstanding on the date of this Agreement in accordance with the terms of such Company Compensatory Awards on the date of this Agreement, (B) pursuant to the Company ESPP (subject to the provisions of Section 6.05(b)), (C) grants to newly hired employees of Company Restricted Stock Units in the ordinary course of business, provided that the aggregate number of shares of Company Stock underlying such Company Restricted Stock Units does not exceed 30,000 in the aggregate and (D) the issuance of any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the 2016 capital expenditure budget that has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $100,000 individually or $250,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien other than Permitted Liens (excluding (x) Liens described in clause (ii) of the definition of “Permitted Lien” that are granted after the date hereof and (y) Liens described in clause (vi) of the definition of “Permitted Lien”) on any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $100,000 individually or $250,000 in the aggregate;

(g) other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the Company and its Subsidiaries) outstanding at any time greater than $250,000;

(i) (i) enter into any contract, agreement, arrangement or understanding of the type referred to in Section 4.23(a)(ix) or (ii) enter into, amend, extend or modify in any material respect or terminate any Material Contract (other than in the ordinary course of business and consistent with past practice, provided that the Company promptly notifies Parent of any such entry into or amendment, extension or modification of a Material Contract, other than standard form purchase orders with existing customers and suppliers on terms consistent with existing agreements with such customers and suppliers) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary exceeds $100,000 (A) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except, with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual base salary does not exceed $100,000, for increases in the ordinary course of business consistent with past practice;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) subject to Section 6.06 with respect to the matters contemplated thereby, settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries or (ii) any shareholder litigation or dispute against the Company or any of its officers or directors;

(m) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Company Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or

(n) agree, resolve or commit to do any of the foregoing.

Section 6.02. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall, upon reasonable notice, (i) give to Parent and its Representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to reasonably cooperate with Parent and its Representatives in their investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding the foregoing, the Company shall not be required to disclose information to the extent such disclosure (A) may result in a waiver or impairment of attorney-client privilege, work product doctrine or similar privilege or (B) may violate any confidentiality obligation of such party (provided, however, that the Company and Parent shall use commercially reasonable efforts to make alternative arrangements to provide such disclosure in a way that does not result in the waiver or impairment of such privilege or violate such obligation).

Section 6.03. Company Shareholder Meeting. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the Registration Statement is declared effective under the 1933 Act for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.04, the Board of Directors of the Company shall (i) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s shareholders, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval, (iii) not effect an Adverse Recommendation Change and (iv) otherwise comply with all legal requirements applicable to such meeting.

Section 6.04. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation, fail to include the Company Board Recommendation in the Proxy Statement, recommend an Acquisition Proposal or fail to recommend against any Acquisition Proposal within five Business Days after it is made public, or make any public statement that is inconsistent with the Company Board Recommendation, or publicly propose to do any of the foregoing (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested shareholder” under, ORS 60.825 to 0.845 or cause the Oregon Control Share Act to become applicable to the Merger or the transactions contemplated by this Agreement or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.04(a), at any time prior to the adoption of this Agreement by the Company’s shareholders:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.04(a), has made after the date of this Agreement a Superior Proposal or a bona fide written Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (that includes standstill obligations) (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Mutual Nondisclosure Agreement (including the standstill obligations) dated March 10, 2015 between the Company and Parent (the “Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; and

(ii) subject to compliance with Section 6.04(d), the Board of Directors of the Company may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) in response to an Intervening Event.

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to take such action would constitute a breach of its fiduciary duties under Oregon Law.

In addition, nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04; provided that any such action taken or statement made that relates to an Acquisition Proposal, other than a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the 1934 Act, shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.04 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a current basis of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and material details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.04(c).

(d) “Last Look”. Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)) unless (i) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an

Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) Parent does not make, within five Business Days after its receipt of that written notification, an offer that (A) in the case of any Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.04(d)) or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, obviates the need for such recommendation change.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company’s shareholders than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)), which the Board of Directors of the Company determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 6.05. Employee Matters. (a) Effective immediately prior to the Closing, unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each a “Company 401(k) Plan”), effective no later than the day immediately preceding the Closing Day. The Company shall provide Parent with a copy of the resolutions adopted by the Board of Directors of the Company terminating such Company 401(k) Plans. The form and substance of such resolutions shall be subject to the reasonable advance approval of Parent. In connection with the termination by the Company of any Company 401(k) Plan, Parent shall use its commercially reasonable efforts to cause the Parent Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Parent 401(k) Plan”) to accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) from such Company 401(k) Plan to any employees of the Company or any of its Subsidiaries who remain employed by Parent or any of its Subsidiaries at the time of such rollover, including the amount of any unpaid balance of any participant loan made under such Company 401(k) Plan, if such rollovers are elected by any such employee.

(b) The Company shall ensure that (i) no new offering periods under the Company ESPP will commence during the period from the date of this Agreement through the Effective Time, (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Company ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (iii) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. If applicable, the Company shall establish an early purchase date under the Company ESPP that is at least ten (10) Business Days prior to the Effective Time with respect to all offering periods otherwise then in effect under the Company ESPP (the “Final Exercise Date”). Each purchase right outstanding under the Company ESPP on the Final Exercise Date shall be exercised on such date for Company Stock in accordance with the terms of the Company ESPP and shall terminate immediately after such exercise. The Company shall terminate the Company ESPP as of not later than the Business Day immediately prior to the Effective Time.

Section 6.06. Shareholder Litigation. The Company shall give Parent an opportunity to participate in the defense (at Parent’s sole cost) of any shareholder litigation brought against the Company or its directors or officers relating to the transactions contemplated by this Agreement. The Company shall give Parent the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 6.07. Termination of Existing Credit Facility. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Closing of all commitments in respect of the Existing Credit Facility, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent at least two (2) Business Days prior to the Closing Date an executed payoff letter with respect to the Existing Credit Facility (the “Payoff Letter”) in form and substance customary for transactions of this type, from the Person or applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Existing Credit Facility relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date hereof until the Effective Time and except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule or as required by Applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as required by Applicable Law, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Parent or any of its Subsidiaries, except in connection with (A) the payment of the exercise price of a stock option, (B) tax withholding in connection with the exercise of a stock option or the vesting or settlement of a restricted share or restricted share unit or (C) repurchases of Parent Stock pursuant to Parent’s existing stock repurchase plan in accordance with Rule 10b-18 of the 1934 Act;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of Parent or any of its Subsidiaries, other than the issuance of (A) stock options or other equity compensation arrangements in the ordinary course of business consistent with past practices, including annual grants of restricted stock units to Parent’s employees (B) any shares of Parent Stock upon the exercise of Parent stock options or other equity compensation arrangements that are outstanding on the date of this Agreement or issued in compliance with the preceding clause (A), in each case in accordance with the terms of those options or arrangements and (C) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent or (ii) amend in any material respect any term of any securities of Parent or any of its Subsidiaries (in each case, whether by merger, consolidation or otherwise); or

(d) agree, resolve or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Oregon Law or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof or agreements between an Indemnified Person and the Company or any of its Subsidiaries as of the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence in the Company’s articles of incorporation and bylaws on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain (from the Company’s current insurance carrier or from another insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance) and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons under the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any other matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period from another insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and with terms, conditions, retentions and limits of liability that are no less advantageous to the Indemnified Persons than those provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(e) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Oregon Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and his or her heirs and legal representatives.

Section 7.05. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued as part of the Merger Consideration to be to be approved for quotation on the NASDAQ Global Market, subject to official notice of issuance.

Section 7.06. Employee Matters.

(a) Immediately following the Effective Time through December 31, 2016 (the “Benefits Continuation Period”), Parent shall, and shall cause it Subsidiaries (including the Surviving Corporation) to, provide each continuing employee of the Company and its Subsidiaries (the “Continuing Employees”) with (i) base salary (or base wages) and annualized cash target bonuses, in the aggregate, no less favorable than the base salary (or base wages) and annualized cash target bonuses, in the aggregate, provided to such Continuing Employee immediately prior to the Effective Time, and (ii) benefits (other than equity-based benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee as of the date of this Agreement (or, if greater, immediately prior to the Effective Time). From and after the Effective Time, for the purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Affiliates, Parent shall, and shall cause its Subsidiaries (including, the Surviving Corporation) to, cause each Continuing Employee to receive service credit for service with the Company and its Subsidiaries to the same extent such service credit was granted under the Company Employee Plans (other than for the purposes of benefit accrual under a defined benefit plan) immediately prior to the Effective Time. Parent shall, and shall cause its Subsidiaries and Affiliates (including, the Surviving Corporation) to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements, evidence-of-insurability requirements and all other limitations and restrictions with respect to participation and coverage requirements applicable to the Continuing Employees (and any spouses, domestic partners, dependents and beneficiaries thereof) under any welfare benefit plans that such individuals may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time and (ii) use commercially reasonable efforts to provide each Continuing Employee with credit for any co-payments, deductibles and other out-of-pocket amounts paid prior to the Effective Time in satisfying any applicable co-payment, deductible and out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

(b) Notwithstanding the foregoing, the provisions of Section 7.06(a) shall apply only with respect to Continuing Employees who are covered under Company Employee Plans that are maintained primarily for the benefit of employees of the Company employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Employee Plans). With respect to Continuing Employees not described in the preceding sentence, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws relating to employees and employee benefits matters applicable to such employees.

(c) Without limiting the generality of Section 11.06, the provisions of this Section 7.06 are solely for the benefit of the parties to this Agreement, and no current or former employee or other service provider or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement. Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Company Employee Plan or any other compensation or benefit plan, program or arrangement of the Company, Parent or any of their respective Subsidiaries for any purpose, (ii) guarantee employment for any period of time, or preclude the ability of Parent or the Surviving Corporation and its Subsidiaries to terminate any employee of the Company or any of its Subsidiaries for any reason, (iii) require Parent or the Surviving Corporation or any of their respective Subsidiaries to continue any Company Employee Plan, employee benefits plans or arrangements or prevent the amendment, modification or termination thereof, in accordance with the terms thereof and Applicable Law.

Section 7.07. Financing Efforts.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing or any Substitute Financing on the terms, and subject to the conditions, set forth in the Commitment Letter, including using its reasonable best efforts to (i) comply with and maintain in effect the Commitment Letter, (ii) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contained in the Commitment Letter (or with conditions no less favorable to Parent than the conditions set forth in the Commitment Letter), (iii) satisfy on a timely basis all the conditions to the Financing and the definitive agreements related thereto and (iv) not take or fail to take any action that would reasonably be expected to prevent or delay the availability of the Financing on the terms and conditions contemplated by the Commitment Letter. Parent shall, after obtaining Knowledge thereof, give the Company prompt written notice of any (A) material breach or default by a Financing Party or any party to the Commitment Letter or any definitive document related to the Financing or (B) withdrawal, repudiation or termination of the Financing by the Financing Parties. In the event that all conditions to the Commitment Letter have been satisfied (other than the consummation of the Merger), Parent shall use its reasonable best efforts to cause the Financing Parties to fund the amount of the Financing at or prior to the Closing, to the extent the proceeds thereof are required to consummate the Closing, the Merger and the other transactions contemplated by this Agreement. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 7.07, such new commitment letters will be deemed to be a part of the “Financing” and deemed to be the “Commitment Letter” for all purposes of this Agreement. Parent shall promptly (and in any event within one Business Day after its receipt thereof) deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Commitment Letter or any fee letters. Parent will not amend, modify, waive or replace the Commitment Letter in a manner that adds material conditions precedent to the funding of the Financing on the Closing Date or that could otherwise reasonably be expected to impair, delay or prevent the availability of all or a part of the Financing in any material respect, without the Seller’s prior written consent (it being understood and agreed that, in any event, Parent may amend the Commitment Letter to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letter as of the date of this Agreement).

(b) If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable to Parent, or it becomes reasonably likely that such funds may become unavailable to Parent on the terms and conditions contemplated by the Commitment Letter, Parent shall as promptly as practicable following the occurrence of such event (x) notify the Company in writing thereof, (y) use reasonable best efforts to obtain substitute financing sufficient to enable Parent to consummate the Closing and the Merger and the other transactions contemplated by this Agreement (the “Substitute Financing”) and (z) use reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing (on comparable or more favorable terms to Parent (as determined in the reasonable judgment of Parent) than those set forth in the Commitment Letter) and, promptly after execution thereof, deliver to the Company true and complete copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing will be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Commitment Letter” for all purposes of this Agreement.

Section 7.08. Parent Board. Parent shall take all appropriate action to appoint one Company nominee (which nominee shall be selected by Parent) to the Board of Directors of Parent promptly after the Effective Time, including adjusting the size of the Board of Directors of Parent if necessary, all in accordance with Parent’s bylaws. Such nominee’s appointment to the Board of Directors of Parent shall be subject to the consent of such nominee.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include(A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any portion of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing drafts of such filings and notifications to the non-filing party and its advisors before filing. Such cooperation and consultation shall be governed by the parties’ January 21, 2016 Joint Defense and Common Interest Agreement. Parent shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned). No party shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(c) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting Representatives, to, use its reasonable best efforts to cooperate with Parent in its efforts to consummate the Financing. Such reasonable best efforts shall include, to the extent reasonably requested by Parent and at sole cost to Parent, (i) providing customary information relating to the Company and its Subsidiaries to Parent and the lenders and other financial institutions that are or may become parties to the Financing (the “Financing Parties”) to the extent reasonably requested by Parent to assist in preparation of documents to be used for the completion of the Financing, as contemplated by the Commitment Letter or the definitive agreements governing the Financing that are consistent with the Commitment Letter (the “Financing Documents”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and the Company’s Representatives, with appropriate seniority and expertise, of the Company) and due diligence sessions (including accounting due diligence sessions) and sessions with ratings agencies, in each case as are reasonably necessary for the completion of the Financing by the Financing Parties, (iii) assisting in the preparation of documents and materials, including the Financing Documents, in each case as are reasonably necessary for the completion of the Financing by the Financing Parties, (iv) cooperating with the marketing efforts for the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries as reasonably determined by the Company), (v) providing reasonable assistance in the preparation of and executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates, legal opinions or other documents (including surveys, title insurance and insurance certificates) and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) providing reasonable assistance in connection with Parent’s preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements, (vii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including participation in due diligence sessions, (viii) using its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to Parent and/or Merger Subsidiary at the

Closing, solely in connection with the funding of the Merger Consideration (ix) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing, if true, a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (x) using its reasonable best efforts to ensure that the Financing Parties benefit materially from the existing lending and banking relationships of the Company and its Subsidiaries and that the Financing Parties have the benefit of “clear market” provisions in the Commitment Letter relating to the Company and its Subsidiaries, (xii) (A) as soon as available and in any event within 45 days after the end of each fiscal quarter subsequent to the fiscal quarter ended September 30, 2015 (other than the quarter ended December 31, 2015), providing unaudited consolidated balance sheets and related unaudited consolidated statements of operations and cash flows of the Company for such fiscal quarter, for the period elapsed from the beginning of the most recently completed fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year, for which the independent public accountants of the Company shall have performed a SAS 100 review and (B) as soon as available and in any event within 90 days after the fiscal year ended December 31, 2015, providing audited consolidated balance sheets and related audited consolidated statements of operations and cash flows of the Company for such fiscal year, (xii) assisting Parent in connection with Parent’s preparation of pro forma financial statements or reports, (xiii) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by this Agreement to be paid off, discharged and terminated on the Closing Date, (xiv) as soon as practicable, furnishing written notice to Parent and Merger Subsidiary if the Company shall have Knowledge of any facts as a result of which a restatement of any financial statements for such financial statements to comply with GAAP is probable, (xv) providing, at least two Business Days prior to the Closing Date, all documentation and other information with respect to the Company and its Subsidiaries that are required by regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act of 2001, and reasonably requested by Parent at least five Business Days prior to the Closing Date and (xvi) cooperating reasonably with the Financing Parties’ due diligence efforts and with their efforts to obtain guarantees from the Company and its Subsidiaries and to obtain and perfect security interests in the assets of the Company and its Subsidiaries intended to constitute collateral securing such financing, with such cooperation occurring prior to or simultaneously with the Closing; provided that the execution of any guarantees or security arrangements shall not take effect until the Closing, in each case, to the extent customary and reasonable; provided, that (A) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 8.01(c) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary shall be permitted to disclose such information in accordance with the Commitment Letter and (B) the Company shall be permitted a reasonable period to comment on those portions of the confidential information memorandum circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Notwithstanding anything to the contrary contained in this Agreement: (x) the Board of Directors (or similar bodies) of the Company or any of its Subsidiaries will not be required to enter into any resolutions or take similar action approving the Financing or Financing Documentation, and (y) nothing in this Agreement will require any action by the Company or its Subsidiaries to the extent that it would (A) require the Company or its Subsidiaries to pay any commitment or other fees or reimburse any expenses or become party to or bound by any agreements that are not contingent on the occurrence of the Effective Time or incur any liability or give any indemnities that are not contingent on the occurrence of the Effective Time or (B) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries.

Section 8.02. Proxy Statement; Registration Statement. (a) As promptly as practicable after the date hereof, the Company and Parent shall prepare and file the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included) with the SEC. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such the preparation and filing of the Proxy Statement and Registration Statement. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 6.04, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder. Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) and 9.02(c) not to be satisfied; and

(e) any failure of that party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Confidentiality. The parties acknowledge that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, as modified by that certain letter agreement dated December 30, 2015 between the parties hereto (including, without limitation, the extension of the confidentiality term of the Confidentiality Agreement through December 30, 2017).

Section 8.07. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NASDAQ Global Market to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ Global Market and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with Oregon Law;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e) the shares of Parent Stock to be issued in the Merger shall have been approved for quotation on the NASDAQ Global Market, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(i), 4.05 (except for any de minimis inaccuracy) and 4.25 shall be true at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (B) the representations and warranties of the Company contained in Sections 4.06, 4.24 and 4.26 (with respect to Oregon law) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not be in effect any restraining order, preliminary or permanent injunction or other similar order by any Governmental Authority and there shall not have been instituted or pending any action or proceeding by any Governmental Authority, in any such case (i) prohibiting, challenging or seeking to make illegal or otherwise directly or indirectly seeking to restrain or prohibit the consummation of the Merger, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the stock of the Surviving Corporation, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Affiliates following the Effective Time on all matters properly presented to the Company’s shareholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole; and

(c) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.04(i) and 5.05 (except for any de minimis inaccuracy) shall be true at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein)

shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b) there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before August 4, 2016 (the “End Date”); provided, that if on the End Date, one or more of the Regulatory Conditions shall not have been satisfied, but all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then either Company or Parent may, no later than 11:59 pm Pacific on the End Date, deliver a written notice (an “Extension Notice”) to the other party notifying it of its intention to extend the End Date by up to 90 calendar days, and the End Date shall be so extended if (but only if) the receiving party consents thereto in writing by 11:59 pm Pacific on the second Business Day after receipt of such notice (the “Extension Deadline”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated on or before the End Date;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request to do so from Parent;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii) there shall have been an intentional and material breach of Section 6.03 or Section 6.04; or

(d) by the Company, if:

(i) prior to the Company Shareholder Meeting, the Board of Directors of the Company shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.04(d), in order to enter into a definitive, written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, that, if such termination shall result from the intentional (i) breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02, Section 8.06, Article 11 (other than Section 11.13) and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and email transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

7005 Southfront Road

Livermore, California 94551

Attention: Jason Cohen

Email: jcohen@formfactor.com

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Sarah K. Solum

Email: sarah.solum@davispolk.com

if to the Company, to:

9100 SW Gemini Drive

Beaverton, Oregon 97008

Attention: Jeff Killian

Email: Jeff.Killian@cmicro.com

with a copy to:

Perkins Coie LLP

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209-4128

Attention: Roy W. Tucker

Email: rtucker@perkinscoie.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Article 2, Sections 7.04, 7.05, 7.06, 8.08, 11.06, 11.07, 11.08 and this Section 11.02.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under Oregon Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(c) Notwithstanding anything to the contrary contained herein, this Section 11.03(c), Section 11.06(a), Section 11.07, Section 11.08(a), Section 11.08(c), Section 11.09, Section 11.13 and Section 11.14 (and any provision of this Agreement to the extent an amendment, supplement, waiver or modification of such provision would modify the substance of any of the foregoing provisions) may not be amended, supplemented, waived or otherwise modified in a manner that impacts or is adverse in any respect to any Financing Party without the prior written consent of such Financing Party.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $10,830,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (other than in the circumstances described in Section 11.04(b)(iii)) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of the Company or its shareholders and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its shareholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) and, as of the termination date, (A) one or more of the Regulatory Conditions has not been satisfied and (B) all of the other conditions set forth in Sections 9.01 and 9.02 have been satisfied or waived (other than any such conditions which by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied if the Closing Date were the date of termination) (provided that for purposes of determining whether the conditions set forth in Section 9.02(a) or 9.02(c) have been satisfied, the definition of “Company Material Adverse Effect” shall be interpreted without taking into account any effect resulting from or any action taken or instituted by a Governmental Authority in connection with the HSR Act), then Parent shall pay to the Company in immediately available funds $16,245,000 (the “Antitrust Termination Fee”), in the case of a termination by the Company, within five Business Days after such termination and, in the case of a termination by Parent, immediately before and as a condition to such termination. Notwithstanding the above, no Antitrust Termination Fee shall be payable by Parent pursuant to this Section 11.04(b)(iii) if (x) the failure of a Regulatory Condition to be satisfied is caused by an intentional and material breach by the Company of Section 8.01 or (y) Parent has delivered to the Company an Extension Notice and the Company fails to provide its written consent to the extension of the End Date by the Extension Deadline.

(iv) The Termination Fee or Antitrust Termination Fee, if payable, shall be payable only once even though the Termination Fee or Antitrust Termination Fee may be payable under one or more provisions of this Agreement.

(c) Other Costs and Expenses. Each of the Company and Parent acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the Company, Parent or Merger Subsidiary would enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay any amount due to Parent or the Company, as applicable, pursuant to this Section 11.04, such party shall also pay any costs and expenses incurred by Parent or Merger Subsidiary or the Company, as applicable, in connection with a legal action to enforce this Agreement that results in a judgment against the Company or Parent, as applicable, for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, if either the Termination Fee or Antitrust Termination Fee is required to be paid as a result of termination of this Agreement, then Parent’s receipt of the Termination Fee or the Company’s receipt of the Antitrust Termination Fee, as applicable, pursuant to this Section 11.04 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent and its Affiliates against the Company or any of its shareholders, directors, officers, agents or other Affiliates or Representatives (in the case of the Termination Fee) or the Company and its Affiliates against Parent or any of its respective shareholders, directors, officers, agents or other Affiliates or Representatives (in the case of the Antitrust Termination Fee) for (x) any and all liabilities and damages incurred or suffered as a result of the failure of the Merger to be completed and (y) any and all other liabilities and damages incurred or suffered as a result of or under this Agreement and the transactions contemplated by this Agreement, and (1) upon payment of the Termination Fee in accordance with this Section 11.04, neither the Company nor any of its shareholders, directors, officers, agents or other Affiliates or Representatives, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or (2) upon payment of the Antitrust Termination Fee in accordance with this Section 11.04, neither Parent nor any of its shareholders, directors, officers, agents or other Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided that if (A) Parent or Merger Subsidiary receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Termination Fee pursuant to this Section 11.04 or (B) the Company receives any payments from Parent or Merger Subsidiary in respect of any breach of this Agreement and thereafter the Company receives the Antitrust Termination Fee pursuant to this Section 11.04, the amount of such Termination Fee or Antitrust Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Termination Fee or Antitrust Termination fee, as applicable, in respect of any such breaches; and, provided further, that the foregoing shall not impair the rights of Parent or the Company, if any, to obtain injunctive relief pursuant to Section 11.13 prior to any termination of this Agreement.

Section 11.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document or Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors” or containing a description or explanation of forward-looking statements be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns and, to the extent provided in the immediately succeeding sentence, the Financing Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 7.04, (ii) for the rights of the Financing Parties as provided in Section 11.08(c), (iii) that the Financing Parties are hereby made express third party beneficiaries of Section 11.03(c), this Section 11.06(a), Section 11.07, Section 11.08(a), Section 11.09, Section 11.13 and Section 11.14.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state (except that the provisions of the laws of the State of Oregon shall apply with respect to the effectiveness of the merger, fiduciary duties and any provisions set forth herein that are required to be governed by such laws or where such laws are otherwise mandatorily applicable to the transactions contemplated hereby).

Section 11.08. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Each party hereto further irrevocably and unconditionally (i) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise any claim (x) that it is not personally subject to the personal jurisdiction of such court or (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (ii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.

(b) EACH OF PARENT, MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES UNITED CORPORATE SERVICES, INC. (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 875 WALKER ROAD SUITE C, DOVER, DELAWARE 19904 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

(c) Notwithstanding the provisions of Section 11.08(a), each of the parties hereto hereby agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 11.09 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim, (ii) service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.01, or in any other manner permitted by Applicable Law, shall be effective service of process against them for any such action brought in any such action, claim, cross-claim or third-party claim, (iii) a final judgment in any such action, claim, cross-claim or third-party claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (iv) any such action, claim, cross-claim or third-party claim shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures received as a “.pdf” attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.14. Non Recourse against Financing Parties. Notwithstanding anything to the contrary contained herein, the Company agrees on behalf of itself and its Affiliates that none of the Financing Parties shall have any liability or obligation to the Company or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Financing). This Section 11.14 is intended to benefit and may be enforced by the Financing Parties and shall be binding on all successors and assigns of the Company.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CASCADE MICROTECH, INC.

By:	/s/ Michael D. Burger
	Name:	Michael D. Burger
	Title:	President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

FORMFACTOR, INC.

By:	/s/ Michael D. Slessor
	Name:	Michael D. Slessor
	Title:	Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

CARDINAL MERGER SUBSIDIARY, INC.

By:	/s/ Jason Cohen
	Name:	Jason Cohen
	Title:	President and Secretary

[Signature page to Agreement and Plan of Merger]

Exhibit A

REGISTRY NUMBER: [        ]

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CASCADE MICROTECH, INC.

These Amended and Restated Articles of Incorporation are adopted pursuant to ORS 60.437 and replace in its entirety the existing Articles of Incorporation.

ARTICLE I

NAME OF CORPORATION

The name of the corporation is Cascade Microtech, Inc. (the “Corporation”).

ARTICLE II

AUTHORIZED SHARES

The aggregate number of shares that the Corporation has authority to issue is 100 shares of common stock without par value. The holders of the common stock have unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution.

ARTICLE III

ACTION BY MAJORITY CONSENT

Any action required or permitted to be taken at an annual or special meeting of shareholders of the Corporation may be taken without a meeting if consented to in writing by the holders of outstanding shares having at least the minimum number of votes necessary to authorize or ratify such an action if taken at a meeting at which all shares entitled to vote were present and voted.

ARTICLE IV

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

4.1 Indemnification. The Corporation will indemnify each of its directors to the fullest extent permitted under the Act, as it now exists or may hereafter be amended, against all expense, liability, and loss (including, without limitation, attorney fees) incurred or suffered by such a person by reason of or arising from the fact that the person is or was a director of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and such indemnification will continue as to a person who has ceased to be a director, officer, partner, trustee, employee, or agent and will inure to the benefit of his or her heirs, executors, and administrators. The Corporation may, by action of the board of directors, provide indemnification to officers, employees, and agents of the Corporation who are not directors with the same scope and effect as the indemnification provided in this Article IV to directors. The indemnification provided in this Article IV is not exclusive of any other rights to which any person may be entitled under any statute, bylaw, agreement, resolution of shareholders or directors, contract, or otherwise.

EX-A-1

4.2 Advancement of Expenses. The Corporation may pay for or reimburse the reasonable expenses incurred by any current or former director or officer of the Corporation, who is a party to a proceeding in advance of the final disposition of the proceeding to the fullest extent permitted by the Act, provided that the director or officer furnishes the Corporation with (1) a written affirmation of the director’s or officer’s good-faith belief that the director or officer has met the standard of conduct described in ORS 60.391 and (2) a written undertaking, executed personally on the director’s or officer’s behalf, to repay the advance if it is ultimately determined that the director or officer did not meet that standard of conduct.

ARTICLE V

LIABILITY OF DIRECTORS

No director of the Corporation will be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except that this Article V does not eliminate the liability of a director for any act or omission for which such an elimination of liability is not permitted under the Oregon Business Corporation Act.

ARTICLE VI

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is [        ], and the name of the initial registered agent of the Corporation at that address is [        ].

DATED:                     , 2016.

[ ]
President

Person to contact about this filing: [        ]

EX-A-2

Annex B

February 3, 2016

Board of Directors

Cascade Microtech, Inc.

9100 SW Gemini Drive

Beaverton, Oregon 97008

Members of the Board:

Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Cascade Microtech, Inc. (the “Company”) is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) among FormFactor, Inc. (the “Buyer”), Cardinal Merger Subsidiary, Inc. (“Merger Sub”), a wholly-owned subsidiary of the Buyer, and the Company, pursuant to which the Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation, and each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (such shares, excluding shares of the Company Common Stock held by the Company as treasury stock (other than shares in a Company Employee Plan (as defined in the Merger Agreement)) or held by the Buyer or any subsidiary of either the Company or the Buyer, the “Company Shares”) will be converted into the right to receive a combination of (a) $16.00 in cash (the “Cash Consideration”); and (b) 0.6534 shares of the Buyer’s Common Stock, par value $0.001 per share (the “Stock Consideration”, and collectively with the Cash Consideration, the “Merger Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).

The Board of Directors of the Company (the “Board”) has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view and as of the date hereof, to the holders of Company Shares of the Merger Consideration to be received by such holders of Company Shares from the Buyer in the Merger pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)	discussed the Merger and related matters with the Company’s counsel and reviewed a draft copy of the Merger Agreement, dated January 30, 2016;

(ii)	reviewed the audited consolidated financial statements of the Company contained in its Annual Reports on Form 10-K for the two years ended December 31, 2014, and the unaudited consolidated financial statements of the Company for the year ended December 31, 2015 as prepared by the Company’s management;

(iii)	reviewed the audited consolidated financial statements of the Buyer contained in its Annual Reports on Form 10-K for the two years ended December 31, 2014, and the unaudited consolidated financial statements of the Buyer for the year ended December 31, 2015 as prepared by the Buyer’s management;

(iv)	reviewed and discussed with the Company’s management certain other publicly available information concerning the Company and the Buyer;

787 7th Avenue, 11th Floor, New York, New York 10019
Stifel, Nicolaus & Company, Incorporated	Member SIPC & NYSE	www.Stifel.com

Board of Directors – Cascade Microtech, Inc.

February 3, 2016

(v)	held discussions with the Buyer’s senior management and financial advisor, concerning, among other things, estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the Merger on the combined company;

(vi)	reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by its management, and held discussions with the Company’s senior management regarding recent developments;

(vii)	reviewed certain non-publicly available information concerning the Buyer, including internal financial analyses and forecasts prepared by its management, and held discussions with the Buyer’s senior management regarding recent developments;

(viii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;

(ix)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;

(x)	participated in certain discussions and negotiations between representatives of the Company and the Buyer;

(xi)	reviewed the reported prices and trading activity of the equity securities of each of the Company and the Buyer;

(xii)	considered the results of our efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a merger or other transaction with the Company;

(xiii)	conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate for purposes of our opinion; and

(xiv)	taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company or the Buyer, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company and the Buyer (including, without limitation, potential cost savings and operating synergies and the tax rate realized by the combined company), we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and the Buyer, as applicable, as to the future operating and financial performance of the Company and the Buyer, as applicable, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

787 7th Avenue, 11th Floor, New York, New York 10019
Stifel, Nicolaus & Company, Incorporated	Member SIPC & NYSE	www.Stifel.com

Board of Directors – Cascade Microtech, Inc.

February 3, 2016

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either the Company or the Buyer since the date of the last financial statements of each company made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s or the Buyer’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution or other adjustment to the Merger Consideration, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, the Buyer or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, the Merger and the Merger Agreement.

Our Opinion is limited to whether the Merger Consideration is fair to the holders of Company Shares, from a financial point of view, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Company Shares, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; (v) whether the Buyer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Cash Consideration component of the Merger Consideration to the holders of Company Shares at the closing of the Merger; or (vi) the treatment of, or effect of the Merger on, Company Stock Options or Company Restricted Stock Units (each as defined in the Merger Agreement). Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s or the Buyer’s securities will trade following public announcement or consummation of the Merger.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company, the Buyer or their respective advisors, or

787 7th Avenue, 11th Floor, New York, New York 10019
Stifel, Nicolaus & Company, Incorporated	Member SIPC & NYSE	www.Stifel.com

Board of Directors – Cascade Microtech, Inc.

February 3, 2016

information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any shareholder of the Company as to how any such shareholder should vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of the Company should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.

Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. There are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to the Buyer or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of each of the Company and the Buyer and may at any time hold a long or short position in such securities.

Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Company Shares from the Buyer in the Merger pursuant to the Merger Agreement is fair to such holders of Company Shares, from a financial point of view.

Very truly yours

/s/ Stifel, Nicolaus & Company, Incorporated

STIFEL, NICOLAUS & COMPANY, INCORPORATED

787 7th Avenue, 11th Floor, New York, New York 10019
Stifel, Nicolaus & Company, Incorporated	Member SIPC & NYSE	www.Stifel.com

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by the Delaware General Corporation Law, FormFactor’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to FormFactor or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, FormFactor’s bylaws provide that:

•	FormFactor is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

•	FormFactor is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition, FormFactor has entered into indemnity agreements with each of its directors and certain of its officers. The indemnification agreements provide indemnification to such directors and officers under certain circumstances for expenses and liabilities incurred in connection with actions or proceedings brought against them by reason of the fact that they are or were agents of FormFactor.

FormFactor has obtained directors’ and officers’ insurance to cover its directors and officers for certain liabilities.

Item 21.	Exhibits and Financial Statements

(a) The following exhibits are filed herewith or incorporated herein by reference:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Date of First Filing	Exhibit Number	Filed Herewith

2.01	Agreement and Plan of Merger dated as of February 3, 2016 among Cascade Microtech, Inc., FormFactor, Inc., and Cardinal Merger Subsidiary, Inc. (included as Annex A to the proxy statement/prospectus forming part of this registration statement) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)					X

3.01	Amended and Restated Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on June 17, 2003	S-1	333-109815	10/20/2003	3.01

3.02	Amended and Restated Bylaws of the Registrant	8-K	000-50307	5/25/2005	3.02

4.01	Specimen Common Stock Certificate	S-1/A	333-86738	5/28/2002	4.01

5.01	Opinion of Davis Polk & Wardwell LLP	S-4/A	333-210549	5/10/2016	5.01

5.02	Opinion of Stifel, Nicolaus & Company, Incorporated (included as Annex B to the proxy statement/prospectus forming part of this registration statement)					X

21.01	List of Registrant’s subsidiaries	10-K	000-50307	3/4/2016	21.01

23.01	Consent of Davis Polk & Wardwell LLP (included in exhibit 5.01)	S-4/A	333-210549	5/10/2016	23.01

23.02	Consent of KPMG LLP, Independent Registered Public Accounting Firm of the Registrant					X

23.03	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Cascade Microtech, Inc.					X

24.01	Power of Attorney	S-4	333-210549	4/1/2016	24.01

99.01	Form of Proxy Card of Cascade Microtech, Inc.					X

99.02	Consent of Stifel, Nicolaus & Company, Incorporated					X

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livermore, State of California, on May 19, 2016.

FORMFACTOR, INC.
By:	/s/ Michael M. Ludwig
Michael M. Ludwig Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:
Chief Executive Officer and Director
/s/ Michael D. Slessor Michael D. Slessor	(Principal Executive Officer)	May 19, 2016
Principal Financial Officer and Principal Accounting Officer:
Chief Financial Officer
/s/ Michael M. Ludwig Michael M. Ludwig	(Principal Financial Officer and Principal Accounting Officer)	May 19, 2016
Additional Directors:

* Lothar Maier	Director	May 19, 2016

* Edward Rogas, Jr	Director	May 19, 2016

* Kelley Steven-Waiss	Director	May 19, 2016

* Michael W. Zellner	Director	May 19, 2016

* Richard DeLateur	Director	May 19, 2016

* Thomas St. Dennis	Director	May 19, 2016

*By:	/s/ Michael M. Ludwig
Michael M. Ludwig, as Attorney-in-Fact

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Date of First Filing	Exhibit Number	Filed Herewith

2.01	Agreement and Plan of Merger dated as of February 3, 2016 among Cascade Microtech, Inc., FormFactor, Inc., and Cardinal Merger Subsidiary, Inc. (included as Annex A to the proxy statement/prospectus forming part of this registration statement) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)					X

3.01	Amended and Restated Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on June 17, 2003	S-1	333-109815	10/20/2003	3.01

3.02	Amended and Restated Bylaws of the Registrant	8-K	000-50307	5/25/2005	3.02

4.01	Specimen Common Stock Certificate	S-1/A	333-86738	5/28/2002	4.01

5.01	Opinion of Davis Polk & Wardwell LLP	S-4/A	333-210549	5/10/2016	5.01

5.02	Opinion of Stifel, Nicolaus & Company, Incorporated (included as Annex B to the proxy statement/prospectus forming part of this registration statement)					X

21.01	List of Registrant’s subsidiaries	10-K	000-50307	3/4/2016	21.01

23.01	Consent of Davis Polk & Wardwell LLP (included in exhibit 5.01)	S-4/A	333-210549	5/10/2016	23.01

23.02	Consent of KPMG LLP, Independent Registered Public Accounting Firm of the Registrant					X

23.03	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Cascade Microtech, Inc.					X

24.01	Power of Attorney	S-4	333-210549	4/1/2016	24.01

99.01	Form of Proxy Card of Cascade Microtech, Inc.					X

99.02	Consent of Stifel, Nicolaus & Company, Incorporated					X